Filed Pursuant to 424(b)(3)
Registration No. 333-290757

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of FirstBank Holding Company:

On September 5, 2025, The PNC Financial Services Group, Inc. (“PNC”), Summit Merger Sub I, Inc., a wholly owned subsidiary of PNC (“Summit Merger Sub”), and FirstBank Holding Company (“FBHC”) entered into an Agreement and Plan of Merger (“merger agreement”), a copy of which is attached as Annex A to this proxy statement/prospectus, that provides for the acquisition of FBHC and its wholly owned banking subsidiary, FirstBank, a Colorado state-chartered bank (“FirstBank”), by PNC.

Under the merger agreement, Summit Merger Sub will first merge with and into FBHC (the “first step merger”), with FBHC as the surviving entity in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, and as part of a single, integrated transaction, FBHC will then merge with and into PNC (the “second step merger” and together with the first step merger, the “mergers”), with PNC as the surviving entity in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association (the “bank merger”), with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

Under the terms and subject to the conditions set forth in the merger agreement, subject to election and proration procedures described in the accompanying proxy statement/prospectus, FBHC shareholders will receive (i) cash and/or (ii) shares of common stock, par value $5.00 per share, of PNC for each of their shares of FBHC Class A common stock and FBHC Class B common stock (together, the “FBHC common stock”) with the total cash portion fixed at $1,237,500,000. At the effective time of the first step merger, each outstanding share of FBHC common stock (except for dissenting shares, shares of treasury stock or shares owned by FBHC, PNC or Summit Merger Sub, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof as provided in the merger agreement, either (A) an amount in cash (the “per share cash consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the average of the daily volume-weighted average sales price per share of PNC common stock on The New York Stock Exchange, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by FBHC and PNC), over the five consecutive trading days ending on the second trading day immediately prior to the first step merger’s effective time (the “closing price”), or (B) a number of shares of PNC common stock equal to the quotient (the “per share stock consideration” or the “exchange ratio”), rounded to the nearest one ten thousandth, of (x) the per share cash consideration divided by (y) the closing price, in each case, subject to proration in the event that cash or stock is oversubscribed.

Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. Based on the closing stock price of PNC common stock on the New York Stock Exchange, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date. We suggest that you obtain a current market quotation for PNC common stock, which is currently traded on the New York Stock Exchange under the trading symbol “PNC.”

The mergers cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of a two-thirds majority of the voting power of all shares of FBHC Class B common stock. The closing of the mergers is also subject to the receipt of approvals of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Colorado Division of Banking, and the satisfaction of the other conditions specified in the merger agreement. Pursuant to the FBHC’s restated articles of incorporation and amended and restated bylaws, only shares of FBHC Class B common stock are vested with voting rights, including the right to vote on the merger agreement. Shares of FBHC Class A common stock, FBHC Series A preferred stock (as defined below) and FBHC Series B preferred stock (as defined below) are non-voting shares and are not entitled to vote at the special meeting of shareholders.

The merger agreement will be voted on at a special meeting of FBHC shareholders, which will be held virtually via the Internet or telephone dial-in option on November 14, 2025, at 9:00 a.m. Mountain Time. FBHC Class B common stock shareholders as of the close of business on October 4, 2025, the record date for the meeting, are entitled to notice of, and to vote at, the special meeting to approve and adopt the merger agreement as described in this proxy statement/prospectus. FBHC Class B common stock shareholders as of the record date will also be asked to approve an adjournment of the special meeting, if necessary or appropriate, as described in this proxy statement/prospectus.

Certain FBHC shareholders have entered into voting agreements with PNC. In accordance with these voting agreements, these shareholders have agreed to vote “FOR” the approval and adoption of the merger agreement, subject to the terms of the voting agreement. As of the record date for the FBHC special meeting, these shareholders collectively and beneficially owned 45.7% of the outstanding shares of FBHC Class B common stock. Additional information regarding the voting process for the FBHC special meeting is included in this proxy statement/prospectus.

The FBHC board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of FBHC and its shareholders, has unanimously approved and adopted the execution, delivery and performance by FBHC of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, and unanimously recommends that FBHC shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

This document, which serves as a proxy statement for the special meeting of FBHC shareholders and as a prospectus for the shares of PNC common stock to be issued in the mergers to FBHC shareholders, summarizes the special meeting of FBHC shareholders, the mergers, the merger agreement, the documents related to the mergers and other related matters. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 26, for a discussion of the risks relating to the mergers.

You can also obtain information about PNC from documents that it has filed with the U.S. Securities and Exchange Commission, which are available at no cost at www.sec.gov or from PNC. Contact information for PNC is contained in the attached proxy statement/prospectus.

If you have any questions concerning the mergers or the merger agreement, you should contact Innisfree M&A Incorporated, FBHC’s proxy solicitor, by calling toll-free at (877) 750-0537, or for banks and brokers, collect at (212) 750-5833.

/s/ Kevin T. Classen
Kevin T. Classen Director and Chief Executive Officer FirstBank Holding Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGERS OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN THE MERGERS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER PNC OR FBHC, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated October 27, 2025, and is first being mailed or otherwise delivered to FBHC shareholders on or about October 27, 2025.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 14, 2025

To the Shareholders of FirstBank Holding Company:

On September 5, 2025, The PNC Financial Services Group, Inc. (“PNC”), Summit Merger Sub I, Inc., a wholly owned subsidiary of PNC (“Summit Merger Sub”), and FirstBank Holding Company (“FBHC” or the “Company”) entered into an Agreement and Plan of Merger (“merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, that provides for the acquisition of FBHC and its wholly owned banking subsidiary, FirstBank, a Colorado state-chartered bank (“FirstBank”), by PNC. Under the merger agreement, Summit Merger Sub will first merge with and into FBHC (the “first step merger”), with FBHC as the surviving entity in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, and as part of a single, integrated transaction, FBHC will then merge with and into PNC (the “second step merger” and together with the first step merger, the “mergers”), with PNC as the surviving entity in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association (the “bank merger”), with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

Notice is hereby given that FBHC will hold a special meeting of its shareholders (the “special meeting” or “FBHC special meeting”) virtually via the Internet or telephone dial-in option on November 14, 2025, at 9:00 a.m. Mountain Time, for the following purposes:

1.	to consider and vote upon a proposal (the “merger proposal”), to approve and adopt the merger agreement; and

2.	to consider and vote upon a proposal (the “adjournment proposal”), to adjourn the FBHC special meeting, if necessary or appropriate.

No other business will be conducted at the special meeting.

The FBHC board of directors has fixed the close of business on October 4, 2025 as the record date for the FBHC special meeting. Holders of record of FBHC common stock as of the close of business on the record date are entitled to notice of the FBHC special meeting, and only holders of record of FBHC Class B common stock are entitled to vote at the FBHC special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of at least two-thirds of the voting power of all shares of FBHC Class B common stock outstanding as of the record date. Certain holders of FBHC Class B common stock have entered into voting agreements with PNC. Pursuant to such voting agreements, such shareholders have irrevocably agreed to vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment proposal, subject to the terms of the voting agreements. As of the record date for the FBHC special meeting, such shareholders collectively beneficially owned 45.7% of the outstanding shares of FBHC Class B common stock.

Your vote is very important. The mergers cannot be completed unless holders of FBHC Class B common stock approve the merger proposal.

Whether or not you plan to attend the special meeting virtually, you are urged to vote now to make sure there will be a quorum for the special meeting. Please vote as soon as possible.

There are two possible ways you may hold FBHC common stock: (1) directly in your name or (2) under FBHC’s Savings and Employee Stock Ownership Plan (“FBHC ESOP”). You will need to follow the instructions for voting each category of shares you may own. You will have to complete separate voting instructions for each of these holdings if you hold shares in both of these categories in order for all of your shares to be voted. Please note that the deadline for providing instructions for voting the shares under the FBHC ESOP is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours prior to the deadline for shareholders generally.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the mergers, the merger agreement, the documents related to the mergers and other related matters. You are urged to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety. If you have any questions concerning the mergers or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of FBHC Class B common stock, you should contact Innisfree M&A Incorporated, FBHC’s proxy solicitor, by calling toll-free at (877) 750-0537, or for banks and brokers, collect at (212) 750-5833.

The FBHC board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of FBHC and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated thereby (including, without limitation, the mergers) and unanimously recommends that FBHC shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the FBHC special meeting, if necessary or appropriate.

Dated October 27, 2025,

By Order of the Board of Directors

/s/ Kevin T. Classen
Kevin T. Classen Director and Chief Executive Officer FirstBank Holding Company

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PNC from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents, including documents incorporated by reference in this proxy statement/prospectus, filed with or furnished to the SEC by PNC at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the appropriate address below:

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

Attention: Shareholder Services

Telephone: (800) 982-7652

www.computershare.com/contactus

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, FBHC shareholders must request them no later than five business days before the date of the FBHC special meeting. This means that FBHC shareholders requesting documents must do so by November 7, 2025.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should assume that the information in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to FBHC shareholders, nor the issuance by PNC of shares of its common stock or preferred stock in connection with the mergers, will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding PNC has been provided by PNC and information contained in this proxy statement/prospectus regarding FBHC has been provided by FBHC.

See the section entitled “Where You Can Find More Information” for more details.

i

CERTAIN QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following are questions that you may have about the mergers and the FBHC special meeting, and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/ prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers or the FBHC special meeting. Additional important information is also contained in the documents attached to or incorporated by reference into this proxy statement/prospectus.

See “Where You Can Find More Information” for more details.

Q:	What are the mergers?

A:

The PNC Financial Services Group, Inc. (“PNC”), FirstBank Holding Company (“FBHC”) and Summit Merger Sub I, Inc., a wholly owned subsidiary of PNC (“Summit Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 5, 2025 (the “merger agreement”). Under the merger agreement, Summit Merger Sub will first merge with and into FBHC (the “first step merger”), with FBHC as the surviving corporation in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, FBHC will, subject to the terms of the merger agreement, merge with and into PNC (the “second step merger” and together with the first step merger, the “mergers”), with PNC as the surviving corporation in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank, a Colorado state-chartered bank, will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association (the “bank merger”), with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

As a result of the foregoing, based on the number of shares of FBHC Class A common stock and FBHC Class B common stock (together, the “FBHC common stock”) outstanding as of the date of the merger agreement and PNC’s stock price as of August 29, 2025, PNC expects to issue approximately 13.9 million shares of PNC common stock to FBHC shareholders upon completion of the mergers, which will result in current FBHC shareholders owning approximately 3.4% of outstanding PNC common stock, as of September 30, 2025.

The mergers cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of two-thirds of the outstanding shares of FBHC Class B common stock entitled to vote thereon. The closing of the mergers is also subject to the receipt of approvals of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Colorado Division of Banking (“CDB”), and the satisfaction of the other conditions specified in the merger agreement.

Q:	Why am I receiving this proxy statement/prospectus?

A:

We are sending this proxy statement/prospectus to you because it is a proxy statement being used by the FBHC board of directors to solicit proxies of holders of FBHC Class B common stock in connection with approval and adoption of the merger agreement. It describes the proposals to be presented at the FBHC special meeting of shareholders (the “special meeting” or “FBHC special meeting”).

This document is also a prospectus that is being delivered to FBHC shareholders because, in connection with the mergers, PNC will issue to FBHC shareholders shares of PNC common stock as merger consideration.

This proxy statement/prospectus contains important information about the merger agreement, the mergers and other related matters, the proposals being voted on at the FBHC special meeting and important information to consider in connection with an investment in PNC common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of FBHC Class B common stock voted by proxy without attending the FBHC special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the FBHC special meeting.

If you are a record holder of FBHC Class B common stock, you will be able to attend the FBHC special meeting on the Internet and vote during the meeting by visiting www.cesonlineservices.com/fbhc25_vm and following the instructions to pre-register. Holders of FBHC Class B common stock who wish to attend and vote during meeting must register in advance at www.cesonlineservices.com/fbhc25_vm prior to the deadline of November 13, 2025 at 9:00 a.m. Mountain Time. Please have your control number, which can be found on your proxy card, notice or email previously received, to pre-register in advance to access the meeting. Please review this information prior to the FBHC special meeting to ensure you have access.

Q:	What are FBHC shareholders being asked to vote on at the FBHC special meeting?

A:	The FBHC board of directors is soliciting proxies from holders of FBHC Class B common stock with respect to the following proposals:

•	a proposal to approve and adopt the merger agreement (the “merger proposal”); and

•	a proposal to adjourn the FBHC special meeting, if necessary or appropriate (the “adjournment proposal”).

Q:	What will holders of FBHC common stock receive in the mergers?

A:

Under the terms and subject to the conditions set forth in the merger agreement, subject to election and proration procedures described in this proxy statement/prospectus, FBHC shareholders will receive cash and PNC common stock for each of their shares of FBHC Class A common stock and FBHC Class B common stock (together, the “FBHC common stock”). At the effective time of the first step merger, each outstanding share of FBHC common stock (except for dissenting shares, shares of treasury stock or shares owned by FBHC, PNC or Summit Merger Sub, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof as provided in the merger agreement, either (A) an amount in cash (the “per share cash consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the average of the daily volume-weighted average sales price per share of PNC common stock on The New York Stock Exchange, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by FBHC and PNC), over the five consecutive trading days ending on the second trading day immediately prior to the first step merger’s effective time (the “closing price”), or (B) a number of shares of PNC common stock equal to the quotient (the “per share stock consideration” or the “exchange ratio”), rounded to the nearest one ten thousandth, of (x) the per share cash consideration divided by (y) the closing price, in each case, subject to proration in the event that cash or stock is oversubscribed.

No fractional shares of PNC common stock will be issued in the mergers, and holders of FBHC common stock will be entitled to receive cash in lieu of fractional shares.

Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. Based on the closing stock price of PNC common stock on NYSE, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date.

Based on the number of shares of FBHC common stock outstanding as of the date of the merger agreement and PNC’s stock price as of August 29, 2025, PNC expects to issue approximately 13.9 million shares of PNC common stock to FBHC shareholders upon completion of the mergers, which will result in current FBHC shareholders owning approximately 3.4% of outstanding PNC common stock, as of September 30, 2025.

You may elect to receive your merger consideration in cash, PNC common stock, or a combination of both. However, the form of merger consideration you actually receive may differ from the form of consideration you elect to receive. This is because the aggregate amount of cash that will be paid as consideration in the merger is fixed. As a result, if more FBHC shareholders make valid elections to receive either PNC common stock or cash than is available as merger consideration under the merger agreement, those FBHC shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. As explained in more detail in this proxy statement/prospectus, whether you make a cash election or a stock election, the value of the consideration you receive as of the date of completion of the merger will be substantially the same.

Q:	What will holders of FBHC preferred stock receive in the mergers?

A:

Subject to the terms of the merger agreement, each holder of FBHC Series A Convertible Preferred Stock, no par value, of FBHC (“FBHC Series A preferred stock”) will have the right to receive an amount in cash equal to (i) the greater of (x) the per share cash consideration and (y) such share’s stated value (as defined in the certificate of designation for the FBHC Series A preferred stock, as amended) plus (ii) all declared but unpaid dividends on such share of FBHC Series A preferred stock. If a holder of shares of FBHC Series A preferred stock prefers to receive the per share stock consideration in respect of one or more of their shares of FBHC Series A preferred stock, each holder of shares of FBHC Series A preferred stock will have the opportunity to exchange one or more shares of FBHC Series A preferred stock for an equivalent number of shares of FBHC Class A common stock prior to the closing of the mergers and such shares of FBHC Class A common stock will be treated the same as shares of FBHC common stock to which a FBHC shareholder elects to receive the per share stock consideration (such shares, “stock election shares”). The exchange offer is expected to occur after the special meeting. Each share of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1,000 per share, of FBHC (“FBHC Series B preferred stock”), will be automatically converted into one (1) share of a newly created series of preferred stock of PNC having terms, taken as whole, not materially less favorable than FBHC’s current Series B preferred stock. For more information, see the section entitled “Description of New PNC Preferred Stock.”

Q:	How does the FBHC board of directors recommend that I vote at the FBHC special meeting?

A:	The FBHC board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the mergers are completed?

A:

Yes. Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the value of the merger consideration will fluctuate based upon the market value of PNC common stock. Any fluctuation in the market price of PNC common stock after the date of this proxy statement/prospectus will change the per share value of the shares of PNC common stock that FBHC shareholders will receive upon completion of the mergers.

Based on the closing stock price of PNC common stock on NYSE, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date.

Similar to virtually all publicly traded stock, the trading price of PNC common stock will continue to change. We suggest that you obtain current market quotations for PNC common stock, which is currently traded on the NYSE under the trading symbol “PNC.”

As explained in more detail in this proxy statement/prospectus, whether a FBHC shareholder makes a cash election or a stock election, the value of the consideration that such shareholder receives as of the date of completion of the mergers will be substantially the same based on the average PNC closing sale price used to calculate the merger consideration. An FBHC shareholder may specify different elections with respect to different shares of FBHC common stock that such shareholder holds. For example, an FBHC shareholder who owns 100 shares of FBHC common stock may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Q:	How and when do I make my merger consideration election?

A:

You will receive an election form prior to the expected closing date. You will make your cash and/or stock election by properly completing, signing and returning the election form. If you do not send in the election form by the election deadline, you will be treated as though you had not made an election. Carefully review and follow the instructions accompanying the election form. If you own FBHC common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election. If you hold shares through FBHC’s Savings and Employee Stock Ownership Plan (the “FBHC ESOP”), you will receive information and separate instructions about how to direct the independent fiduciary to make an election on your behalf with respect to the FBHC common stock allocated to your account.

The mailing of the election form and customary transmittal materials will occur at least 35 days prior to the anticipated closing date or on such other date as mutually agreed to by PNC and FBHC. The election deadline is on or before 5:00 p.m., New York City time, on the 30th day following the mailing of the election form and customary transmittal materials (or such other time and date as PNC and FBHC may mutually agree). We also will publicly announce the election deadline, which will be before the closing date for the mergers. As a result, you will not know before your election decision the exact value of the consideration to be received in the merger.

Neither FBHC nor PNC is making any recommendation to you as to whether or not you should elect to receive cash, shares of PNC common stock or a combination of each in the mergers. You should evaluate your own specific circumstances and investment preferences in making your election.

Do NOT submit evidence of shares in book-entry form with your proxy card.

For more details on the election procedures, see the section entitled “The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.”

Q:	Can I elect to receive my merger consideration in the form of cash with respect to a portion of my FBHC shares and PNC common stock with respect to the rest of my FBHC shares?

A:	Yes. The election form and letter of transmittal will permit you, subject to the proration procedures described in this proxy statement/prospectus, to receive at your election:

•	all of your merger consideration in the form of shares of PNC common stock;

•	all of your merger consideration in the form of cash; or

•	a portion of your merger consideration in cash and the remaining portion in shares of PNC common stock.

Please see the examples set forth in the section of this proxy statement/prospectus titled “The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.” beginning on page 71 of this proxy statement/prospectus.

Q:	What do I do if I want to revoke my election?

A:	You may change or revoke your election at any time during the election period, by written notice to the exchange agent prior to the election deadline.

Q:	What happens if I do not make a valid merger consideration election?

A:

If you do not return a properly completed election form by the election deadline, your shares of FBHC common stock will be considered “no election shares” and will be treated in accordance with the terms of the merger agreement.

Q:	How will I receive the merger consideration to which I am entitled?

A:

After receiving the proper documentation from you, following the completion of the merger, the exchange agent will provide to you the per share cash consideration and/or the per share stock consideration to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found in the section entitled “The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.”

Q:	Am I guaranteed to receive the type of merger consideration that I elect?

A:

No. The merger agreement provides that the total number of shares of FBHC common stock that will be converted into the right to receive the per share cash consideration and the total number of shares of FBHC series A preferred stock that will be converted into the right to receive a Series A liquidation payment will equal the quotient obtained by dividing (x) $1,237,500,000 by (y) the per share cash consideration (such numbers of shares of FBHC common stock and FBHC Series A preferred stock, in the aggregate, the “target cash conversion amount”). As a result, assuming the “closing price” of PNC common stock (as defined below) is the same as the per share market price of PNC common stock as of the date of the merger agreement, approximately 70% of FBHC shares will receive the per share stock consideration and approximately 30% of FBHC shares will receive the per share cash consideration. If the per share stock consideration is oversubscribed or undersubscribed, your election will be treated in accordance with the below.

In the event that (x) the sum of the total number of cash election shares (the “cash election number”) plus (y) the total number of Series A liquidation shares is greater than the target cash conversion amount, then:

•

stock election shares and shares of FBHC common stock to which a FBHC shareholder makes no election (such shares, “no election shares”) will be converted into the right to receive the per share stock consideration;

•

shares of FBHC common stock to which a FBHC shareholder elects to receive the per share cash consideration (such shares, “cash election shares”) held through the FBHC ESOP will be converted into the right to receive the per share cash consideration for each such cash election share;

•

cash election shares of each holder thereof (other than cash election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) a fraction, the numerator of which is the target cash conversion amount less the total number of Series A liquidation shares and the total number of cash election shares held through the FBHC ESOP and the denominator of which is the total cash election number; and

•	the remaining number of such holder’s cash election shares will be converted into the right to receive the per share stock consideration.

In the event that the sum of (x) the cash election number plus (y) the total number of Series A liquidation shares is less than the target cash conversion amount (the “shortfall number”), then:

•	all cash election shares will be converted into the right to receive the per share cash consideration;

•

no election shares held through the FBHC ESOP and stock election shares held through the FBHC ESOP will convert into the right to receive the per share stock consideration for each such no election share and stock election share, respectively;

•

if the shortfall number is less than or equal to the number of no election shares (excluding no election shares held through the FBHC ESOP), then all stock election shares will be converted into the right to receive the per share stock consideration, and the no election shares of each holder thereof (other than no election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of no election shares equal to the product obtained by multiplying (x) the number of no election shares (other than no election shares held through the FBHC ESOP) held by such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of no election shares (excluding no election shares held through the FBHC ESOP), with the remaining number of such holder’s no election shares being converted into the right to receive the per share stock consideration; and

•

if the shortfall number exceeds the number of no election shares (excluding no election shares held through the FBHC ESOP), then all no election shares (other than no election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration, and the stock election shares of each holder thereof (other than stock election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder (excluding stock election shares held through the FBHC ESOP) by (y) a fraction, the numerator of which is the amount by which (1) the shortfall number exceeds (2) the total number of no election shares (excluding no election shares held through the FBHC ESOP), and the denominator of which is the total number of stock election shares (excluding stock election shares held through the FBHC ESOP), with the remaining number of such holder’s stock election shares being converted into the right to receive the stock consideration.

In the event that (x) the sum of the cash election number plus (y) the total number of Series A liquidation Shares is equal to the target cash conversion amount, then all cash election shares will be converted into the right to receive the per share cash consideration and all stock election shares and no election shares will be converted into the right to receive the per share stock consideration.

Q:	How will the mergers affect FBHC equity awards?

A:

At the effective time of the mergers, (i) each restricted stock unit in respect of FBHC common stock or FBHC Series A preferred stock (an “FBHC RSU”) granted prior to September 5, 2025 that is not a deferred FBHC RSU (as defined below) will vest in full and be converted into the right to receive a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock or FBHC Series A preferred stock, as applicable, subject to such FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, subject to applicable withholdings or deductions under applicable law, and (ii) each FBHC RSU that is granted following September 5, 2025 and each FBHC RSU that constitutes “deferred compensation” subject to Section 409A of the Code (a “deferred FBHC RSU”), whether previously vested or unvested, will be converted into a restricted stock unit denominated in a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock subject to the FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, and otherwise generally subject to the same terms and conditions as were applicable to the FBHC RSU as of the effective time. Additionally, the holder of any deferred FBHC RSU will receive (without interest) an amount in cash equal to any accrued and unpaid dividend equivalents that are payable pursuant to the terms of the deferred FBHC RSU.

Q:	Does PNC pay regular dividends on its shares of common stock?

A:

Yes. PNC has historically paid a quarterly cash dividend on its shares of common stock. The payment of dividends is subject to approval by the PNC board of directors as well as legal and regulatory restrictions and safety and soundness considerations. Any payment of dividends in the future will depend, in large part, on PNC’s earnings, capital requirements, financial condition and other factors considered relevant by its board of directors.

PNC declared quarterly cash dividends between $1.25 and $1.60 per share on its common stock in each of 2024, 2023, and 2022. In July 2025 and October 2025, PNC declared a quarterly cash dividend of $1.70 per share on its common stock for the third quarter and fourth quarter of 2025, respectively. The amount of quarterly cash dividends paid on shares of PNC common stock is subject to change based on the quarterly dividend amounts approved by the PNC board of directors.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/ prospectus entitled “Risk Factors.” You also should read and carefully consider the risk factors of PNC contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	If I am a FBHC shareholder, should I send in my FBHC stock certificate(s) now?

A:

No. Please do not send in your FBHC stock certificate(s) with your proxy card. After the mergers, you will receive instructions for exchanging your FBHC stock certificates for the merger consideration.

For further information, see “The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.”

Q:	What should I do if I hold my shares of FBHC common stock in book-entry form?

A:

If your shares of FBHC common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of FBHC common stock into merger consideration at the effective time. After the completion of the mergers, shares of FBHC common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:	When and where is the FBHC special meeting?

A:	The FBHC special meeting will be held virtually via the Internet or telephone dial-in option on November 14, 2025, at 9:00 a.m. Mountain Time.

Even if you plan to attend the FBHC special meeting, we recommend that you vote your shares of FBHC Class B common stock in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting. You will not be able to vote the shares of FBHC Class B common stock allocated to your account held under the FBHC ESOP (the “Allocated ESOP Class B Shares”) at the special meeting as the deadline for voting these shares is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours earlier than the general deadline due to these shares being held through the FBHC ESOP. FBHC will appoint an independent fiduciary (the “Independent Fiduciary”) to hold and administer the voting of Allocated ESOP Class B Shares.

Q:	What constitutes a quorum for the FBHC special meeting?

A:

A majority of the voting power of the shares of FBHC Class B common stock at the meeting, present virtually or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the FBHC special meeting?

A:	Merger proposal

•

Standard: Approval of the merger proposal requires the affirmative vote of a two-thirds majority of the voting power of all shares of FBHC Class B common stock entitled to vote thereon. Shares of FBHC Class A common stock are not entitled to vote at the FBHC special meeting.

•

Effect of abstentions and failure to vote: If you fail to vote or mark “ABSTAIN” on your proxy card with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Allocated ESOP Class B Shares are treated differently. If you hold Allocated ESOP Class B Shares, please read the voting instructions below for further information.

Adjournment proposal

•

Standard: Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of all shares of FBHC Class B common stock outstanding as of the record date and present at the special meeting.

•

Effect of abstentions and failure to vote: If you mark “ABSTAIN” on your proxy card with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you fail to vote (or fail to provide voting instructions for any Allocated ESOP Class B Shares) with respect to the adjournment proposal, it will have no effect on the outcome of the proposal. If you hold Allocated ESOP Class B Shares, the Independent Fiduciary will have the authority to vote all Allocated ESOP Class B shares with respect to any motion to adjourn the meeting and continue the meeting at a later date.

Q:	Are there any FBHC shareholders already committed to voting in favor of the merger proposal?

A:

Yes. Certain holders of FBHC Class B common stock have entered into voting agreements with PNC. In accordance with these voting agreements, these certain shareholders have agreed to vote “FOR” the approval and adoption of the merger agreement, subject to the terms of the voting agreements. As of the record date for the FBHC special meeting of shareholders, these certain shareholders collectively beneficially owned 45.7% of the outstanding shares of FBHC Class B common stock. For information regarding the shareholder voting agreements and certain holders of shares of FBHC Class B common stock, see “Shareholder Voting Agreements.”

Q:	Who is entitled to vote at the FBHC special meeting?

A:

The record date for the FBHC special meeting is October 4, 2025. Only holders of record of FBHC Class B common stock as of the close of business on the record date are entitled to notice of, and to vote at, the FBHC special meeting, or any adjournment or postponement thereof. Each holder of FBHC Class B common stock is entitled to cast one (1) vote on each matter voted on at the special meeting for each share of FBHC Class B common stock that such holder owned of record as of the record date. As of the close of business on the record date for the FBHC special meeting, there were 3,300,778 outstanding shares of FBHC Class B common stock.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of FBHC Class B common stock, please vote your shares promptly so that your shares are represented and voted at the FBHC special meeting. Please vote via the Internet, by telephone, or, if you receive a hard copy of this proxy statement/prospectus, by mail by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card as soon as possible. The giving of an appointment of proxy will not affect your right to revoke it or attend the special meeting and vote virtually. Note that you will have to complete separate voting instructions for shares of FBHC Class B common stock held directly in your own name and shares of FBHC Class B common stock held through the FBHC ESOP. The deadline for providing instructions for voting shares held through the FBHC ESOP is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours prior to the deadline for shareholders generally.

If you are a record holder of FBHC Class B common stock, you will be able to attend the FBHC special meeting on the Internet and vote during the meeting by visiting www.cesonlineservices.com/fbhc25_vm and following the instructions to pre-register. Holders of FBHC Class B common stock who wish to attend and vote during meeting must register in advance at www.cesonlineservices.com/fbhc25_vm prior to the deadline of November 13, 2025 at 9:00 a.m. Mountain Time. Please have your control number, which can be found on your proxy card, notice or email previously received, to pre-register in advance to access the meeting. Please review this information prior to the FBHC special meeting to ensure you have access.

Q:	How can I vote my shares of FBHC common stock?

A:

A holder of FBHC Class B common stock may vote by proxy or at the FBHC special meeting of shareholders. If you hold your shares of FBHC Class B common stock in your name as a holder of record, to submit a proxy, you, as a holder of FBHC Class B common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•

By mail: if you receive a hard copy of this proxy statement/prospectus, by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or through the Internet, you must do so by 9:59 p.m. Mountain Time on November 13, 2025. If you receive a hard copy of this proxy statement/prospectus and intend to submit your proxy by mail, your completed proxy card must be received by 9:59 p.m. Mountain Time on November 13, 2025.

If you hold Allocated ESOP Class B Shares, please follow the voting instructions below and refer to “The Mergers — Appraisal or Dissenters’ Rights in the Mergers” for additional information regarding the rights associated with such shares.

Even if you plan to attend the FBHC special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting. You will not be able to vote your Allocated ESOP Class B Shares at the meeting as the deadline for voting these shares is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours earlier than the general deadline due to these shares being held through the plans.

Q:	If my shares are held through the FBHC Savings and Employee Stock Ownership Plan, how do I vote my shares?

A:

If you hold Allocated ESOP Class B Shares, you must separately vote such shares. The Independent Fiduciary will have the duty to collect the votes of FBHC ESOP participants and beneficiaries. You may direct the vote of your Allocated ESOP Class B Shares in accordance with separate directions received from the Independent Fiduciary. The deadline for providing these instructions is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours earlier than the deadline to vote any FBHC Class B common stock that you hold in your name as a shareholder of record. This deadline differs because your voting instructions for the Allocated ESOP Class B Shares will be implemented by the Independent Fiduciary for the FBHC ESOP, which will vote these shares on behalf of plan participants in accordance with each plan participant’s voting instructions or as otherwise required consistent with its fiduciary duties to plan participants under applicable law.

If you do not provide instructions for your Allocated ESOP Class B Shares, they will be voted in the proportion that the Independent Fiduciary was timely directed to vote the Allocated ESOP Class B Shares for and against the merger by remaining FBHC ESOP participants and beneficiaries or as otherwise required consistent with its fiduciary duties to plan participants under applicable law. You may not vote Allocated ESOP Class B Shares by returning a proxy card directly to FBHC or by voting at the FBHC special meeting.

If a motion to adjourn is made at the special meeting, the Independent Fiduciary will have the authority to vote all Allocated ESOP Class B Shares with respect to such motion.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	Re-submitting your vote via the Internet or by telephone by 9:59 p.m. Mountain Time on November 13, 2025;

•	If you receive a hard copy of this proxy statement/prospectus, submitting another properly completed proxy card bearing a later date which is received by 9:59 p.m. Mountain Time on November 13, 2025;

•	Attending the special meeting virtually and voting at the special meeting via the special meeting website; or

•

Submitting a written notice that you are revoking your proxy. The notice must be sent to FBHC at FirstBank Holding Company, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095, and must be received by 9:59 p.m. Mountain Time on November 13, 2025.

If you hold your stock through the FBHC ESOP, you can change your vote by resubmitting your vote via the Internet or by telephone, or, if you receive a hard copy of this proxy statement/prospectus, by submitting another properly completed voting instruction card bearing a later date for these shares, but any changes must be received prior to 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours prior to the deadline for other shareholders.

Q:	What should I do if I receive more than one set of voting materials?

A:

FBHC shareholders may receive more than one set of voting materials by mail, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of FBHC Class B common stock of record directly in your name and under the FBHC ESOP, you will receive a separate voting instruction card for both ways that you may hold your shares. If you are a holder of record of FBHC Class B common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet, by telephone, or, if you receive a hard copy of this proxy statement/prospectus, by mail by completing, signing, dating and returning each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of FBHC Class B common stock that you own.

Q:	Will FBHC be required to submit the merger proposal to its shareholders even if the FBHC board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the FBHC special meeting, FBHC is required to submit the merger proposal to its shareholders even if the FBHC board of directors has withdrawn, modified or qualified its recommendation that FBHC shareholders approve and adopt the merger agreement.

Q:	Are FBHC shareholders entitled to appraisal rights?

A:

Yes. Under Article 113 of the Colorado Business Corporation Act (“CBCA”), dissenting shareholders may seek a court-determined “fair value” of such shareholder’s shares of FBHC Class B common stock. See “The Mergers — Appraisal or Dissenters’ Rights in the Mergers” in this proxy statement/prospectus for a complete discussion of the appraisal or dissenters’ rights available to holders of FBHC Class B common stock and a summary of the steps required to assert such rights.

Q:	When do you expect to complete the mergers?

A:

PNC and FBHC expect to complete the first step merger and the second step merger in early 2026. The bank merger is expected to be completed later in 2026. However, neither PNC nor FBHC can assure you of when or if the mergers will be completed. FBHC must obtain the approval of the merger proposal by the FBHC shareholders at the FBHC special meeting, and PNC must obtain the required regulatory approvals. In addition, each party is required to satisfy certain other closing conditions.

Q:	What happens if the mergers are not completed?

A:

If the mergers are not completed, FBHC shareholders will not receive any merger consideration from PNC for their shares of FBHC common stock, FBHC Series B preferred stock or FBHC Series A preferred stock (FBHC Series B preferred stock, together with FBHC Series A preferred stock, “FBHC preferred stock”) in connection with the mergers. Instead, FBHC will remain an independent company, and your shares of FBHC common stock and FBHC preferred stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by FBHC to PNC. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee would be required to be paid.

Q:	Who should I call with questions?

A:

If you have any questions concerning the merger agreement, the mergers or this proxy statement/ prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of FBHC Class B common stock, please contact Innisfree M&A Incorporated, FBHC’s proxy solicitor, by calling toll-free at (877) 750-0537, or for banks and brokers, collect at (212) 750-5833.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/ prospectus, including the annexes, and the other documents to which we refer in order to fully understand the mergers and the merger agreement. In addition, we incorporate by reference important business and financial information about PNC into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which the subject is discussed in more detail.

The Mergers (page 37)

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the mergers are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the mergers.

Under the merger agreement, Summit Merger Sub will first merge with and into FBHC (the “first step merger”), with FBHC as the surviving corporation in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, FBHC will then merge with and into PNC (the “second step merger” and together with the first step merger, the “mergers”), with PNC as the surviving corporation in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank, a Colorado state-chartered bank, will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association (the “bank merger”), with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

Under the terms and subject to the conditions set forth in the merger agreement, subject to election and proration procedures described in this proxy statement/prospectus, FBHC shareholders will receive cash and PNC common stock for each of their shares of FBHC Class A common stock and FBHC Class B common stock (together, the “FBHC common stock”). At the effective time of the first step merger, each outstanding share of FBHC common stock (except for dissenting shares, shares of treasury stock or shares owned by FBHC, PNC or Summit Merger Sub, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof as provided in the merger agreement, either (A) an amount in cash (the “per share cash consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the average of the daily volume-weighted average sales price per share of PNC common stock on The New York Stock Exchange, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by FBHC and PNC), over the five consecutive trading days ending on the second trading day immediately prior to the first step merger’s effective time (the “closing price”), or (B) a number of shares of PNC common stock equal to the quotient (the “per share stock consideration” or the “exchange ratio”), rounded to the nearest one ten thousandth, of (x) the per share cash consideration divided by (y) the closing price, in each case, subject to proration in the event that cash or stock is oversubscribed.

Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. Based on the closing stock price of PNC common stock on NYSE, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date. We suggest that you obtain a current market quotation for PNC, which is currently traded on the NYSE under the trading symbol “PNC.” FBHC common stock is not listed or quoted on any exchange.

The following table shows the closing sales prices of PNC common stock on September 5, 2025, the last trading day before the public announcement of the merger agreement, and on October 24, 2025, the last practicable day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration to be issued in exchange for each share of FBHC common stock, which was calculated by adding (i) $321.18 and (ii) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the closing price of PNC common stock on those dates.

	PNC Common Stock	Implied Value of Merger Consideration For Each Share
September 5, 2025	$204.40	$1,059.62
October 24, 2025	$186.44	$994.73

As explained in more detail in this proxy statement/prospectus, whether a FBHC shareholder makes a cash election or a stock election, the value of the consideration that such shareholder receives as of the date of completion of the mergers will be substantially the same based on the average PNC closing sale price used to calculate the merger consideration. An FBHC shareholder may specify different elections with respect to different shares of FBHC common stock that such shareholder holds. For example, an FBHC shareholder who owns 100 shares of FBHC common stock may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Based on the number of shares of FBHC common stock outstanding as of the date of the merger agreement and PNC’s stock price as of August 29, 2025, PNC expects to issue approximately 13.9 million shares of PNC common stock to FBHC shareholders upon completion of the mergers, which will result in current FBHC shareholders owning approximately 3.4% of outstanding PNC common stock, as of September 30, 2025.

Treatment of FBHC Preferred Stock (page 38)

Subject to the terms of the merger agreement, each holder of FBHC Series A Convertible Preferred Stock, no par value, of FBHC (“FBHC Series A preferred stock”) will have the right to receive an amount in cash equal to (i) the greater of (x) the per share cash consideration and (y) such share’s stated value (as defined in the certificate of designation for the FBHC Series A preferred stock, as amended) plus (ii) all declared but unpaid dividends on such share of FBHC Series A preferred stock. If a holder of shares of FBHC Series A preferred stock prefers to receive the per share stock consideration in respect of one or more of their shares of FBHC Series A preferred stock, each holder of shares of FBHC Series A preferred stock will have the opportunity to exchange one or more shares of FBHC Series A preferred stock for an equivalent number of shares of FBHC Class A common stock prior to the closing of the mergers and such shares of FBHC Class A common stock will be treated the same as shares of FBHC common stock to which a FBHC shareholder elects to receive the per share stock consideration (such shares, “stock election shares”). The exchange offer is expected to occur after the special meeting.

Each share of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1,000 per share, of FBHC (“FBHC Series B preferred stock”), will be automatically converted into one share of a newly created series of preferred stock of PNC having terms, taken as whole, not materially less favorable than FBHC’s current Series B preferred stock. For more information, see the section entitled “Description of New PNC Preferred Stock” beginning on page 96.

FBHC’s Reasons for the Mergers; Recommendation of the FBHC Board of Directors (page 42)

The FBHC board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of FBHC and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated thereby (including, without limitation, the mergers) and unanimously recommends that FBHC shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the FBHC special meeting, if necessary or appropriate.

For the factors considered by the FBHC board of directors in reaching its decision to adopt the merger agreement, see “The Mergers — FBHC’s Reasons for the Mergers; Recommendation of The FBHC Board of Directors.”

Opinions of FBHC’s Financial Advisors (page 44)

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the FBHC board of directors that, as of September 5, 2025 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 5, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the FBHC board of directors in connection with its consideration of the merger agreement and the transactions contemplated thereby. Goldman Sachs’ opinion is not a recommendation as to how any holder of FBHC common stock should vote with respect to the merger agreement and the transactions contemplated thereby or any other matter. Pursuant to an engagement letter between FBHC and Goldman Sachs, FBHC has agreed to pay Goldman Sachs a transaction fee of approximately $23 million, $3 million of which became payable upon the announcement of the transactions, and the remainder of which is contingent upon consummation of the transactions. In addition, FBHC may, in its sole discretion, also pay Goldman Sachs a discretionary fee of up to $2.6 million.

For a description of the opinion of Goldman Sachs, see the section entitled “The Mergers — Opinions of FBHC’s Financial Advisors — Opinion of Goldman Sachs & Co. LLC” and Annex C to this joint proxy statement/prospectus.

Opinion of Morgan Stanley & Co. LLC

FBHC first retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible sale of FBHC and, if requested by FBHC, a financial opinion with respect thereto. FBHC selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the banking industry, market and regulatory environment and business and affairs of FBHC. Morgan Stanley rendered to the FBHC board of directors at its special meeting on September 5, 2025 its oral opinion, subsequently confirmed by delivery of a written opinion dated September 5,

2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of FBHC common stock pursuant to the merger agreement was fair from a financial point of view to such holders of FBHC common stock (other than PNC and its affiliates).

The full text of the written opinion of Morgan Stanley, dated September 5, 2025, is attached as Annex D and incorporated by reference into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the FBHC board of directors and addresses only the fairness from a financial point of view to the holders of FBHC common stock (other than PNC and its affiliates) of the Consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley expressed no opinion or recommendation as to how any shareholder of FBHC should vote in connection with the merger agreement or the transactions contemplated thereby or whether to make any election or take any other action in connection with the merger agreement or the transactions contemplated thereby. In addition, Morgan Stanley’s opinion does not in any manner address the price at which PNC common stock will trade following the consummation of the transactions or at any time. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

For a description of the opinion of Morgan Stanley, see the section entitled “The Mergers — Opinions of FBHC’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” and Annex D to this joint proxy statement/prospectus.

Information About the FBHC Special Meeting (page 30)

The special meeting will be held virtually via the Internet or telephone dial-in option on November 14, 2025, at 9:00 a.m. Mountain Time, for the following purposes:

1.	to consider and vote upon a proposal (the “merger proposal”), to approve and adopt the merger agreement; and

2.	to consider and vote upon a proposal (the “adjournment proposal”), to adjourn the FBHC special meeting, if necessary or appropriate.

No other business will be conducted at the special meeting.

The FBHC board of directors has fixed the close of business on October 4, 2025 as the record date for determining the holders of FBHC common stock entitled to receive notice of the special meeting and the holders of FBHC Class B common stock entitled to vote at the meeting. Holders of record of FBHC common stock as of the close of business on the record date are entitled to notice of the FBHC special meeting, and only holders of record of FBHC Class B common stock are entitled to vote at the FBHC special meeting, or any adjournment or postponement thereof. As of the record date, there were 3,300,778 shares of FBHC Class B common stock outstanding and entitled to vote at the FBHC special meeting, held by approximately 606 holders of record.

Approval of the merger proposal requires the affirmative vote of a two-thirds majority of the voting power of all shares of FBHC Class B common stock entitled to vote thereon. Shares of FBHC Class A common stock are not entitled to vote at the FBHC special meeting. If you fail to vote or mark “ABSTAIN” on your proxy card with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Allocated ESOP Class B Shares are treated differently. If you hold Allocated ESOP Class B Shares, please read the voting instructions below for further information.

Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of all shares of FBHC Class B common stock outstanding as of the record date and present at the special meeting. If you mark “ABSTAIN” on your proxy card with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you fail to vote (or fail to provide voting instructions for any Allocated ESOP Class B Shares) with respect to the adjournment proposal, it will have no effect on the outcome of the proposal. If you hold Allocated ESOP Class B Shares, the Independent Fiduciary will have the authority to vote all Allocated ESOP Class B shares with respect to any motion to adjourn the meeting and continue the meeting at a later date.

For further information, see “Information About the FBHC Special Meeting.”

Shareholder Voting Agreements (page 86)

Concurrently with the execution of the merger agreement, on September 5, 2025, PNC entered into voting agreements with certain FBHC shareholders, in their respective capacities as FBHC shareholders and not in their capacities as an officer or director of FBHC, as the case may be.

In accordance with these voting agreements, the applicable FBHC shareholders have agreed to vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment proposal, subject to the terms of the shareholder voting agreements. As of the record date for the FBHC special meeting, the FBHC shareholders party to the shareholder voting agreements owned collectively and beneficially approximately 45.7% of the outstanding shares of FBHC Class B common stock. For information regarding the shareholder voting agreements and certain holders of shares of FBHC Class B common stock, see “Shareholder Voting Agreements.”

Material U.S. Federal Income Tax Consequences of the Mergers (page 89)

The parties intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. It is a condition to FBHC’s obligation to effect the mergers that FBHC receive an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to PNC’s obligation to effect the mergers that PNC receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the mergers, taken together, qualify as a “reorganization,” the U.S. federal income tax treatment of the mergers to a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of FBHC common stock will depend primarily on whether such holder exchanges its shares of FBHC common stock solely for shares of PNC common stock, solely for cash, or for a combination of shares of PNC common stock and cash:

•

U.S. holders of FBHC common stock who exchange their FBHC common stock solely for shares of PNC common stock generally will not recognize gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of PNC common stock.

•

U.S. holders of FBHC common stock who exchange their FBHC common stock solely for cash generally will recognize gain or loss on the exchange. Such gain or loss generally will be equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of FBHC common stock surrendered.

•	U.S. holders of FBHC common stock who exchange their shares of FBHC stock for a combination of shares of PNC common stock and cash generally will recognize gain, but not loss, on the exchange. If the sum of the fair market value of PNC common stock and the amount of cash received by a U.S. holder in exchange for such holder’s shares of FBHC common stock exceeds the tax basis in the shares of FBHC common stock, such holder generally will recognize taxable gain on the exchange equal to the lesser of the amount of such excess and the amount of cash received in the exchange.

Under certain circumstances, a holder of shares of FBHC common stock could be treated as receiving a dividend in an amount up to the per share cash consideration received by that holder in the first merger.

Holders of FBHC common stock should consult with a tax advisor to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences of the mergers to them. For a more complete description of the U.S. federal income tax consequences of the mergers, see “Material U.S. Federal Income Tax Consequences of the Mergers.”

Interests of FBHC’s Directors and Executive Officers in the Mergers (page 59)

In considering the recommendation of the FBHC board of directors that FBHC shareholders vote in favor of the proposal to approve the merger agreement, FBHC shareholders should be aware that the directors and executive officers of FBHC have certain interests in the mergers that may be different from, or in addition to, the interests of FBHC shareholders generally.

These interests include, but are not limited to, the following:

•

The accelerated vesting of each unvested FBHC RSU granted prior to September 5, 2025 that is not a deferred FBHC RSU at the effective time in accordance with the terms of such FBHC RSUs and the merger agreement, and the conversion of each FBHC RSU granted following September 5, 2025 and each deferred FBHC RSU into a restricted stock unit denominated in a number of shares of PNC common stock, subject to and in accordance with the merger agreement;

•	Each of the executive officers may be eligible to receive payments under FBHC’s Change in Control Severance Plan upon a qualifying termination of employment in connection with the mergers;

•	Each of the executive officers is party to a retention bonus letter with FBHC pursuant to which the executive officer is eligible to receive a cash retention bonus;

•

Pursuant to the FBHC Change in Control One-Time Bonus Plan, each executive officer is eligible to earn a one-time cash bonus in a gross amount equal to $5,000, generally subject to continued employment through the three month anniversary of the effective time; and

•	Certain of FBHC’s executive officers have entered into offer letters with PNC to become effective subject to and contingent upon the consummation of the merger.

The FBHC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the mergers, and in making their recommendation that FBHC shareholders approve and adopt the merger agreement. For a more complete description of these interests, see the section entitled “The Mergers — Interests of FBHC’s Directors and Executive Officers in the Mergers.”

Regulatory Approvals Required for the Mergers (page 63)

Subject to the terms of the merger agreement, both PNC and FBHC have agreed to use their reasonable best efforts and to cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary applications, notices and other documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to consummate the transactions contemplated by the merger agreement.

These include approvals from, among others, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), for the mergers and the Office of the Comptroller of the Currency (the “OCC”) and the Colorado Division of Banking (the “CDB”) for the bank merger. The initial filing of regulatory applications to each of the OCC, the Federal Reserve and the CDB occurred on September 15, 2025.

Although neither PNC nor FBHC knows of any reason why it cannot obtain these regulatory approvals in a timely manner, PNC and FBHC cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank merger. For more information, see “The Mergers — Regulatory Approvals Required for the Mergers.”

Treatment of FBHC Equity Awards (page 59)

Under the terms and subject to the conditions set forth in the merger agreement, at the effective time of the mergers, (i) each FBHC RSU granted prior to September 5, 2025 that is not a deferred FBHC RSU will vest in full and be converted into the right to receive a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock or FBHC Series A preferred stock, as applicable, subject to such FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, subject to applicable withholdings or deductions under applicable law, and (ii) each FBHC RSU that is granted following September 5, 2025 and each deferred FBHC RSU, whether previously vested or unvested, will be converted into a restricted stock unit denominated in a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock subject to the FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, and otherwise generally subject to the same terms and conditions as were applicable to the FBHC RSU as of the effective time. Additionally, the holder of any deferred FBHC RSU will receive (without interest) an amount in cash equal to any accrued and unpaid dividend equivalents that are payable pursuant to the terms of the deferred FBHC RSU.

Exchange of Shares; Election Procedures; Allocation of Merger Consideration (page 71)

The merger agreement provides that FBHC shareholders will be provided with an election form and other customary transmittal materials. The election form will allow each holder of FBHC common stock to make an election with respect to their shares of FBHC common stock by specifying (i) the number of shares of FBHC common stock owned by such FBHC shareholder with respect to which such holder desires to make a stock election, (ii) the number of shares of FBHC common stock owned by such FBHC shareholder with respect to which such holder desires to make a cash election or (iii) that such holder makes no election. If you hold shares through the FBHC Savings and Employee Stock Ownership Plan (the “FBHC ESOP”), you will receive information and separate instructions about how to direct the Independent Fiduciary to make an election on your behalf with respect to the FBHC common stock allocated to your account.

The merger agreement provides that the total number shares of FBHC common stock that will be converted into the right to receive the per share cash consideration and the total number of shares of FBHC Series A preferred stock that will be converted into the right to receive a Series A liquidation payment will equal the quotient obtained by dividing (x) $1,237,500,000 by (y) the per share cash consideration (such numbers of shares of FBHC common stock and FBHC Series A preferred stock, in the aggregate, the “target cash conversion amount”).

In the event that (x) the sum of the total number of cash election shares (the “cash election number”) plus (y) the total number of Series A liquidation shares is greater than the target cash conversion amount, then:

•

stock election shares and shares of FBHC common stock to which a FBHC shareholder makes no election (such shares, “no election shares”) will be converted into the right to receive the per share stock consideration;

•

shares of FBHC common stock to which a FBHC shareholder elects to receive the per share cash consideration (such shares, “cash election shares”) held through the FBHC ESOP will be converted into the right to receive the per share cash consideration for each such cash election share;

•

cash election shares of each holder thereof (other than cash election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) a fraction, the numerator of which is the target cash conversion amount less the total number of Series A liquidation shares and the total number of cash election shares held through the FBHC ESOP and the denominator of which is the total cash election number; and

•	the remaining number of such holder’s cash election shares will be converted into the right to receive the per share stock consideration.

In the event that the sum of (x) the cash election number plus (y) the total number of Series A liquidation shares is less than the target cash conversion amount (the “shortfall number”), then:

•	all cash election shares will be converted into the right to receive the per share cash consideration;

•

no election shares held through the FBHC ESOP and stock election shares held through the FBHC ESOP will convert into the right to receive the per share stock consideration for each such no election share and stock election share, respectively;

•

if the shortfall number is less than or equal to the number of no election shares (excluding no election shares held through the FBHC ESOP), then all stock election shares will be converted into the right to receive the per share stock consideration, and the no election shares of each holder thereof (other than no election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of no election shares equal to the product obtained by multiplying (x) the number of no election shares (other than no election shares held through the FBHC ESOP) held by such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of no election shares (excluding no election shares held through the FBHC ESOP), with the remaining number of such holder’s no election shares being converted into the right to receive the per share stock consideration; and

•

if the shortfall number exceeds the number of no election shares (excluding no election shares held through the FBHC ESOP), then all no election shares (other than no election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration, and the stock election shares of each holder thereof (other than stock election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder (excluding stock election shares held through the FBHC ESOP) by (y) a fraction, the numerator of which is the amount by which (1) the shortfall number exceeds (2) the total number of no election shares (excluding no election shares held through the FBHC ESOP), and the denominator of which is the total number of stock election shares (excluding stock election shares held through the FBHC ESOP), with the remaining number of such holder’s stock election shares being converted into the right to receive the stock consideration.

In the event that (x) the sum of the cash election number plus (y) the total number of Series A liquidation Shares is equal to the target cash conversion amount, then all cash election shares will be converted into the right to receive the per share cash consideration and all stock election shares and no election shares will be converted into the right to receive the per share stock consideration.

Set forth below is a table showing a hypothetical range of five-day average closing sale prices for shares of PNC common stock and the corresponding consideration that an FBHC shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether an FBHC shareholder makes a cash election or a stock election, that FBHC shareholder may nevertheless receive a mix of cash and stock.

PNC Common Stock	FBHC Common Stock
			Stock Election: Per Share Stock Consideration
Hypothetical Five-Day Average Closing Sale Prices	Cash Election: Per Share Cash Consideration	OR	Shares of PNC Common Stock	Market Value (*)
$180.00	$971.47		5.3970	$971.47
$185.00	$989.53		5.3488	$989.53
$190.00	$1,007.59		5.3031	$1007.59
$195.00	$1,025.66		5.2598	$1025.66
$200.00	$1,043.72		5.2186	$1043.72

(*)	Market value based on hypothetical five-day average closing sale prices on the New York Stock Exchange of PNC common stock.

Conditions to Complete the Mergers (page 82)

Each party’s obligation to complete the mergers is subject to the satisfaction or waiver of certain conditions, including: (i) the requisite FBHC shareholder vote having been obtained; (ii) the admission for listing on the NYSE, subject to official notice of issuance, of the shares of PNC common stock to be issued in the mergers; (iii) all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome condition; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn); (v) no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers or any of the other transactions contemplated by the merger agreement; (vi) the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the mergers are completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect); (vii) the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the mergers are completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and (viii) receipt by each party of an opinion of tax counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither PNC nor FBHC can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Mergers.”

Termination of the Merger Agreement (page 83)

The merger agreement may be terminated prior to the effective time under the following circumstances:

•	by mutual written consent of PNC and FBHC;

•

by either PNC or FBHC if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the mergers, unless the failure to obtain a requisite regulatory approval is due primarily to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either PNC or FBHC if the mergers have not been completed on or before June 5, 2026, unless the failure of the mergers to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided, however, that the closing conditions relating to the requisite regulatory approvals shall not have been satisfied or waived, but all other conditions to closing have been satisfied or waived, such termination date may be extended by PNC and FBHC to a date not beyond September 5, 2026;

•

by either PNC or FBHC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of FBHC, in the case of a termination by PNC, or PNC or Summit Merger Sub, in the case of a termination by FBHC, which either individually or in the aggregate would constitute, if occurring or continuing on the date the mergers are completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•

by either PNC or FBHC if the requisite FBHC vote is not obtained at the FBHC shareholders’ meeting or at any adjournment or postponement of the FBHC shareholders’ meeting in accordance with the merger agreement, at which a vote on the approval of the merger agreement was taken;

•

by PNC prior to such time as the requisite FBHC vote is obtained, if (i) the FBHC board of directors shall have (A) failed to recommend in this proxy statement/prospectus that the shareholders of FBHC approve the merger agreement, or withheld, withdrawn, modified or qualified such recommendation in a manner adverse to PNC, (B) adopted, approved, recommended or endorsed an alternative acquisition proposal or publicly disclosed its intention to do so, or failed to publicly and without qualification recommend against such alternative acquisition proposal or reaffirm the its recommendation that the shareholders of FBHC approve the merger agreement, within 10 business days after an alternative acquisition proposal is made public or any request by PNC to do so or (C) publicly proposed to do any of the foregoing or (ii) FBHC or the FBHC board of directors has breached in any material respect its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

For more information, see “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fee (page 84)

If the merger agreement is terminated under certain circumstances FBHC will be required to pay to PNC a termination fee equal to $100,000,000.

For more information, see “The Merger Agreement — Termination Fee.”

Comparison of Shareholders’ Rights (page 102)

The rights of FBHC shareholders will change as a result of the mergers due to differences in PNC’s and FBHC’s governing documents. The rights of FBHC shareholders are governed by Colorado law and by FBHC’s restated articles of incorporation (the “FBHC articles of incorporation”) and amended and restated bylaws (the “FBHC bylaws”). Upon the completion of the mergers, FBHC shareholders immediately prior to the effective time who have elected to receive the per share stock consideration will become PNC shareholders, as the continuing legal entity after the mergers, and their rights as PNC shareholders will therefore be governed by Pennsylvania law and PNC amended and restated articles of incorporation (the “PNC articles of incorporation”) and amended and restated bylaws (the “PNC bylaws”).

See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the PNC and FBHC governing documents.

Accounting Treatment (page 88)

The mergers will be accounted for as an acquisition of FBHC by PNC under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for financial reporting and accounting purposes.

Public Trading Markets (page 65)

PNC common stock is listed for trading on the NYSE under the symbol “PNC.” Following the mergers, shares of PNC common stock will continue to be listed for trading on the NYSE.

Information About the Companies (page 35)

PNC

Headquartered in Pittsburgh, Pennsylvania, PNC is one of the largest diversified financial institutions in the United States. PNC has businesses engaged in retail banking, corporate and institutional banking and asset management, providing many of our products and services nationally. PNC’s retail branch network is located coast-to-coast. PNC also has strategic international offices in four countries outside the United States. At June 30, 2025, PNC’s consolidated total assets, total deposits and total shareholders’ equity were approximately $559.1 billion, $426.7 billion and $57.6 billion, respectively.

PNC was incorporated under the laws of the Commonwealth of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographical presence, business mix and product capabilities through organic growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries. PNC offers a broad range of deposit, credit and fee-based products and services to serve its customers.

PNC’s common stock is traded on the NYSE under the symbol “PNC.” The principal executive offices of PNC are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

Summit Merger Sub

Summit Merger Sub is a Delaware corporation and a wholly owned subsidiary of PNC. Summit Merger Sub was incorporated for the sole purpose of effecting the first merger. Summit Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first merger, the separate corporate existence of Summit Merger Sub will cease.

The principal executive offices of Summit Merger Sub are located at c/o The PNC Financial Services Group, Inc., The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

FBHC

FBHC is a bank holding company that is headquartered in Colorado. FBHC was incorporated under the laws of the State of Colorado in 1963 as the First Westland National Bank. FBHC operates primarily through its wholly owned subsidiary, FirstBank, a Colorado state-chartered bank (“FirstBank”). FirstBank provides traditional banking and other financial services through its 95 branches and approximately 2,600 full time employees (as of June 30, 2025). As of June 30, 2025, FirstBank had total assets of approximately $26.6 billion, total deposits of approximately $23.4 billion and total loans of approximately $15.8 billion.

FBHC’s principal executive offices are located at 12345 W Colfax Ave, Lakewood, Colorado 80215.

Risk Factors (page 26)

You should carefully read and consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus, including the factors described under the section entitled “Risk Factors” and in PNC’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this proxy statement/prospectus. For further information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in PNC’s future filings with the SEC, in press releases and in oral and written statements made by PNC or FBHC or with their respective approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. These statements include, but are not limited to, descriptions of the mergers, PNC’s and FBHC’s respective financial condition, results of operations, asset and credit quality trends, profitability and business plans or opportunities. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “should,” “would” and “will,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the risk that the cost savings and any revenue synergies or benefits from the mergers may not be fully realized or may take longer than anticipated to be realized; disruption to the parties’ businesses as a result of the announcement and pendency of the mergers; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the failure to obtain the necessary approvals by the shareholders of FBHC; the amount of the costs, fees, expenses and charges related to the mergers; the ability of PNC to obtain required governmental approvals of the mergers (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the mergers; the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the mergers; the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the dilution caused by PNC’s issuance of additional shares of its common stock in the mergers; a material adverse change in the financial condition of FBHC or PNC; competition; government legislation, regulations and policies; the ability of PNC or FBHC to execute its business plan; unanticipated changes in PNC’s or FBHC’s liquidity position, including but not limited to changes in PNC’s or FBHC’s access to sources of liquidity and capital to address its liquidity needs; changes in economic conditions and economic and business uncertainty which could materially impact credit quality trends and the ability to generate loans and gather deposits; inflation and governmental responses to inflation, including increasing interest rates; market, economic, operational, liquidity, credit, and interest rate risks associated with PNC’s or FBHC’s business; PNC’s or FBHC’s ability to successfully manage its credit risk and the sufficiency of its allowance for credit losses; the potential impact of future business combinations on PNC’s performance and financial condition, including its ability to successfully integrate businesses and the success of revenue-generating and cost-reduction initiatives; failure or circumvention of PNC’s or FBHC’s internal controls; operational risks or risk management failures of PNC or FBHC or critical third parties, including but not limited to with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption and fraud risks; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigation; disruptive technologies in payment systems and other services traditionally provided by banks; failure or disruption of PNC’s or FBHC’s information systems; computer hacking and other cybersecurity threats; the effects of climate change on PNC or FBHC and their respective customers, borrowers or service providers; political and economic uncertainty and instability; the impacts of pandemics, epidemics and other infectious disease outbreaks; other matters discussed in this proxy statement/prospectus; and other factors identified in filings with the SEC by PNC. These forward-looking statements are made only as of the date of this proxy statement/prospectus and are not guarantees of future results, performance or outcomes.

Such forward-looking statements are based on assumptions and estimates which, although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. Neither PNC nor FBHC can assure that any of these statements, estimates or beliefs will be realized, and actual results or outcomes may differ from those contemplated in these forward-looking statements. Neither PNC nor FBHC undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this proxy statement/prospectus. You are advised to consult further disclosures PNC may make on related subjects in its filings with the SEC.

Investors should consider these risks, uncertainties and other factors in addition to risk factors included elsewhere in this proxy statement/prospectus, in PNC’s Annual Report on Form 10-K for the year ended December 31, 2024, and in its other filings with the SEC.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors relating to the consummation of the mergers and to PNC following the mergers in deciding how to vote for the proposals presented in this proxy statement/prospectus.

Because the market price of PNC common stock will fluctuate, FBHC shareholders cannot be certain of the market value of the merger consideration they will receive.

In the mergers, each share of FBHC common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares) will be converted into merger consideration consisting of either the per share stock consideration or the per share cash consideration, pursuant to the terms of the merger agreement.

Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. The value of the merger consideration that holders of FBHC common stock will receive for each share of each share of FBHC common stock will depend, among other factors, on the volume-weighted average PNC common stock share price on the NYSE for the five trading days ending on the second trading day immediately preceding the completion of the mergers. The volume-weighted average PNC common stock share price on the NYSE for the five trading days ending on the second trading day immediately preceding the completion of the mergers may vary from the closing price of PNC common stock on the date PNC and FBHC announced the merger, on the date that this proxy statement/prospectus is being mailed FBHC shareholders, on the date of the FBHC special meeting, or on any other date. Changes in the price of PNC common stock between now and the second trading day immediately prior to the effective time of the first step merger will affect the value that FBHC shareholders will receive in the mergers. Neither PNC nor FBHC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of PNC common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in PNC’s or FBHC’s respective businesses, operations, financial performance or prospects, volatility in the prices of securities in global financial markets, including market prices of PNC and other banking companies, regulatory considerations and tax laws, many of which are beyond PNC’s and FBHC’s control. Therefore, at the time of the FBHC special meeting, FBHC shareholders will not know the market value of the consideration that FBHC shareholders will receive at the effective time.

There has been no public market for FBHC common stock and the lack of a public market may make it more difficult to determine the fair value of FBHC common stock than if there were such a public market.

The outstanding shares of FBHC common stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair value of FBHC than if the outstanding shares of FBHC common stock were traded publicly. The consideration to be paid to FBHC shareholders in the mergers was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of FBHC common stock may have traded on a public market.

Combining PNC and FBHC may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the mergers may not be realized.

PNC and FBHC have operated and, until the completion of the mergers will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on PNC’s and FBHC’s ability to successfully combine and integrate the businesses of PNC and FBHC in a manner that permits growth opportunities and does not materially disrupt existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, depositors or employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees of FBHC could adversely affect PNC’s ability to successfully conduct its business, which could have an adverse effect on PNC’s financial results and the value of PNC’s common stock after the mergers. In addition, PNC may not be able to locate suitable replacements for any key FBHC employees who leave the combined company.

Although PNC has integration experience from prior merger transactions, PNC and FBHC may experience difficulties with the integration process, the anticipated benefits of the mergers may take longer to realize than expected or may not be realized fully or at all. As with any merger of financial institutions, there also may be business disruptions that cause PNC and/or FBHC to lose customers or cause customers to remove their accounts from PNC and/or FBHC and move their business to competing financial institutions. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of PNC and FBHC during this transition period and for an undetermined period after completion of the mergers on the combined company.

FBHC shareholders may not receive all merger consideration in the form they elect, and the form of merger consideration that they receive may have different tax consequences than the form of merger consideration that they elect to receive.

FBHC shareholders’ merger consideration will be subject to proration to the extent the cash pool is undersubscribed or oversubscribed. Accordingly, some of the merger consideration an FBHC shareholder receives may differ from the type of consideration selected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the FBHC shareholder had received solely the form of consideration elected. A discussion of the proration mechanism can be found under “The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration” and a discussion of the material U.S. federal income tax consequences of the mergers can be found under the section titled “Material U.S. Federal Income Tax Consequences of the Mergers.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Before the mergers may be completed, PNC and FBHC must obtain all necessary approvals or waivers from the OCC, the Federal Reserve and the CDB. Other approvals, waivers or consents from regulators could also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Mergers — Regulatory Approvals Required for the Mergers.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the mergers or require changes to the terms of the mergers. Such conditions or changes could have the effect of delaying or preventing completion of the mergers or imposing additional costs on or limiting the revenues of the combined company following the mergers, any of which might have an adverse effect on the combined company following the mergers.

Additionally, under the terms of the merger agreement, PNC is not required to take actions or agree to any condition or restriction in connection with obtaining consents, approvals and authorizations of governmental entities that would, individually or in the aggregate, result in a material adverse effect on PNC and its subsidiaries, measured on a pro forma basis after giving effect to the mergers (a “materially burdensome condition”). For further information, see “The Mergers — Regulatory Approvals Required for the Mergers.”

Certain of FBHC’s directors and executive officers have interests in the mergers that may differ from the interests of FBHC shareholders.

FBHC shareholders should be aware that some of FBHC’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the other FBHC shareholders generally. These interests and arrangements may create potential conflicts of interest. The FBHC board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and in recommending that FBHC shareholders vote in favor of approving and adopting the merger agreement.

For a more complete description of these interests, see “The Mergers — Interests of FBHC’s Directors and Executive Officers in the Mergers.”

Termination of the merger agreement could negatively impact FBHC.

If the merger agreement is terminated, there may be various adverse consequences, and FBHC may experience negative reactions from its customers and employees. If the merger agreement is terminated under certain circumstances, FBHC may be required to pay PNC a termination fee of $100,000,000.

PNC and FBHC will be subject to business uncertainties and contractual restrictions while the mergers are pending, which could disrupt PNC’s and FBHC’s relationships with their customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the mergers are ultimately consummated, uncertainty about the effect of the mergers on employees and customers may have an adverse effect on PNC and FBHC and, consequently, the combined company. These uncertainties may impair PNC’s and FBHC’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with PNC or FBHC to seek to change existing business relationships with PNC or FBHC, respectively. In addition, subject to certain exceptions, FBHC and PNC have each agreed to operate its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve its business organization, employees and advantageous business relationships prior to the closing of the mergers. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to FBHC and PNC.

The shares of PNC common stock to be received by FBHC shareholders as a result of the mergers will have different rights from the shares of FBHC common stock.

In the mergers, FBHC shareholders will become PNC shareholders and their rights as PNC shareholders will be governed by Pennsylvania law and the governing documents of PNC following the mergers. The rights associated with PNC common stock are different from the rights associated with FBHC common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with PNC common stock.

PNC and FBHC are expected to incur significant costs related to the mergers and integration. If the mergers are not completed, PNC and FBHC will have incurred substantial expenses without realizing the expected benefits of the mergers.

Each of PNC and FBHC has incurred and will incur substantial expenses in connection with the negotiation and completion of the mergers. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either PNC or FBHC regardless of whether or not the mergers are completed. If the mergers are not completed, PNC and FBHC would have to recognize these expenses without realizing the expected benefits of the mergers.

The merger agreement limits FBHC’s ability to pursue alternative acquisition proposals, requires FBHC to pay a termination fee of $100,000,000 under limited circumstances, including circumstances relating to other acquisition proposals.

The merger agreement prohibits FBHC from initiating or soliciting certain alternative third-party acquisition proposals. For further information, see “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that FBHC will be required to pay a termination fee to PNC in the amount of $100,000,000 in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the FBHC board of directors. For further information, see “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FBHC from considering or proposing such an acquisition.

FBHC shareholders will have a reduced ownership and voting interest in the combined company after the mergers and will exercise less influence over management, as compared to their ownership and voting interests in FBHC.

Holders of FBHC Class B common stock currently have the right to vote in the election of the FBHC board of directors and on other matters affecting FBHC. Upon completion of the mergers, each FBHC shareholder who receives shares of PNC common stock will become an PNC shareholder and will have the right to vote in the election of directors and on other matters, but with a percentage ownership of PNC that is smaller than such shareholder’s current percentage ownership of FBHC. Based on the number of shares of FBHC common stock outstanding on September 5, 2025, the date of the merger agreement, and the shares of PNC common stock expected to be issued in the mergers, the FBHC shareholders as a group will receive shares in the mergers constituting approximately 3.4% of the outstanding shares of PNC common stock immediately after the mergers have been completed, as of September 30, 2025. Because of this, FBHC shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of FBHC.

The fairness opinions received by the FBHC board of directors from each of Goldman Sachs and Morgan Stanley have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions.

The fairness opinions of each of Goldman Sachs and Morgan Stanley were rendered to the FBHC board of directors on September 5, 2025. Changes in the operations and prospects of FBHC, general market and economic conditions and other factors which may be beyond the control of FBHC may have altered the value of FBHC and/or the value of the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the merger agreement (in the case of the opinion of Goldman Sachs) or to be received by the holders of FBHC common stock (other than PNC and its affiliates) pursuant to the merger agreement (in the case of the opinion of Morgan Stanley). The opinions from Goldman Sachs and Morgan Stanley, each dated September 5, 2025 and attached to this proxy statement/prospectus as Annex C and Annex D, respectively, do not speak as of any date other than the date of such opinions.

Risks Relating to PNC’s Business

You should read and consider risk factors specific to PNC’s business that may also affect the combined company after consummation of the mergers and your ownership of PNC common stock. These risks are described in the sections entitled “Risk Factors” in PNC’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE FBHC SPECIAL MEETING

This section contains information for holders of FBHC common stock about the special meeting that FBHC has called to allow holders of FBHC Class B common stock to consider and vote on the merger agreement and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting of holders of FBHC Class B common stock and a form of proxy card and/or, if applicable, voting instruction card(s), that the FBHC board of directors is soliciting for use by the holders of FBHC Class B common stock at the special meeting of shareholders and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The FBHC special meeting of shareholders will be held virtually via the Internet or telephone dial-in option on November 14, 2025, at 9:00 a.m. Mountain Time. Even if you plan to attend the FBHC special meeting, we recommend that you vote your shares of FBHC Class B common stock in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Matters to Be Considered

At the FBHC special meeting of shareholders, holders of FBHC Class B common stock will be asked to consider and vote on the following proposals:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of The FBHC Board of Directors

The FBHC board of directors unanimously recommends that FBHC Class B common stock shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the FBHC board of directors in reaching its decision to approve and adopt the merger agreement, see “The Mergers — FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors.”

Record Date and Quorum

The FBHC board of directors has fixed the close of business on October 4, 2025 as the record date for the FBHC special meeting. Holders of record of FBHC common stock as of the close of business on the record date are entitled to notice of the FBHC special meeting, and only holders of record of FBHC Class B common stock are entitled to vote at the FBHC special meeting, or any adjournment or postponement thereof.

A majority of the voting power of the shares of FBHC Class B common stock at the meeting, present virtually or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Each holder of FBHC Class B common stock is entitled to cast one vote on each matter voted on at the special meeting for each share of FBHC Class B common stock that such holder owned of record as of the record date.

FBHC will appoint an Independent Fiduciary to hold and administer the voting of each FBHC ESOP Class B share allocated to the participant’s or beneficiary’s account under the FBHC ESOP (“Allocated ESOP Class B Shares”). Each participant or beneficiary of the FBHC ESOP is entitled to direct the Independent Fiduciary to cast one vote for each Allocated ESOP Class B Shares. As of the close of business on the record date for the FBHC special meeting, there were 3,300,778 outstanding shares of FBHC Class B common stock.

Certain shareholders of FBHC Class B common stock have entered into voting agreements with PNC. Pursuant to such voting agreements, the certain shareholders have agreed to vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment proposal, subject to the terms of the voting agreements. As of the record date for the FBHC special meeting, the certain shareholders collectively beneficially owned 45.7% of the outstanding shares of FBHC Class B common stock.

Required Vote

Merger proposal

•	Vote required: Approval of the merger proposal requires the affirmative vote of at least two-thirds of the voting power of all shares of FBHC Class B common stock outstanding as of the record date.

•

Effect of abstentions and failures to vote: If you fail to vote or mark “ABSTAIN” on your proxy card with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Allocated ESOP Class B Shares are treated differently, if you hold such shares, please read the voting instructions below for further information.

Adjournment proposal

•

Vote required: Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of all shares of FBHC Class B common stock outstanding as of the record date and present at the special meeting.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy card with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you fail to vote (or fail to provide voting instructions for any Allocated ESOP Class B Shares) with respect to the adjournment proposal, it will have no effect on the outcome of the proposal. If you hold Allocated ESOP Class B Shares, the Independent Fiduciary will have the authority to vote all Allocated ESOP Class B shares with respect to any motion to adjourn the meeting and continue the meeting at a later date.

How to Attend and Vote

If you are a record holder of FBHC Class B common stock, you will be able to attend the FBHC special meeting on the Internet and vote during the meeting by visiting www.cesonlineservices.com/fbhc25_vm and following the instructions to pre-register. Holders of FBHC Class B common stock who wish to attend and vote during meeting must register in advance at www.cesonlineservices.com/fbhc25_vm prior to the deadline of November 13, 2025 at 9:00 a.m. Mountain Time. Please have your control number, which can be found on your proxy card, notice or email previously received, to pre-register in advance to access the meeting. Please review this information prior to the FBHC special meeting to ensure you have access.

If you hold Allocated ESOP Class B Shares, please follow the voting instructions below to be separately provided by the Independent Fiduciary with respect to such shares.

Even if you plan to attend the FBHC special meeting, we recommend that you vote your shares of FBHC Class B common stock in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. If you hold Allocated ESOP Class B Shares, you will not be able to vote these shares during the meeting as the deadline for voting these shares is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours earlier than the general deadline due to these shares being held through the FBHC ESOP.

Proxies

A holder of FBHC Class B common stock may vote by proxy or during the FBHC special meeting. If you hold your shares of FBHC Class B common stock in your name as a holder of record, to submit a proxy, you, as a holder of FBHC Class B common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•

By mail: if you receive a hard copy of this proxy statement/prospectus, by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you receive a hard copy of this proxy statement/prospectus and intend to submit your proxy by telephone or through the Internet, you must do so by 9:59 p.m. Mountain Time on November 13, 2025 or in the case of Allocated ESOP Class B Shares by 9:59 p.m. Mountain Time on November 10, 2025. If you intend to submit your proxy by mail, your completed proxy card must be received by 9:59 p.m. Mountain Time on November 13, 2025.

In accordance with Section 7-90-105 of the CBCA, FBHC shareholders, including holders of FBHC ESOP shares, that have previously consented to receive notice of FBHC shareholder meetings and related materials via electronic communication will receive the notice of the special meeting and this proxy statement/prospectus via such electronic communication and will not receive a hard copy of this proxy statement/prospectus. All other FBHC shareholders, including holders of FBHC ESOP shares, will receive a hard copy of the notice of the special meeting and this proxy statement/prospectus via the mail.

FBHC requests that holders of FBHC Class B common stock vote by telephone, over the Internet or, if you receive a hard copy of this proxy statement/prospectus, by completing and signing the accompanying proxy card and returning it to FBHC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of FBHC Class B common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

If you hold Allocated ESOP Class B Shares, you must separately vote such shares. The Independent Fiduciary will have the duty to collect the votes of FBHC ESOP participants and beneficiaries. You may direct the vote of your Allocated ESOP Class B Shares in accordance with separate directions received from the Independent Fiduciary. The deadline for providing these instructions is 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours earlier than the deadline to vote any FBHC Class B common stock that you hold in your name as a shareholder of record. This deadline differs because your voting instructions for the Allocated ESOP Class B Shares will be implemented by the Independent Fiduciary for the FBHC ESOP, which will vote these shares on behalf of plan participants in accordance with each plan participant’s voting instructions or as otherwise required consistent with its fiduciary duties to plan participants under applicable law.

If you do not provide instructions for your Allocated ESOP Class B Shares, such shares will be voted in the proportion that the Independent Fiduciary was timely directed to vote the Allocated ESOP Class B Shares for and against the merger by remaining FBHC ESOP participants and beneficiaries or as otherwise required consistent with its fiduciary duties to plan participants under applicable law. You may not vote Allocated ESOP Class B Shares by returning a proxy card directly to FBHC or by voting at the FBHC special meeting.

If a motion to adjourn is made at the special meeting, the Independent Fiduciary will have the authority to vote all Allocated ESOP Class B Shares with respect to such motion.

Every vote is important. Accordingly, please timely vote via the Internet, by telephone, or, if you receive a hard copy of this proxy statement/prospectus, by mail by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares at the meeting because you may subsequently revoke your proxy. If you hold Allocated ESOP Class B Shares, please timely vote in accordance with separate instructions provided to you by the Independent Fiduciary.

Revocation of Proxies

If you are a record holder of FBHC Class B common stock, you may revoke your proxy in any of the following ways:

•	Re-submitting your vote via the Internet or by telephone by 9:59 p.m. Mountain Time on November 13, 2025;

•	If you receive a hard copy of this proxy statement/prospectus, submitting another properly completed proxy card bearing a later date which is received by 9:59 p.m. Mountain Time on November 13, 2025;

•	Attending the special meeting virtually and voting at the special meeting via the special meeting website; or

•

Submitting a written notice that you are revoking your proxy. The notice must be sent to FBHC at FirstBank Holding Company, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095, and must be received by 9:59 p.m. Mountain Time on November 13, 2025.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by FBHC after the vote will not affect the vote. If the special meeting is postponed or adjourned, it will not affect the ability of holders of FBHC Class B common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

If you hold your stock through the FBHC ESOP, you can change your vote by resubmitting your vote via the Internet or by telephone, or, if you receive a hard copy of this proxy statement/prospectus, by submitting another properly completed voting instruction card bearing a later date for these shares, but any changes must be received by 9:59 p.m. Mountain Time on November 10, 2025, which is 72 hours prior to the deadline for other shareholders.

Solicitation of Proxies

FBHC and PNC will share equally all of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of FBHC. No additional compensation will be paid to FBHC’s directors, officers or employees for solicitation.

FBHC has hired Innisfree M&A Incorporated to assist in the proxy solicitation process. FBHC and PNC will pay to that firm a total fee of $60,000, split equally between FBHC and PNC, plus disbursements.

Other Matters to Come Before the Special Meeting

FBHC management does not expect any other business to be presented at the special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the FBHC board of directors’ recommendations.

Questions and Additional Information

If you have any questions about the special meeting, this proxy statement/prospectus, or your ownership of FBHC common stock, please contact Innisfree M&A Incorporated, FBHC’s proxy solicitor, by calling toll-free at (877) 750-0537, or for banks and brokers, collect at (212) 750-5833.

FBHC PROPOSALS FOR A VOTE BY SHAREHOLDERS

Proposal No. 1 – Merger Proposal

FBHC is asking holders of FBHC Class B common stock to approve and adopt the merger agreement. Holders of FBHC common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the FBHC board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of FBHC and its shareholders and (ii) approved and adopted the execution, delivery and performance by FBHC of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers. See “The Mergers — FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors.” Approval of the merger proposal requires the affirmative vote of a two-thirds majority of the voting power of all shares of FBHC Class B common stock entitled to vote thereon. FBHC Class B common stock outstanding as of the record date will be entitled to vote on the merger proposal.

The FBHC board of directors unanimously recommends that FBHC shareholders vote “FOR” the merger proposal.

Proposal No. 2 – Adjournment Proposal

FBHC is asking holders of FBHC Class B common stock to vote on a proposal to adjourn the FBHC special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal. If, at the FBHC special meeting, the number of shares of FBHC Class B common stock present or represented and voting in favor of the merger proposal is insufficient to constitute a quorum necessary to conduct the business of the special meeting or approve the merger proposal, FBHC intends to move to adjourn the FBHC special meeting in order to solicit additional proxies for the approval of the merger proposal to the extent permitted under the merger agreement. Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of all shares of FBHC Class B common stock outstanding as of the record date and present at the special meeting. FBHC Class B common stock outstanding as of the record date and present at the special meeting will be entitled to vote together on the adjournment proposal.

The FBHC board of directors unanimously recommends that FBHC shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

The PNC Financial Services Group, Inc.

Headquartered in Pittsburgh, Pennsylvania, PNC is one of the largest diversified financial institutions in the United States. PNC has businesses engaged in retail banking, corporate and institutional banking and asset management, providing many of our products and services nationally. PNC’s retail branch network is located coast-to-coast. PNC also has strategic international offices in four countries outside the United States. At June 30, 2025, PNC’s consolidated total assets, total deposits and total shareholders’ equity were approximately $559.1 billion, $426.7 billion and $57.6 billion, respectively.

PNC was incorporated under the laws of the Commonwealth of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographical presence, business mix and product capabilities through organic growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries. PNC offers a broad range of deposit, credit and fee-based products and services to serve its customers.

PNC’s common stock is traded on the NYSE under the symbol “NYSE.” The principal executive offices of PNC are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

Summit Merger Sub I, Inc.

Summit Merger Sub is a Delaware corporation and a wholly owned subsidiary of PNC. Summit Merger Sub was incorporated for the sole purpose of effecting the first step merger. Summit Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first step merger, upon completion of the second step merger, the separate corporate existence of Summit Merger Sub will cease.

The principal executive offices of Summit Merger Sub are located at c/o The PNC Financial Services Group, Inc., The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

FirstBank Holding Company

FBHC is a bank holding company that is headquartered in Lakewood, Colorado. FBHC operates primarily through its wholly owned subsidiary, FirstBank, a Colorado state-chartered bank (“FirstBank”).

FirstBank provides traditional banking and other financial services through its 95 branches and approximately 2,600 full time employees (as of June 30, 2025). As of June 30, 2025, FirstBank had total assets of approximately $26.6 billion, total deposits of approximately $23.4 billion and total loans of approximately $15.8 billion.

The primary products and services provided by FirstBank are:

•

Commercial Banking – FirstBank offers a full range of banking services to businesses and professionals, including business checking and savings, treasury management, as well as financing solutions for businesses, including lines of credit, letters of credit, credit cards, cash reserves and a variety of business loans and commercial and residential construction loans.

•

Consumer Banking – FirstBank offers a full range of banking services to individuals, including checking and savings accounts, residential mortgages, home equity, credit cards and other personal loans, plus robust online and mobile banking.

•	Retirement & 1031 Exchange Services – FirstBank provides Individual Retirement Accounts (IRAs) and specialized 1031 exchange services supported by Certified Exchange Specialists.

•

Digital Banking for Businesses – FirstBank offers Business Online Banking and Internet Cash Management (ICM) with optional modules including ACH origination, wire transfers, Positive Pay, ACH block & filter, and Desktop Teller (remote deposit), plus account management, transfers, alerts, reporting, and an ICM mobile app for approvals on the go.

FBHC’s executive offices are located at 12345 W Colfax Ave, Lakewood, Colorado 80215. FBHC’s telephone number is (800) 964-3444 and its website is www.efirstbank.com. For the avoidance of doubt, information on FBHC’s website has not been incorporated herein by reference and is not a part of this proxy statement/prospectus.

THE MERGERS

Terms of the Mergers

Each of the PNC board of directors and the FBHC board of directors has approved and adopted the merger agreement. Under the merger agreement, Summit Merger Sub will first merge with and into FBHC, with FBHC as the surviving corporation in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, FBHC will then merge with and into PNC, with PNC as the surviving corporation in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank, a Colorado state-chartered bank, will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association (the “bank merger”), with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

Under the terms and subject to the conditions set forth in the merger agreement, subject to election and proration procedures described in this proxy statement/prospectus, FBHC shareholders will receive cash and PNC common stock for each of their shares of FBHC Class A common stock and FBHC Class B common stock (together, the “FBHC common stock”). At the effective time of the first step merger, each outstanding share of FBHC common stock (except for dissenting shares, shares of treasury stock or shares owned by FBHC, PNC or Summit Merger Sub, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof as provided in the merger agreement, either (A) an amount in cash (the “per share cash consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the average of the daily volume-weighted average sales price per share of PNC common stock on The New York Stock Exchange, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by FBHC and PNC), over the five consecutive trading days ending on the second trading day immediately prior to the first step merger’s effective time (the “closing price”), or (B) a number of shares of PNC common stock equal to the quotient (the “per share stock consideration” or the “exchange ratio”), rounded to the nearest one ten thousandth, of (x) the per share cash consideration divided by (y) the closing price, in each case, subject to proration in the event that cash or stock is oversubscribed.

Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. Based on the closing stock price of PNC common stock on NYSE, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date. We suggest that you obtain a current market quotation for PNC common stock, which is currently traded on the NYSE under the trading symbol “PNC.”

Based on the number of shares of FBHC common stock outstanding as of the date of the merger agreement and PNC’s stock price as of August 29, 2025, PNC expects to issue approximately 13.9 million shares of PNC common stock to FBHC shareholders upon consummation of the mergers, which will result in current FBHC shareholders owning approximately 3.4% of outstanding PNC common stock, as of September 30, 2025.

The mergers cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of two-thirds of the outstanding shares of FBHC Class B common stock entitled to vote thereon. The closing of the mergers is also subject to the receipt of approvals of the Federal Reserve and the OCC, and the satisfaction of the other conditions specified in the merger agreement.

Treatment of FBHC Preferred Stock

Subject to the terms of the merger agreement, each holder of FBHC Series A Convertible Preferred Stock, no par value, of FBHC (“FBHC Series A preferred stock”) will have the right to receive an amount in cash equal to (i) the greater of (x) the per share cash consideration and (y) such share’s stated value (as defined in the certificate of designation for the FBHC Series A preferred stock, as amended) plus (ii) all declared but unpaid dividends on such share of FBHC Series A preferred stock. If a holder of shares of FBHC Series A preferred stock prefers to receive the per share stock consideration in respect of one or more of their shares of FBHC Series A preferred stock, each holder of shares of FBHC Series A preferred stock will have the opportunity to exchange one or more shares of FBHC Series A preferred stock for an equivalent number of shares of FBHC Class A common stock prior to the closing of the mergers and such shares of FBHC Class A common stock will be treated the same as shares of FBHC common stock to which a FBHC shareholder elects to receive the per share stock consideration (such shares, “stock election shares”). The exchange offer is expected to occur after the special meeting.

Each share of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1,000 per share, of FBHC (“FBHC Series B preferred stock”) issued and outstanding immediately prior to the effective time will automatically be converted into a share of a newly created series of preferred stock of PNC having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of FBHC Series B preferred stock immediately prior to the effective time, taken as a whole (“new PNC preferred stock”), and, upon such conversion, the FBHC Series B preferred stock will no longer be issued and outstanding and will automatically be cancelled and will cease to exist as of the effective time. For more information, see the section entitled “Description of New PNC Preferred Stock.”

Background of the Mergers

As part of FBHC’s ongoing consideration and evaluation of its long-term strategic goals and plans, the FBHC board of directors and representatives of its senior management have periodically reviewed, considered and assessed FBHC’s business, operations, financial performance and prospects, as well as overall industry conditions, as factors that may affect those strategic goals and plans. Specifically, in 2022, the FBHC board of directors retained Goldman Sachs and Morgan Stanley to explore potential strategic alternatives (the “2022 process”). This review included an outreach to 13 potential counterparties, of which six signed confidentiality agreements and proceeded to preliminary diligence, with four potential counterparties submitting first round indications of interest. These parties did not include PNC but did include three of the bidders who participated in the 2025 transaction process described below (“Bidder A,” “Bidder B” and “Bidder C,” respectively). After reviewing the indications of interest received during the 2022 process and based on further discussions with the interested counterparties and FBHC’s advisors during the 2022 process, the FBHC board of directors determined not to proceed with a potential strategic transaction at that time.

Over the course of 2024 and into early 2025, the FBHC board and senior management continued to discuss potential strategic alternatives, including evaluating the market for bank acquirers and discussing the evolving regulatory environment. These ongoing discussions led to the FBHC board of directors’ determination to again engage Goldman Sachs and Morgan Stanley in connection with a potential strategic review.

On March 19, 2025, the FBHC board of directors and CEO held a meeting, with representatives of Goldman Sachs and Morgan Stanley in attendance, at which the FBHC board of directors considered strategic matters and opportunities given the then-current regulatory environment and broader market conditions. At this meeting, the FBHC board of directors discussed the parameters of what a strategic transaction process could look like, including preliminary financial information relating to a potential transaction, and discussed a potential launch of such a process following FBHC’s first quarter regulatory filings in late April. Following the discussion, the FBHC board of directors directed FBHC’s CEO to reaffirm the engagement of Goldman Sachs and Morgan

Stanley as financial advisors to FBHC, pursuant to the existing engagement agreements, in connection with the potential strategic transaction.

On June 18, 2025, the FBHC board of directors and FBHC’s CEO held a meeting, with representatives of Goldman Sachs and Morgan Stanley in attendance, to review updated preliminary financial information relating to a potential transaction reflecting changes in the market environment since the March 19, 2025 meeting. The representatives of Goldman Sachs and Morgan Stanley also discussed a proposed timeline for the transaction process, including updating presentation materials for potential bidders in early July 2025 based on FBHC’s second quarter regulatory filings and launching the first round of the transaction process thereafter. Following review and discussion of the updated preliminary financial information relating to a potential transaction and proposed timeline, at the conclusion of the June 18, 2025 meeting, the FBHC board of directors directed the FBHC CEO and the representatives of Goldman Sachs and Morgan Stanley in attendance at the meeting to proceed in accordance with the proposed timeline in preparation for a potential strategic transaction.

Between late June and early July 2025, representatives of Goldman Sachs and Morgan Stanley contacted eight potential counterparties, including PNC, to gauge their interest in a potential strategic transaction with FBHC. FBHC subsequently entered into customary confidentiality agreements with six such parties, which included PNC, Bidder A, Bidder B, Bidder C and two other bidders (“Bidder D” and “Bidder E,” respectively). Each confidentiality agreement included customary non-disclosure and use restrictions. The confidentiality agreements did not contain any standstill provisions, and FBHC did not enter into any exclusivity arrangements with any potential counterparty throughout the potential strategic transaction process. Upon execution of these confidentiality agreements, the counterparties were granted access to a virtual data room, which contained preliminary diligence materials, and were permitted to hold discussions with representatives of FBHC’s senior management and financial advisors. During this period, representatives of FBHC, together with its financial advisors, engaged with these counterparties to address initial questions and to facilitate the counterparties’ review of the preliminary diligence information made available to them at this stage.

Starting on July 22, 2025, representatives of Goldman Sachs and Morgan Stanley distributed first-round process letters to the six potential counterparties. The process letters outlined the procedures for submitting Round 1 proposals and specified that non-binding indications of interest were to be submitted by August 18, 2025.

Thereafter, from July 30 through August 13, 2025, representatives of FBHC’s senior management continued discussions with all six counterparties, including management diligence sessions and follow-up sessions, which were attended by representatives of Goldman Sachs and Morgan Stanley. This included meetings with PNC on July 30, 2025, July 31, 2025, and August 8, 2025, to discuss broader strategic and business considerations, including technology matters, in connection with the evaluation of a potential strategic transaction.

On August 18, 2025, all six counterparties submitted non-binding indications of interest. Each of the proposals indicated a willingness to offer a mix of cash and stock consideration, and aggregate consideration offered in these proposals ranged from $3.25 billion to $3.8 billion. PNC’s initial indication of interest had an indicative aggregate valuation of $3.75 billion and noted that PNC was open to a discussion on the cash and stock consideration mix in the event FBHC shareholders indicated a preference for a greater share of one form of consideration or the other. Bidder B indicated a range of $3.6 billion to $3.8 billion, and Bidder D initially provided a valuation of $3.25 billion but subsequently raised the valuation to $3.75 billion. Proposals from Bidders A, C and E reflected valuations ranging from $3.34 billion to $3.6 billion.

On August 20, 2025, the FBHC board of directors held a meeting with FBHC’s senior management, and representatives of Goldman Sachs and Morgan Stanley to evaluate the non-binding indications of interest received on August 18, 2025. At the meeting, the FBHC board of directors reviewed with FBHC’s senior management team and financial advisors the material terms of these proposals, including the aggregate consideration offered by each of the counterparties, the strategic benefits of a combination with each such counterparty and various regulatory and operational considerations, as well as updates on initial diligence and a discussion of potential next steps. In doing so, the FBHC board of directors, together with FBHC’s senior management team and financial advisors, prioritized consideration of numerous factors, including valuation, the estimated ability of a counterparty to increase its price, the liquidity of any stock consideration and the ability to include cash consideration, as well as the perceived ability to obtain regulatory approvals in a timely manner. Following this discussion, the FBHC board of directors determined to advance PNC, Bidder B and Bidder D to Round 2 and directed the representatives of FBHC’s senior management, Goldman Sachs and Morgan Stanley to proceed with these bidders and provide them such additional due diligence information as would be appropriate at this stage.

On August 26, 2025, a first draft of the proposed merger agreement was circulated to the three potential counterparties remaining in the process. The draft merger agreement, prepared with the assistance of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to FBHC, set forth the principal terms and conditions under consideration, including representations and warranties, covenants, deal protection provisions, termination rights and closing conditions. Following circulation of the draft, bidders were invited to review the agreement and provide comments in connection with their ongoing evaluation of a potential strategic transaction with FBHC.

On August 29, 2025, representatives of FBHC’s senior management held an in-person meeting with representatives of PNC, with representatives of Goldman Sachs and Morgan Stanley and Wachtell, Lipton, Rosen & Katz, legal advisor to PNC, and Wells Fargo Securities, LLC, financial advisor to PNC, also in attendance. The discussion covered business and operational matters relevant to evaluating a potential strategic transaction, and PNC expressed optimism about moving forward, emphasizing that the two banks would be a natural strategic fit. During the meeting, PNC’s CEO indicated to FBHC’s CEO that PNC could move quickly to enter into a strategic transaction with FBHC. On August 30, 2025, PNC and representatives of Morgan Stanley discussed PNC’s ability and interest in entering into a transaction on an accelerated time frame, targeting a September 5, 2025 execution date. Later on August 30, 2025, the FBHC CEO spoke with several FBHC directors, who are also large shareholders, to describe PNC’s request.

On August 31, 2025, FBHC’s CEO conducted a further series of calls with those same FBHC directors who are large shareholders to discuss the status of the process. The directors agreed that, if PNC was willing to sufficiently increase its purchase price, they would support working with PNC’s accelerated timeframe. On August 31, FBHC’s CEO called PNC’s CEO to convey a willingness to pursue an accelerated timeline if PNC increased its purchase price. In the conversations, PNC’s CEO initially offered to increase the aggregate price to $4 billion and FBHC’s CEO requested $4.25 billion. The CEOs ultimately agreed on an implied aggregate purchase price valuation of $4.125 billion, subject to confirmation by the FBHC board of directors.

FBHC’s CEO then spoke to members of the FBHC board of directors who confirmed that, based on the price increase, they supported proceeding with PNC on an accelerated basis, with the goal of finalizing a definitive agreement by September 5, 2025 and announcing the strategic transaction prior to market open on Monday, September 8, 2025. In their individual discussions, the FBHC directors confirmed that representatives of FBHC’s senior management and FBHC’s advisors should continue to coordinate closely to advance discussions with PNC in support of this accelerated timetable while also engaging the other two bidders that had moved forward to Round 2.

Following the discussions on August 31, 2025, FBHC and PNC exchanged drafts of the merger agreement, with the key negotiating points being the election and proration mechanisms, treatment of the FBHC Employee Stock Ownership Plan and certain deal protections provided to PNC and FBHC, respectively. In connection with these negotiations, drafts of voting agreements were exchanged between FBHC and PNC, pursuant to which certain FBHC shareholders would agree to vote in favor of the merger, representing approximately 45.7% of the FBHC shares entitled to vote.

Between September 2, 2025 and September 5, 2025, representatives of FBHC’s senior management held numerous meetings with representatives of PNC, each of which was attended by representatives of Goldman Sachs and Morgan Stanley. The meetings involved diligence follow-ups to close out remaining items for PNC’s diligence process and reverse diligence sessions focused on a variety of reverse diligence matters, including PNC’s risk management policies, compliance practices, and operational risk framework and PNC’s human capital structure, employee integration considerations and compensation and benefit practices. The meetings also involved discussions of business and operational matters and other key considerations relating to a potential strategic transaction, including regulatory considerations and communications planning in connection with the potential execution of definitive documentation for a potential strategic transaction. Following discussion at each session, FBHC directed its advisors to continue engagement with PNC and to incorporate the takeaways from these meetings into diligence efforts and draft transaction documentation consistent with the accelerated timetable.

On September 5, 2025, the FBHC board of directors and FBHC’s CEO held a meeting to consider PNC’s updated proposal and the execution of a definitive merger agreement, with representatives of Goldman Sachs, Morgan Stanley and Sullivan & Cromwell in attendance. FBHC’s CEO first noted that a variety of presentation materials, including a fairness opinion presentation jointly prepared by representatives of Goldman Sachs and Morgan Stanley, a substantially final form of the proposed definitive merger agreement, a merger agreement summary prepared by Sullivan & Cromwell and a form of the board resolutions for the approval of the potential strategic transaction had previously been made available to the FBHC board of directors and provided an overview of the key terms of the potential strategic transaction with PNC. FBHC’s CEO highlighted that the strategic transaction represents an implied equity value of approximately $4.125 billion (based on PNC’s stock price on August 29, 2025), with consideration structured as 30% cash and 70% stock, including a fixed cash pool of $1,237,500,000, and an option for shareholders to elect their form of consideration, with valuations equalized and customary proration mechanics. The FBHC board of directors then engaged in an extensive discussion with FBHC’s CEO and its financial and legal advisors regarding the structure and terms of the proposed strategic transaction, including the proposed aggregate consideration, the form of consideration, and the negotiated deal protections including conditions to each party’s obligation to close the transaction and each party’s rights upon a termination of the definitive agreement. Representatives of Goldman Sachs and Morgan Stanley then reviewed their respective financial analyses of the merger consideration provided for in the PNC proposal under consideration, in each case, including a discussion of the various methodologies used by the financial advisors in evaluating the merger consideration (see “—Opinions of FBHC’s Financial Advisors” section for more details), and each delivered its oral fairness opinion—subsequently confirmed in writing as of September 5, 2025—that, subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by each of Goldman Sachs and Morgan Stanley as set forth in their respective written opinions, the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the merger agreement (in the case of the opinion of Goldman Sachs) or to be received by the holders of FBHC common stock (other than PNC and its affiliates) pursuant to the merger agreement (in the case of the opinion of Morgan Stanley) was fair from a financial point of view to such holders. Representatives of Sullivan & Cromwell then provided the directors an overview of the fiduciary duties and other considerations applicable to their review of the proposed terms of the potential strategic transaction with PNC, summarized additional important terms of the definitive merger agreement that had not been discussed earlier in the meeting, and outlined the form of the board resolutions for the approval of the potential strategic transaction in the presentation materials made available to the FBHC board of directors prior to this meeting. Following extensive discussion and questioning, the FBHC board of directors continued to meet in executive session without its financial and legal advisors present to further deliberate. After considering the proposed terms of the merger agreement and the mergers and the various presentations made to the FBHC board of directors by FBHC’s CEO and its financial and legal advisors, and taking into account the matters discussed during the meeting and prior meetings of the FBHC board of directors, including the factors described under “—FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors,” the FBHC board of directors determined that the merger agreement and the transactions contemplated thereby are consistent with, and will further, the business strategies of FBHC and are fair and in the best interests of FBHC and its shareholders and resolved to approve and adopt the merger agreement and the strategic transactions contemplated thereby, including the mergers, the bank merger and the transactions contemplated thereby, to authorize management to execute the merger agreement, to submit the merger agreement to a vote of FBHC shareholders and to recommend to FBHC’s shareholders that they approve the merger agreement. The FBHC board of directors then directed FBHC’s CEO to execute the merger agreement and related transactions contemplated thereby.

Thereafter, following the close of business on September 5, 2025, FBHC and PNC executed the definitive merger agreement, and, in connection therewith, PNC entered into voting agreements with certain shareholders of FBHC common stock representing approximately 45.7% of the shares entitled to vote as of September 5, 2025, pursuant to which such shareholders agreed to vote their shares in favor of the merger. Prior to the opening of the financial markets on Monday, September 8, 2025, FBHC and PNC issued a joint press release announcing the execution of the merger agreement.

FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors

The FBHC board of directors has determined that the merger agreement and the transactions contemplated thereby, including the mergers, the bank merger and the PNC articles of incorporation and PNC bylaws, are fair and in the best interests of FBHC and its shareholders. In reaching its determination, the FBHC board of directors consulted with FBHC’s senior management, as well as with FBHC’s financial and legal advisors, and considered numerous factors, including the following material factors:

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the review undertaken by the FBHC board of directors with the assistance of outside financial and legal advisors, and the FBHC board of directors’ belief that the mergers with PNC were the best option available to FBHC and its shareholders;

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the value of the merger consideration to FBHC shareholders, including that PNC offered the highest amount of merger consideration following a robust process in which six bidders actively participated in the transaction process and submitted proposals as discussed further under the section titled “—Background of the Mergers”;

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the cash component of the merger consideration, which offers FBHC shareholders the opportunity to realize cash for a portion of the value of their shares of FBHC common stock with immediate certainty of value;

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the stock component of the merger consideration provides FBHC shareholders with a publicly traded, liquid security and the opportunity to participate as shareholders of PNC in the future earnings, performance and growth opportunities of the combined company, which will be a larger, more diversified banking franchise; the business, earnings, financial condition, credit quality, capital levels, management, culture, stock performance and prospects of PNC, taking into account the favorable results of FBHC’s due diligence of PNC;

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the results of management’s due diligence investigation of PNC and the reputation, business practices and experience of PNC and its management, including management’s impression that PNC is a financially healthy, well-run bank holding company that is deeply committed to its customers, employees and the communities that it serves;

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PNC’s track record of maintaining local market presence and community engagement in prior integrations and the complementary nature of the companies’ cultures, including relationship-based banking models engineered to deliver products and services to businesses of all sizes, a strong commitment to community prosperity and the belief that this alignment would facilitate the successful integration and implementation of the mergers;

•	the companies’ shared commitment to customers, employees and the communities they serve;

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the ability of the combined company to leverage PNC’s broader product and services offering across the expanded combined customer base and the prospect of improved customer experience through expanded contact-center coverage and enhanced self-service capabilities following the mergers;

•	the likelihood that the regulatory approvals necessary to complete the mergers would be obtained;

•	the fact that PNC is an experienced acquiror and has a history of successfully obtaining regulatory clearances for, and integrating, strategic transactions;

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the “fiduciary out” under the merger agreement, which enables the FBHC board of directors to consider certain unsolicited offers and, subject to the terms and conditions set forth in the merger agreement, change its recommendation that FBHC shareholders vote in favor of approval of the merger agreement if a superior proposal emerges;

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the fact that FBHC’s shareholders will have an opportunity to vote on the approval of the merger agreement and elect the form of consideration they receive in connection with the mergers, subject to proration in the event cash or stock consideration is oversubscribed;

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the financial analyses presented by Goldman Sachs and Morgan Stanley and the oral opinions of Goldman Sachs and Morgan Stanley, dated September 5, 2025, to the FBHC board of directors, which were subsequently confirmed by delivery by each of a written opinion, dated September 5, 2025, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in such opinions, the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the merger agreement (in the case of the opinion of Goldman Sachs) or to be received by the holders of FBHC common stock (other than PNC and its affiliates) pursuant to the merger agreement (in the case of the opinion of Morgan Stanley) was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “—Opinions of FBHC’s Financial Advisors” and the full text of each such opinions are attached to this proxy statement/prospectus as Annex C and Annex D; and

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the terms of the merger agreement, including the limited closing conditions and the expected U.S. federal income tax treatment of the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

The FBHC board of directors also considered a variety of risks and other potentially negative factors concerning the mergers, including the following material factors:

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that the share ratio for the stock portion of the merger consideration is fixed, so that if the market price of PNC common stock is lower at the time of the closing of the mergers, the economic value of the per share merger consideration to be received by FBHC’s shareholders in exchange for their shares of FBHC common stock will also be lower;

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the possibility that the mergers and the related integration process could result in the loss of key employees, in the disruption of FBHC’s ongoing business and in the loss of customers for the combined company;

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the fact that there can be no assurance that all conditions to the parties’ obligations to complete the mergers will be satisfied, including the risk that certain regulatory approvals, the receipt of which is a condition to the consummation of the mergers, might not be obtained, and, as a result, that the mergers might not be consummated or may be subject to delay and the related risk that if the mergers are not consummated, FBHC could be negatively impacted, including with respect to employees and customers;

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the fact that FBHC’s officers and employees would have to focus on actions required to complete the mergers, which would divert their attention from FBHC’s day-to-day business, and that FBHC will incur certain costs related to the mergers, including the fees of financial and legal advisors, even if the mergers are not consummated;

•	the risk that potential benefits sought in the mergers might not be realized within the expected time period or at all, and the risks associated with the integration of the two companies;

•	the restrictions on the conduct of FBHC’s business prior to the completion of the mergers, which are customary for merger agreements involving financial institutions;

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the fact that the merger agreement includes certain provisions that prohibit FBHC from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions;

•	FBHC’s obligation to pay PNC a termination fee of $100 million in certain circumstances and discussed further under the section titled “The Merger Agreement — Termination Fee”; and

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the interests of certain of FBHC’s directors and executive officers in the mergers that are different from or in addition to those of FBHC shareholders generally, as more fully described under the section titled “—Interests of FBHC’s Directors and Executive Officers in the Mergers.”

In reaching its conclusion, the FBHC board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the FBHC board of directors may have given different weight to different factors. The FBHC board of directors considered all of the information and factors presented, including the potential risks, uncertainties, advantages and disadvantages associated with the mergers, in the aggregate rather than separately, and determined the benefits of the mergers to outweigh the potential risks, uncertainties and disadvantages associated with the mergers and to be favorable to and support its determination.

This explanation of the reasoning of the FBHC board of directors and all other information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the FBHC board of directors unanimously recommends that FBHC shareholders vote “FOR” the merger proposal.

Opinions of FBHC’s Financial Advisors

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the FBHC board of directors that, as of September 5, 2025 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 5, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the FBHC board of directors in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of FBHC common stock should vote or make any election with respect to the transactions or how any holder of FBHC common stock should vote with respect to the transactions, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	publicly available quarterly regulatory reports for FBHC for the five-year period ended June 30, 2025;

•	audited annual financial statements for FBHC for the five-year period ended December 31, 2024;

•	unaudited financial statements for the FBHC for the six months ended June 30, 2025;

•	Annual Reports on Form 10-K of PNC for the five years ended December 31, 2024;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of PNC;

•	certain other communications from FBHC and PNC to their respective shareholders;

•	certain publicly available research analyst reports for PNC; and

•	certain internal financial analyses and forecasts for FBHC prepared by its management for 2025 to 2030 as approved for Goldman Sachs’ use by FBHC, which are referred to as the FBHC Projections.

Goldman Sachs also held discussions with members of the senior managements of FBHC and PNC regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition, and future prospects of FBHC and PNC; compared certain financial information for FBHC and PNC with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the FBHC board of directors’ consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the FBHC board of directors’ consent that the FBHC Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FBHC. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, it assumed that such allowances for losses were in the aggregate adequate to cover such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of FBHC, PNC or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions would be obtained without any adverse effect on FBHC or PNC or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of FBHC to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to FBHC; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of FBHC common stock (other than PNC and its affiliates), as of September 5, 2025, of the merger consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions, including the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of FBHC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FBHC or PNC, or class of such persons, in connection with the transactions, whether relative to the merger consideration to be paid to the holders of FBHC common stock (other than PNC and its affiliates), taken in the aggregate, pursuant to the Agreement or otherwise. At the FBHC board of directors’ direction, Goldman Sachs assumed that the FBHC Class A common stock and FBHC Class B common stock are identical for all purposes relevant to its analyses and its opinion. Goldman Sachs does not express any opinion with respect to the allocation of the aggregate merger consideration payable pursuant to the merger agreement, including among the holders of the various types of FBHC common stock pursuant to the merger agreement, or the relative fairness of the merger consideration to holders of either class of such FBHC common stock as compared with holders of the other class of such FBHC common stock. Goldman Sachs does not express any opinion as to the prices at which shares of PNC common stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on FBHC, PNC or the transactions, or as to the impact of the transactions on the solvency or viability of FBHC or PNC or the ability of FBHC or PNC to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the FBHC board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 4, 2025, the last trading day before the execution of the merger agreement, and is not necessarily indicative of current market conditions.

In performing the financial analyses described below and arriving at its opinion, Goldman Sachs calculated an implied value of the merger consideration of $1,070 per share of FBHC common stock based on the $207.36 closing share price of PNC common stock on September 4, 2025 and assuming a consideration mix of 3.6127 shares of PNC common stock (representing 70% of the merger consideration) per share of FBHC common stock and $321.18 in cash per share of FBHC common stock (representing 30% of the merger consideration).

Illustrative Discounted Dividend Analysis for FBHC on a Stand-Alone Basis. Using the FBHC Projections, Goldman Sachs performed an illustrative discounted dividend analysis for FBHC on a stand-alone basis, to derive a range of illustrative present values per share of the FBHC common stock, in each case on a stand-alone basis.

Using discount rates ranging from 10.0% to 13.0%, reflecting estimates of the cost of equity for FBHC on a stand-alone basis, Goldman Sachs derived a range of illustrative aggregate equity values for FBHC on a stand-alone basis by discounting to present value as of June 30, 2025, (a) the implied distributions to FBHC shareholders on a stand-alone basis over the period beginning June 30, 2025 through December 31, 2030 calculated using the FBHC Projections, which assumes distributions of capital in excess of the amount necessary to achieve a 10.0% Tier 1 Leverage capital target, and (b) a range of illustrative terminal values for FBHC as of December 31, 2030, calculated by applying illustrative price to earnings per share (“EPS”) multiples ranging from 10.0x to 12.0x to the estimate of FBHC’s terminal year net income on a stand-alone basis, as reflected in the FBHC Projections. Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including FBHC’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for FBHC as well as certain financial metrics for the U.S. financial markets generally. To derive illustrative terminal values for FBHC, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience taking into account the multiples it calculated as described below under “—Selected Public Companies Comparables Analysis.”

Utilizing the foregoing range of discount rates and terminal value multiples, Goldman Sachs derived an illustrative equity reference range of implied present values per share of FBHC common stock of approximately $957 to approximately $1,246 using the FBHC Projections.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the banking industry since December 31, 2020. For each of the selected transactions,

Goldman Sachs calculated and compared the implied equity value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s (i) tangible book value per share (“Price/TBV”) as of the last full fiscal quarter prior to the announcement of the applicable transaction, and (ii) estimated EPS for the first full fiscal year after the announcement of the applicable transaction (“Price/FY2 EPS”), in each case, based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to FBHC, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of FBHC’s results, market sizes and product profile.

The following table presents the results of this analysis:

Announcement Date	Selected Transactions		Price/TBV	Price/FY2 EPS
	Acquiror	Target
April 2025	Columbia Banking System, Inc.	Pacific Premier Bancorp, Inc.	0.99x	13.5x
May 2024	SouthState Corporation	Independent Bank Group, Inc.	1.48x	12.0x
September 2022	U.S. Bancorp	MUFG Union Bank, N.A.	1.30x	—
July 2021	Citizens Financial Group, Inc.	Investors Bancorp, Inc.	1.30x	11.3x
April 2021	New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.	1.15x	9.3x
February 2021	M&T Bank Corporation	People’s United Financial, Inc.	1.64x	13.7x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of (i) Price/TBV multiples of 1.00x to 1.65x to FBHC’s tangible book value (“TBV”) for the quarter ended June 30, 2025 (the most recently completed fiscal quarter for which TBV information was publicly available), and (ii) Price/FY2 EPS multiples of 9.0x to 14.0x to FBHC’s 2026E Net Income, as reflected in the FBHC Projections, in each case to derive a range of implied values per share of FBHC common stock of $448–$739 based on Price/TBV multiples and a range of implied values per share of FBHC common stock of $773–$1,203 based on Price/FY2 EPS multiples.

Selected Public Companies Comparables Analysis. Goldman Sachs reviewed and compared certain financial information for FBHC to corresponding financial information and public market multiples for publicly traded companies in the banking industry listed below, which we refer to in this section of this proxy statement/prospectus as the “Selected Companies.”

Although none of the Selected Companies is directly comparable to FBHC, the Selected Companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of FBHC.

Goldman Sachs calculated and compared various financial multiples and ratios based on financial and trading data as of September 4, 2025, information Goldman Sachs obtained from public filings and FactSet Research Systems Inc. (“FactSet”). With respect to each of the Selected Companies, Goldman Sachs calculated and compared its closing price per share, as of September 4, 2025, as a multiple of each of:

•	median consensus estimated EPS for calendar year 2026 published by FactSet; and

•	TBV per share as of the company’s most recently completed fiscal quarter for which TBV per share information was publicly available as of June 30, 2025.

The multiples calculated by Goldman Sachs for the selected companies are as follows:

	Price/2026E EPS	Price/TBV
Prosperity Bancshares, Inc.	10.8x	1.6x
Atlantic Union Bankshares Corporation	9.5	2.0
BankUnited, Inc.	11.0	1.0
Hancock Whitney Corporation	10.6	1.6
Banc of California, Inc.	10.3	1.0
United Bankshares, Inc.	11.8	1.7
Commerce Bancshares, Inc.	14.1	2.4
Fulton Financial Corporation	9.4	1.4
Texas Capital Bancshares, Inc.	12.5	1.2
Glacier Bancorp, Inc.	16.1	2.5
United Community Banks, Inc.	11.8	1.6
WesBanco, Inc.	8.6	1.6
First Interstate BancSystem, Inc.	12.3	1.5
WaFd, Inc.	10.1	1.1
Simmons First National Corporation	10.7	1.2
Ameris Bancorp	12.3	1.8
Renasant Corporation	11.7	1.7
Eastern Bankshares, Inc.	8.7	1.4
Independent Bank Corp.	9.8	1.6
Axos Financial, Inc.	11.8	2.1
Provident Financial Services, Inc.	8.6	1.4
Mechanics Bancorp	17.1	1.7
First Hawaiian, Inc.	12.4	1.9
Cathay General Bancorp	10.1	1.4
Bank of Hawaii Corporation	13.6	2.0
Beacon Financial Corporation	7.2	1.2
Home Bancshares, Inc.	12.6	2.2
Customers Bancorp, Inc.	9.3	1.2
WSFS Financial Corporation	11.4	1.9
Top Quartile	12.4x	1.9x
Median	11.0x	1.6x
Bottom Quartile	9.7x	1.3x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to FBHC or PNC or the transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to FBHC board of directors as to the fairness from a financial point of view to the holders of FBHC common stock (other than PNC and its affiliates), as of September 5, 2025 and based upon and subject to the factors and assumptions set forth therein, of the merger consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FBHC, PNC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between FBHC and PNC and was approved by the FBHC board of directors. Goldman Sachs provided advice to FBHC during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to FBHC or the FBHC board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions.

As described above, Goldman Sachs’ opinion to the FBHC board of directors was one of many factors taken into consideration by FBHC board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of FBHC, PNC, any of their respective affiliates and third parties, including affiliates of Mary Reisher, a significant shareholder of FBHC, and Nancy Reisher, a significant shareholder of FBHC (collectively, the “Significant Shareholders”) and any of their respective affiliates (collectively, “Relevant Parties”) or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to FBHC in connection with, and participated in certain of the negotiations leading to, the transactions. During the two-year period ended September 5, 2025, Goldman Sachs Investment Banking has not been engaged by FBHC or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to PNC from time to time for which Goldman Sachs Investment Banking has received, and/or may receive, compensation, including having acted as book runner with respect to an investment grade bond offering in July 2025; as book runner with respect to an investment grade bond offering in October 2024, as book runner with respect to an investment grade bond offering in January 2024; and as book runner with respect to an investment grade bond offering in October 2023. During the two-year period ended September 5, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to PNC and/or its affiliates of less than $15 million in the aggregate. As of September 5, 2025, Goldman Sachs Investment Banking was not mandated by PNC and/or its Related Entities (as defined below) (excluding, if applicable, any Significant Shareholders and their other affiliates) to provide to any such person financial advisory and/or underwriting services. Goldman Sachs Investment Banking was not soliciting PNC and/or its Related Entities (excluding, if applicable, any Significant Shareholders and their other affiliates) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. During the two-year period ended September 5, 2025, Goldman Sachs Investment Banking has not been engaged by either Significant Shareholder or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of September 5, 2025, Goldman Sachs Investment Banking was not mandated by either Significant Shareholder and/or their respective affiliates (excluding FBHC and its subsidiaries) to provide to any such person financial advisory and/or underwriting services. Goldman Sachs Investment Banking was not soliciting either Significant Shareholder and/or their respective affiliates (excluding FBHC and its subsidiaries) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

As of September 5, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in FBHC and/or its Related Entities (as defined below) (excluding any Significant Shareholder and her other Related Entities), (ii) no direct GS Principal Investment in PNC and/or its Related Entities (excluding any significant shareholder and its other affiliates) and (iii) no direct GS Principal Investment in affiliates of either Significant Shareholder (but excluding FBHC or its other Related Entities).

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of this proxy statement/prospectus, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third-party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The FBHC board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated February 4, 2022, FBHC engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between FBHC and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $23 million, $3 million of which became payable at announcement of the transactions, and the remainder of which is contingent upon consummation of the transactions. FBHC may, in its sole discretion, also pay Goldman Sachs a discretionary fee of up to $2.6 million. In addition, FBHC has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Morgan Stanley & Co. LLC

FBHC first retained Morgan Stanley to provide it with financial advisory services in connection with a possible sale of FBHC, and, if requested by FBHC, a financial opinion with respect thereto. FBHC selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the banking industry, market and regulatory environment and business and affairs of FBHC. Morgan Stanley rendered to the FBHC board of directors at its special meeting on September 5, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated September 5, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of FBHC common stock pursuant to the merger agreement was fair from a financial point of view to such holders of FBHC common stock (other than PNC and its affiliates).

The full text of the written opinion of Morgan Stanley, dated September 5, 2025, is attached as Annex D and incorporated by reference into this document. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the FBHC board of directors and addresses only the fairness, from a financial point of view to the holders of FBHC common stock (other than PNC and its affiliates) of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley expressed no opinion or recommendation as to how any shareholder of FBHC should vote in connection with the merger agreement or the transactions contemplated thereby or whether to make any election or take any other action with respect to the merger agreement or the transactions contemplated thereby. In addition, Morgan Stanley’s opinion does not in any manner address the price at which PNC common stock will trade following the consummation of the transactions or at any time. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1)	reviewed certain publicly available financial statements and other business and financial information of FBHC and PNC, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning FBHC;

3)	reviewed certain financial projections prepared by the management of FBHC;

4)	discussed the past and current operations and financial condition and the prospects of FBHC with senior executives of FBHC;

5)	discussed the past and current operations and financial condition and the prospects of PNC with senior executives of PNC;

6)	reviewed the reported prices and trading activity for PNC common stock;

7)	compared the financial performance of FBHC with that of certain publicly traded companies comparable with FBHC, and their securities;

8)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	participated in certain discussions and negotiations among representatives of FBHC and PNC and their financial and legal advisors;

10)	reviewed the merger agreement; and

11)	performed such other analyses reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by FBHC and PNC and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that it had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of FBHC of the future financial performance of FBHC. In addition, Morgan Stanley assumed that the first step merger and the second step merger (together, the “mergers”) will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the transactions. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of PNC and FBHC and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley is not an expert in the evaluation of allowance for credit losses, and it neither made an independent evaluation of the adequacy of the allowance for credit losses at FBHC or PNC, nor did it examine any individual loan credit files of FBHC or PNC nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for credit losses of FBHC and PNC were adequate. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of FBHC or PNC, or any class of such persons, whether relative to the merger consideration or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of FBHC or PNC, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 5, 2025. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. At the direction of the FBHC board of directors, Morgan Stanley assumed that the FBHC Class A common stock and FBHC Class B common stock are identical for all purposes relevant to Morgan Stanley’s analyses and its opinion and Morgan Stanley expressed no opinion as to the relative fairness of the merger consideration to holders of either class of FBHC common stock as compared with holders of the other class of such FBHC common stock or as to the allocation of the aggregate merger consideration among the holders of the various types of shares of FBHC common stock pursuant to the merger agreement. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to FBHC, nor did it address the underlying business decision of FBHC to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. In addition, Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion was for the information of the FBHC board of directors in its capacity as such in connection with its consideration of the transactions.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 5, 2025. The various financial analyses summarized below were based on the closing price of PNC common stock and other information available as of September 4, 2025, the last full trading day preceding the day of the meeting of the board of directors of FBHC to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by FBHC’s management, referred to as the “FBHC Projections.” Morgan Stanley also calculated an implied value of the aggregate consideration payable in the transaction value of approximately $4,124 million in the aggregate as of September 4, 2025 (the “implied transaction value”), resulting in an implied value per share of FBHC common stock of $1,070, based on the sum of (A) the aggregate cash consideration of $1,237.5 million (the “cash consideration”) plus (B) the implied value of approximately 13.9 million shares of PNC common stock, of approximately $2,886 million, based on the $207.36 closing share price of PNC common stock on September 4, 2025. For purposes of analysis based on per share metrics, Morgan Stanley assumed 3,853,033 outstanding shares of FBHC common stock on a fully diluted basis, including shares of FBHC common stock issuable in respect of FBHC Series A preferred stock, as provided by management of FBHC.

Comparable Company Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics. Morgan Stanley compared certain financial information of FBHC with publicly available information for a group of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to the business of FBHC.

The group of selected companies consisted of U.S. publicly traded banks that had assets between $20 billion and $30 billion. The selected companies consisted of:

•	Ameris Bancorp

•	Axos Financial, Inc.

•	Bank of Hawaii Corporation

•	Cathay General Bancorp

•	Customers Bancorp, Inc.

•	Eastern Bankshares, Inc.

•	First Hawaiian, Inc.

•	First Interstate BancSystem, Inc.

•	Glacier Bancorp, Inc.

•	Home Bancshares, Inc.

•	Independent Bank Corp.

•	Provident Financial Services, Inc.

•	Renasant Corporation

•	Simmons First National Corporation

•	WaFd, Inc.

•	WesBanco, Inc.

•	WSFS Financial Corporation

•	United Community Banks, Inc.

In all instances, multiples were based on closing stock prices on September 4, 2025. For each of the following analyses performed by Morgan Stanley, financial and market data for the group of selected companies were based on the most recent publicly available information and mean equity research consensus estimates.

With respect to the group of selected companies, Morgan Stanley reviewed:

•	the ratio of price to estimated diluted earnings per share for calendar year 2025, based on publicly available estimates (“P/2025E EPS”);

•	the ratio of price to estimated diluted earnings per share for calendar year 2026, based on publicly available estimates (“P/2026E EPS”); and

•	the ratio of price to tangible book value per share (“P/TBV”).

The following table presents the results of this analysis:

Selected Companies
	Bottom Quartile	Median	Average	Top Quartile
P/2025E EPS	11.9x	12.6x	13.3x	13.0x
P/2026E EPS	9.9x	11.5x	11.2x	12.3x
P/TBV	1.4x	1.6x	1.7x	1.9x

Based on the results of this analysis and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for FBHC to derive ranges of implied aggregate value for the transactions and an implied value per share of FBHC common stock as of September 5, 2025, as set forth below:

	FBHC Metric	Multiple Range	Implied Aggregate Transaction Value ($MM)	Implied Value Per share of FBHC common stock
P/2025E EPS	$254	11.9x - 13.0x	$3,023 - $3,302	$784 - 857
P/2026E EPS	$331	9.9x - 12.3x	$3,277 - $4,071	$850 - 1,057
P/TBV	$1,726	1.4x - 1.9x	$2,416 - $3,279	$627 - 851

Morgan Stanley also performed a regression-based analysis based on Price/TBV versus estimated 2026 return on average tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2026 return on average tangible common equity estimate for FBHC of 17.0%, as set forth in the FBHC Projections, the regression-implied value would be 1.8x Price/TBV and the low-end of the range of approximately $2,934 million represents the implied value if FBHC were valued at 1.7x of the value implied by the regression line and the high-end range of approximately $3,452 million represents the implied value if FBHC were valued at 2.0x of the value implied by the regression line.

Morgan Stanley compared the range of implied aggregate value with the implied transaction value of approximately $4,124 million.

No company used as a comparison in the comparable companies analysis is identical to FBHC. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FBHC and PNC, such as the impact of competition on the business of FBHC or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of FBHC or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Analysis

Using the FBHC Projections for 2025 through 2030 and assuming that FBHC would make distributions of capital in excess of the amount necessary to achieve a 10.0% Tier 1 leverage ratio as directed by management of FBHC, Morgan Stanley performed a dividend discount analysis for FBHC on a stand-alone basis. Morgan Stanley calculated a range of implied values per share of FBHC common stock based on the sum of the discounted present values of (a) projected dividends on shares of FBHC common stock for the period July 1, 2025 through December 31, 2030 and (b) a projected terminal value of FBHC common stock as of December 31, 2030.

Morgan Stanley based its analysis on a range of terminal forward multiples of 10.5x to 12.5x to the terminal year 2031 estimated forward earnings, a range of discount rates of 9.3% to 11.3% (determined using the capital asset pricing model). Based on information provided by FBHC management, Morgan Stanley also assumed a 4.0% opportunity cost of cash and a 25% effective tax rate. Utilizing the foregoing range of discount rates and terminal value multiples, Morgan Stanley derived a range of implied aggregate transaction values of approximately $3,833 million to approximately $4,790 million and a range of implied present values per share of FBHC common stock of approximately $995 to approximately $1,234 using the FBHC Projections.

Morgan Stanley compared the range of implied aggregate value with the implied transaction value of approximately $4,124 million.

Precedent Transaction Analysis

Morgan Stanley performed a precedent transactions analysis, which attempts to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain bank transactions announced between January 1, 2024 and September 4, 2025 with a transaction value greater than $1 billion. The transactions reviewed and the date that each transaction was announced were as follows:

Acquiror	Target	Announcement Date
Huntington Bancshares Incorporated	Veritex Holdings, Inc.	July 2025
Columbia Banking System, Inc.	Pacific Premier Bancorp, Inc.	April 2025
Berkshire Hills Bancorp, Inc.	Brookline Bancorp, Inc.	December 2024
Old National Bancorp	Bremer Financial Corporation	November 2024
Atlantic Union Bankshares Corporation	Sandy Spring Bancorp, Inc.	October 2024
Renasant Corporation	The First Bancshares, Inc.	July 2024
SouthState Corporation	Independent Bank Group, Inc.	May 2024
UMB Financial Corporation	Heartland Financial USA, Inc.	April 2024

For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the multiple of price to forward estimated diluted earnings per share (“Price/Forward EPS”) and the multiple of price to tangible book value per share, or “P/TBV,” for each of the target companies in the selected transactions. The following table presents the results of this analysis:

Precedent Transactions
	Bottom Quartile	Median	Top Quartile
Price/Forward EPS	9.9x	12.8x	13.6x
P/TBV	1.1x	1.4x	1.5x

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment, and taking into consideration, among other things, the prevailing market trends for the valuation and performance of companies in FBHC’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley selected ranges of multiples and applied these ranges of multiples to the relevant financial statistics for FBHC.

Based on the results of this analysis and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for FBHC in the FBHC Projections to derive ranges of implied aggregate value for the Transaction and an implied value per share of FBHC common stock as of September 5, 2025, as set forth below:

	FBHC Metric	Multiple Range	Implied Aggregate Transaction Value ($MM)	Implied Value Per share of FBHC common stock
Price/Forward EPS	$331	9.9x - 13.6x	$3,277 - $4,502	$850 - $1,168
P/TBV	$1,726	1.1x - 1.5x	$1,899 - $2,589	$493 - $672

Morgan Stanley compared these ranges of implied aggregate value with the implied transaction value of approximately $4,124 million.

No company or transaction used in the precedent transactions analysis is identical to FBHC or the transactions. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FBHC and PNC, such as the impact of competition on the business of FBHC or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of FBHC or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using the precedent transactions data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

General

In connection with the review of the transactions by the FBHC board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of FBHC. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of FBHC and PNC. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Consideration pursuant to the merger agreement from a financial point of view to holders of shares of FBHC common stock (other than PNC and its affiliates) and in connection with the delivery of its opinion to the FBHC board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of FBHC common stock or PNC common stock might actually trade. The merger consideration was determined through arm’s-length negotiations between FBHC and PNC and was approved by the FBHC board of directors. Morgan Stanley provided advice to FBHC during these negotiations. Morgan Stanley did not, however, recommend any specific form, mix or amount of merger consideration to FBHC, or that any specific form, mix or amount of merger consideration constituted the only appropriate merger consideration for the transactions.

Morgan Stanley’s opinion and its presentation to the FBHC board of directors was one of many factors taken into consideration by the FBHC board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the FBHC board of directors with respect to the Consideration or of whether the FBHC board of directors would have been willing to agree to different merger consideration.

The FBHC board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of PNC, FBHC or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument. As of September 5, 2025, Morgan Stanley and its affiliates held, on a proprietary basis, no FBHC common stock and less than 1% of the outstanding PNC common stock.

Under the terms of its engagement letter, Morgan Stanley provided FBHC financial advisory services and a financial opinion in connection with the Transaction, and FBHC agreed to pay Morgan Stanley a fee of approximately $23 million, $3 million of which became payable upon the delivery of Morgan Stanley’s opinion and the remainder of which is contingent upon completion of the transactions. FBHC may, in its sole discretion, also pay Morgan Stanley an additional discretionary fee of up to $2.6 million, contingent upon the closing of the transactions. FBHC has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, FBHC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates provided financing and other financial services for PNC and have received fees for the rendering of these services of between $10 million and $20 million. Morgan Stanley and its affiliates did not receive any fees from FBHC for financial advisory or financing services in the two years prior to the date of its opinion. Morgan Stanley may seek to provide financial advisory and financing services to PNC, FBHC, and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Certain Unaudited Prospective Financial Information

FBHC does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with FBHC’s evaluation of the mergers, FBHC is including in this proxy statement/prospectus certain limited unaudited prospective financial information (which we refer to collectively as the “projections”) for FBHC that was made available as described below. The prospective financial information is included in this proxy statement/prospectus to give FBHC shareholders access to certain information provided to FBHC and its board of directors and provided to and approved for us by both Goldman Sachs and Morgan Stanley, FBHC’s financial advisors, for the purposes of performing their financial analyses in connection with their respective opinions, in each case, as described in this proxy statement/prospectus.

The projections were not prepared with a view toward public disclosure. As a result, the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that PNC, FBHC or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that they should be construed as financial guidance, and they should not be relied on as such. This information was prepared solely for internal use (other than publicly available consensus Wall Street estimates, or “street estimates”) and is subjective in many respects. The projections were prepared based on the information available to the preparers at the time of their preparation. While presented with numeric specificity, the projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to FBHC’s businesses, all of which are difficult to predict and many of which are beyond FBHC’s control. In addition, since the projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, FBHC’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules. For other factors that could cause the actual results to differ from the results forecasted in the projections, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, FBHC’s management. Neither Ernst & Young LLP nor PricewaterhouseCoopers LLP have audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying projections and, accordingly, neither Ernst & Young nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement/prospectus relates to PNC’s previously issued financial statements. It does not extend to the projections and should not be read to do so.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on FBHC of the mergers, and do not attempt to predict or suggest future results of the combined company following the mergers or give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on FBHC of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers.

Neither PNC nor FBHC or any of their respective advisors can give any assurance that, had the projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the mergers to occur. None of PNC, FBHC, Goldman Sachs or Morgan Stanley, nor any of their affiliates or representatives, intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by PNC or FBHC that they are viewed by PNC or FBHC as material information of PNC or FBHC, respectively, particularly in light of the inherent risks and uncertainties associated with such projections. None of PNC, FBHC, Goldman Sachs or Morgan Stanley, nor their respective affiliates or representatives, has made, makes or is authorized in the future to make any representation to any shareholder of PNC or FBHC or other person regarding FBHC’s ultimate performance compared to the information contained in the projections or that the forecasted results will be achieved. The projections included below are being provided because they were made available to and considered by Goldman Sachs and Morgan Stanley, FBHC and FBHC’s board of directors in connection with the mergers.

In light of the foregoing, and considering that the special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, FBHC shareholders are strongly cautioned not to place unwarranted reliance on such information, and FBHC shareholders are urged to review the financial information of FBHC included in this proxy statement/prospectus. See “Where You Can Find More Information.”

Certain Projections Regarding FBHC

The following table includes certain unaudited financial projections for FBHC, provided at the direction of FBHC’s board of directors, by FBHC management to Goldman Sachs and Morgan Stanley and used by Goldman Sachs and Morgan Stanley in the financial analyses performed in connection with Goldman Sachs’s and Morgan Stanley’s opinions, as directed and approved by FBHC management:

	2025E	2026E	2027E	2028E	2029E	2030E
Net Income (Millions)	$254	$331	$419	$440	$462	$485
Average Adjusted Assets (Billions)	$27.5	$28.5	$29.4	$30.8	$32.4	$34.0
ROTCE		17.0%

Interests of FBHC’s Directors and Executive Officers in the Mergers

For purposes of the registration statement, the executive officers of FBHC are: (1) Kevin T. Classen, Director and Chief Executive Officer; (2) Kelly Kaminskas, Chief Operating Officer; (3) John Markovich, Chief Credit Officer; (4) Jennifer Payne, Chief Risk Officer; (5) Adam Sands, Chief Banking Officer; and (6) D. Todd Vanosdoll, Chief Financial Officer.

Under the merger agreement, the executive officers of FBHC will receive the same merger consideration for their shares of FBHC common stock as other FBHC shareholders. In considering the recommendation of the FBHC board of directors that FBHC shareholders vote in favor of the proposal to approve the merger agreement, FBHC shareholders should be aware that the directors and executive officers of FBHC have certain interests in the transactions that are or may be different from, or in addition to, the interests of FBHC shareholders generally. The FBHC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by it, and in making their recommendation that FBHC shareholders approve and adopt the merger agreement. For further information, see “— Background of the Mergers” and “— FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of FBHC Equity Awards

At the effective time of the mergers, (i) each FBHC RSU granted prior to September 5, 2025 that is not a deferred FBHC RSU will vest in full and be converted into the right to receive a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of

FBHC common stock or FBHC Series A preferred stock, as applicable, subject to such FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, subject to applicable withholdings or deductions under applicable law, and (ii) each FBHC RSU that is granted following September 5, 2025 and each deferred FBHC RSU, whether previously vested or unvested, will be converted into a restricted stock unit denominated in a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock subject to the FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, and otherwise generally subject to the same terms and conditions as were applicable to the FBHC RSU as of the effective time. Additionally, the holder of any deferred FBHC RSU will receive (without interest) an amount in cash equal to any accrued and unpaid dividend equivalents that are payable pursuant to the terms of the deferred FBHC RSU.

The estimated aggregate amount that would be realized by the six executive officers in respect of their unvested FBHC RSUs if the mergers were completed on September 26, 2025 is approximately $8,631,928, and the estimated aggregate amount that would be realized by the eight non-employee members of the FBHC board of directors who hold unvested FBHC RSUs in respect of their unvested FBHC RSUs if the mergers were completed on September 26, 2025 is approximately $3,909,551. The amounts in this paragraph were determined using equity awards outstanding as of September 26, 2025 and a price per share of FBHC common stock or FBHC Series A preferred stock, as applicable, of $1,051.52. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the mergers following the date of the registration statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by FBHC’s non-employee directors and executive officers may materially differ from the amounts set forth above.

2026 Long-Term Incentive Award Grants

In accordance with the merger agreement, because closing cannot occur prior to January 1, 2026, FBHC may, in the ordinary course of business and consistent with past practice, make 2026 annual long-term incentive award grants to employees of FBHC and its subsidiaries, including the executive officers, in the form of FBHC RSUs having an aggregate grant date value not to exceed $15 million (the “Interim Period Rollover RSUs”). The terms and conditions of the Interim Period Rollover RSUs will be substantially similar to FBHC’s past practice for grants of FBHC RSUs granted in fiscal year 2025, except that the Interim Period Rollover RSUs (x) may provide for full vesting upon a termination without cause or due to death or disability, or a resignation for good reason following the effective time of the mergers and (y) will not be eligible for deferral under FBHC’s deferred compensation plan or otherwise. As described above, at the effective time of the mergers, each FBHC RSU that is granted following September 5, 2025, including the Interim Period Rollover RSUs, whether previously vested or unvested, will be converted into a restricted stock unit denominated in a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock subject to the FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, and otherwise generally subject to the same terms and conditions as were applicable to the FBHC RSU as of the effective time.

Change in Control Severance Plan

Each of the executive officers participates in FBHC’s Change in Control Severance Plan (the “Severance Plan”), which provides severance benefits to participating employees of FBHC upon certain qualifying terminations of employment in connection with a change of control (like the mergers) based on their predetermined status as “Tier 1” or “Tier 2” participant. Each executive officer has been designated as a “Tier 1” participant in the Severance Plan.

Under the Severance Plan, upon a termination of employment by FBHC without cause or by the executive officer for good reason (each, a “qualifying event”), in either case, during the period commencing on a change in control and ending on the first anniversary thereof, each executive officer of FBHC is eligible to receive: (i) a lump sum cash payment equal to two times the officer’s base salary; (ii) any earned but unpaid annual bonus for the year prior to termination based on the actual level of performance; (iii) a prorated annual bonus for the year in which termination occurs based on the target level of performance; and (iv) continued participation in group medical, dental and vision plans upon substantially the same terms and conditions (including contributions required by the employee) for up to 18 months following termination. The cash amounts contemplated by clauses (i) through (iii) of the preceding sentence are payable on the first regularly scheduled payroll occurring more than 60 days after termination. The foregoing severance benefits are contingent upon execution and non-revocation of a release of claims.

The estimated aggregate value of the severance payments and benefits under the Severance Plan that the executive officers would receive if the mergers were to be completed and such executive officers experienced a qualifying event on September 26, 2025 is approximately $7,837,000.

Retention Letters

Each of the executive officers is party to a retention bonus letter with FBHC pursuant to which the executive officer is eligible to receive a cash retention bonus. Fifty percent of the retention bonus will be earned on the closing and the remaining fifty percent will be earned on the three-month anniversary thereof (each such date, a “Vesting Date”), subject in each case to the executive officer’s continued employment through the applicable date, and will be paid on or within 30 days of the Vesting Date. Notwithstanding the foregoing, if an executive officer’s employment with FBHC terminates before a Vesting Date due to a termination by FBHC without cause or by the executive officer for good reason, subject to execution and non-revocation of a release of claims, any unvested portion of the bonus will be paid to the executive officer on the first payroll date that is at least 60 days following the termination of their employment. The aggregate value of the retention bonuses payable to the executive officers is $1,959,000.

Bonus Actions

Pursuant to the FBHC Change in Control One-Time Bonus Plan, each employee of FBHC immediately prior to the effective time of the mergers (including the executive officers) having at least three-months of continuous services with FBHC is eligible to earn a one-time cash bonus in an amount equal to $5,000, less applicable deductions and withholdings, subject to continued employment through the three-month anniversary of the effective time. Notwithstanding the foregoing, in the event of a termination by FBHC without cause after the effective time of the mergers but prior to the three-month anniversary thereof, the recipient will receive the one-time bonus.

In accordance with the merger agreement, FBHC may pay at or as soon as reasonably practicable following the effective time of the mergers (but no later than the first regular payroll date that is at least five business days following the effective time) pro-rated annual bonuses to FBHC employees (including the executive officers) in respect of the fiscal year in which the closing occurs equal to the product of (i) the employee’s annual bonus for such year calculated based on actual performance results through the closing and (ii) a fraction, the numerator of which is the number of days in such fiscal year elapsed through the closing date and the denominator of which is the total number of days in such fiscal year, without duplication of any prorated bonus payment to which an employee is entitled under an applicable severance or other plan or agreement.

Offer Letters with PNC

In connection with the mergers, PNC entered into offer letters with each of Kevin Classen, the Chief Executive Officer of FBHC, Kelly Kaminskas, the Chief Operating Officer of FBHC, Adam Sands, the Chief Banking Officer of FBHC, and John Markovich, the Chief Credit Officer of FBHC, to become effective subject to and contingent upon the consummation of the merger. Prior to the effective time of the mergers, PNC may also initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for other FBHC employees (including other executive officers).

Pursuant to the offer letter with Mr. Classen, he will have the title of Regional President, Colorado, and Territory Leader, Mountain States, with (i) an annual base salary equal to $1,450,000 through the end of 2026 and reduced to $500,000 commencing in 2027, (ii) for 2026, a cash incentive award equal to the target opportunity provided by FBHC and a long-term incentive award in the form of PNC restricted stock units (“PNC RSUs”) with a grant date value equal to his 2026 base salary (if FBHC has not previously granted him an equity award in 2026 prior to closing) and (iii) for 2027, total incentive compensation opportunities under the applicable PNC plan with a target total incentive opportunity of $1,250,000. In addition, in order to retain and incentivize Mr. Classen, he will be granted a PNC RSU award with a grant date value of $5,000,000 that will vest ratably over the five-year period following the grant date subject to terms to be determined by PNC, which may include time- and/or performance-based vesting conditions, as set forth in the applicable award agreement.

Pursuant to the offer letter with Ms. Kaminskas, she will have the title of Chief Operating Officer of the banking operations of FBHC, with (i) an annual base salary equal to $650,000 through the end of 2026 and reduced to $350,000 commencing in 2027, (ii) for 2026, a cash incentive award equal to the target opportunity provided by FBHC and a PNC RSU award with a grant date value equal to her 2026 base salary (if FBHC has not previously granted her an equity award in 2026 prior to closing) and (iii) for 2027, total incentive compensation opportunities under the applicable PNC plan with a target total incentive opportunity of $500,000. In addition, in order to retain and incentivize Ms. Kaminskas, she will be granted (i) a cash retention award with an aggregate value of $1,000,000 that will vest ratably in two equal installments, with the first installment vesting on January 1, 2027 and the second installment vesting on the first anniversary of the date on which the conversion of FBHC’s banking systems to PNC’s banking systems is complete, and (ii) a PNC RSU award with an aggregate value of $1,000,000 that will vest over the three-year period following the grant date subject to terms to be determined by PNC, which may include time- and/or performance-based vesting conditions, as set forth in the applicable award agreement.

Pursuant to the offer letter with Mr. Sands, he will have the title of Chief Market Executive for the Mountain Territory, with (i) an annual base salary equal to $600,000 through the end of 2026 and reduced to $450,000 commencing in 2027, (ii) for 2026, a cash incentive award at least equal to the target opportunity currently provided by FBHC and a PNC RSU award with a grant date value equal to $600,500 (if FBHC has not previously granted him an equity award in 2026 prior to closing) and (iii) for 2027, total incentive compensation opportunities under the applicable PNC plan with a target total incentive opportunity of $650,000.

Pursuant to the offer letter with Mr. Markovich, he will have the title of Head of Regional Commercial Real Estate Credit Products, with (i) an annual base salary equal to $323,200 through the end of 2026 and reduced to $230,000 commencing in 2027, (ii) for 2026, a cash incentive award at least equal to the target opportunity currently provided by FBHC and a PNC RSU award with a grant date value equal to $210,450 (if FBHC has not previously granted him an equity award in 2026 prior to closing) and (iii) for 2027, total incentive compensation opportunities under the applicable PNC plan with a target total incentive opportunity of $320,000.

The offer letters also provide that as soon as practicable following the closing, each of Messrs. Classen, Sands and Markovich and Ms. Kaminskas will be entitled to receive their cash severance compensation under the Severance Plan (as described above) subject to a release of claims. In connection with entering into the offer letters, each of Messrs. Classen, Sands and Markovich and Ms. Kaminskas agreed to certain restrictive covenants, including a confidentiality provision and a customer non-solicitation restriction.

Further Actions

FBHC may implement certain strategies to mitigate any adverse tax consequences under Sections 280G or 4999 of the Code that would reasonably be expected to arise in connection with the transactions contemplated by the merger agreement. If FBHC determines that it is reasonably likely that the closing will occur in 2026, FBHC and its subsidiaries may accelerate into 2025 the vesting and/or payment of the following categories of compensation that is scheduled to vest or be paid in 2026: (i) paying all or a portion of annual bonuses that are expected to be payable in 2026 in respect of the 2025 bonus year (to the extent permitted under Section 409A of the Code); (ii) accelerating the vesting of the FBHC RSUs so that they vest and settle in calendar year 2025 (to the extent permitted under Section 409A of the Code); and (iii) paying out accrued vacation or paid time off.

Indemnification Insurance

Under the terms of the merger agreement, from and after the effective time of the merger, PNC will indemnify and hold harmless, and advance expenses as incurred by, FBHC’s directors, officers or employees, in each case to the extent (subject to applicable law) FBHC’s directors, officers or employees are indemnified or entitled to advancement of expenses by FBHC under the FBHC articles of incorporation and the FBHC bylaws, the governing or organizational documents of any FBHC subsidiary or any indemnification agreements in existence as of the date of the merger agreement, for costs, expenses, judgments, fines, losses, damages and liabilities arising out of the fact that such person is or was a director, officer or employee of FBHC or any of its subsidiaries. In addition, for a period of six years after the effective time of the merger, PNC will cause to be maintained in effect the current policies of directors’ and officer’s liability insurance maintained by FBHC or may obtain a six-year “tail” policy under FBHC’s existing directors and officers insurance policy. However, PNC is not obligated to spend for such directors and officers insurance, on an annual basis, or for such “tail” policy, an amount in excess of 300% of the current annual premium paid by FBHC as of the date of the merger agreement. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Regulatory Approvals Required for the Mergers

To complete the mergers, PNC and FBHC need to obtain approvals or consents from, or make filings with, applicable U.S. federal and state bank regulatory authorities and other regulatory authorities. Subject to the terms of the merger agreement, PNC and FBHC have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and in the case of the applications, notices, petitions and filings to the Federal Reserve, the OCC and the CDB, use their reasonable best efforts to make them within 10 days of the date of the merger agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These include the approvals from the Federal Reserve, the OCC and the CDB. In furtherance of the foregoing, each of PNC and FBHC has agreed to promptly respond to any request for information and take such action and resolve any objection that may be required or asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby.

Under the terms of the merger agreement, nothing in the merger agreement will be deemed to require PNC to take any action, or commit to take any action, or agree to any condition or restriction that would, individually or in the aggregate, result in a material adverse effect on PNC and its subsidiaries (measured on a pro forma basis giving effect to the transactions contemplated in the merger agreement).

The regulatory approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by FBHC shareholders in the mergers is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers by the applicable regulatory agency.

PNC and FBHC believe that the mergers do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all regulatory approvals will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals or the companies’ ability to obtain the approvals on satisfactory terms. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to result in a materially burdensome condition or to have a material adverse effect on the financial condition, results of operations, assets or business of PNC following the completion of the mergers.

Federal Reserve and the OCC

The mergers are subject to the approval of the Federal Reserve under Section 3 of the BHC Act. The bank merger requires the prior approval of the OCC pursuant to the National Bank Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (12 U.S.C. § 1831u) (the “Riegle-Neal Act”) and also the OCC’s regulations. In connection with the bank merger, PNC Bank, National Association is also applying for the OCC’s approval to operate FirstBank’s main office and branches as licensed branches of PNC Bank, National Association; and to acquire the subsidiaries of FirstBank and operate them as operating subsidiaries of PNC Bank, National Association.

The Federal Reserve and the OCC take into consideration a number of factors when acting on applications under the BHC Act, the Bank Merger Act, the National Bank Act, and the Riegle-Neal Act, respectively. These factors include the effect of the mergers on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the directors and officers, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

In considering an application under the respective provisions of the BHC Act, the Bank Merger Act, the National Bank Act, and the Riegle-Neal Act, the Federal Reserve and the OCC also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve and the OCC must also take into account the record of performance of each of PNC and FBHC in meeting the credit needs of the respective communities, including low- and moderate-income neighborhoods, served by PNC Bank, National Association and FirstBank. As part of the application review process in merger transactions, the Federal Reserve and the OCC each may receive comment letters from members of the public. In their most recent CRA performance evaluations, each of PNC Bank, National Association and FirstBank received an overall “outstanding” regulatory rating under the CRA.

In addition, in connection with an interstate merger transaction, the Federal Reserve and the OCC consider certain additional factors under the Riegle-Neal Act, including the relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction. Similarly, under the Riegle-Neal Act, the Federal Reserve may approve an interstate merger transaction only if the acquiring bank holding company is well capitalized and well managed and meets certain other requirements.

The initial submission of the applications to the OCC and Federal Reserve occurred on September 15, 2025. PNC responded to requests for additional information from the OCC on October 20, 2025 and from the Federal Reserve Board on October 3, 2025.

The Colorado Division of Banking; Additional Regulatory Approvals and Notices

The bank merger is also subject to the approval of the CDB under Co. Rev. Stat. § 11-104-202, for PNC Bank, National Association to obtain certification as an out-of-state bank holding company to acquire FBHC and thereby acquire control of FirstBank. The filing of the application to the CDB occurred on September 15, 2025. On October 16, 2025, the CDB approved the application.

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.

U.S. Department of Justice

In addition to the Federal Reserve and the OCC, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers comply with the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze the mergers’ effect on competition differently than the Federal Reserve and OCC and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general.

Public Trading Markets

PNC common stock is listed for trading on the NYSE under the symbol “PNC.” Following the mergers, shares of PNC common stock will continue to be listed for trading on the NYSE.

Under the merger agreement, PNC will cause the shares of PNC common stock to be issued in the mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the first step merger. The merger agreement provides that neither PNC nor FBHC will be required to complete the mergers if such shares are not authorized for listing on the NYSE.

Appraisal or Dissenters’ Rights in the Mergers

Under applicable Colorado law concerning dissenting shareholder appraisal rights, holders of FBHC Class B common stock have the right to demand appraisal of their shares of FBHC Class B common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights of appraisal and comply with Article 113 of the CBCA attached to this proxy statement/prospectus as Annex E.

Summarized below are the dissenters’ rights of the holders of FBHC Class B common stock and the statutory procedures required to be followed in order to perfect such rights. Article 113 of the CBCA governs dissenters’ rights under the CBCA. The following summary is qualified in its entirety by reference to Article 113 of the CBCA, which should be reviewed carefully by holders of FBHC Class B common stock. Failure to comply strictly with all conditions for asserting rights as a dissenting shareholder, including the time limits, will result in loss of such dissenters’ rights by the dissenting shareholder.

The merger agreement provides that shares of FBHC Class B common stock that are outstanding immediately prior to the consummation of the mergers and have not been voted in favor of, or consented to, the mergers will not be entitled to receive shares of PNC common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. However, the shares will be automatically converted into the right to receive the merger consideration on the same basis that all other shares of FBHC Class B common stock are converted in the mergers when and if the holder of those shares withdraws his, her or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.

If you are a participant or beneficiary of the FBHC ESOP, you will be entitled to direct the Independent Fiduciary of the FBHC ESOP charged with administering the vote of your Allocated ESOP Class B Shares as to your vote. See “The Merger Agreement — Exchange of Shared; Election Procedures; Allocation of Merger Consideration.”

Notwithstanding the voting directions given by participants or beneficiaries in the FBHC ESOP, the Independent Fiduciary may, if it deems it necessary in the performance of its duties under ERISA, elect to vote all Allocated ESOP Class B Shares against the mergers and exercise dissenter’s rights with respect to all Allocated ESOP Class B Shares.

Any holder of FBHC Class B common stock who wishes to exercise dissenter’s appraisal rights under Article 113 of the CBCA or who wishes to preserve his, her or its right to do so should review Article 113 of the CBCA carefully. Failure to comply with the procedures set forth therein will result in the loss of such rights.

Under Article 113 of the CBCA, you must follow the procedures set forth in Section 7-113-204 of the CBCA to receive a cash payment of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, at the rate specified in Section 7-113-101 of the CBCA. You should be aware that the fair value of your shares of FBHC Class B common stock as determined under Article 113 of the CBCA could be more than, the same as or less than the merger consideration you would have received in the mergers if you did not seek appraisal of your shares.

To be entitled to exercise appraisal rights, a holder of FBHC Class B common stock must (i) not vote or cause or permit his or her shares of FBHC Class B common stock or Allocated ESOP Class B Shares to be voted in favor of the merger agreement; and (ii) deliver written notice to FBHC prior to the special meeting of such shareholder’s intent to demand payment for his or her shares if the mergers are consummated. Any written intent to demand payment should be signed and addressed as follows: FIRSTBANK HOLDING COMPANY, 12345 W COLFAX AVE, LAKEWOOD, CO 80215, ATTENTION: MIKE KIRBY, CORPORATE SECRETARY. A holder of FBHC Class B common stock that fails to satisfy the foregoing requirements is not entitled to demand payment under Article 113 of the CBCA.

If the merger agreement is approved by shareholders, FBHC is obligated to deliver to all shareholders that may be entitled to assert appraisal rights a written appraisal notice (the “Dissenters’ Notice”) and form within 10 days after the mergers are effected. The Dissenters’ Notice must state: (i) where the form must be sent, where certificates for certificated shares must be deposited, and the date by which those certificates must be deposited, which may not be fewer than 40 days and no more than 60 days after the appraisal notice and form must be sent; (ii) a date by which FBHC must receive the form, which must not be fewer than 40 nor more than 60 days after the date the appraisal notice and form must be sent; (iii) FBHC’s estimate of the fair value of the share; (iv) that, if requested in writing, FBHC will provide to the shareholder so requesting, within 10 days after the date required for receipt of the form by the shareholder, a statement of the number of shareholders that returned the forms by the specified date and the total number of shares owned by them; and (v) a date that the notice to withdraw must be received, which must be within 20 days from the date that the appraisal form must be sent by the shareholder.

The form to be delivered with the Dissenters’ Notice (the “Demand Notice”) (i) must specify the first date of any announcement to shareholders that discusses the principal terms of the proposed action that was made before the date the mergers became effective; (ii) if such a statement was made, requires the shareholders asserting appraisal rights to certify whether they had beneficial ownership of their shares before the announcement; and (iii) requires those shareholders asserting appraisal rights to certify that they did not vote for or consent to the action. The Dissenter’s Notice must be accompanied by a copy of Article 113 of the CBCA.

A shareholder of FBHC asserting appraisal rights must, by the date set forth in the Dissenters’ Notice, return the Demand Notice to demand payment and send his or her stock certificates, if certificated, to the address provided in the Dissenters’ Notice. FBHC may restrict the transfer of any shares not represented by a certificate from the date the demand for cash payment is received. The shareholder demanding a cash payment in accordance with Section 7-113-204 of the CBCA shall retain all rights of a shareholder, except the right to transfer shares, until the effective date of the merger. A shareholder who does not provide demand for a cash payment by the dates set forth in the Dissenter’s Notice and in accordance with Section 7-113-204 of the CBCA will not be entitled to a cash payment for his, her or its shares of FBHC Class B common stock as provided in the CBCA.

Pursuant to Sections 7-113-205 of the CBCA, upon the effective date of the mergers or upon receipt of a cash payment demand, whichever is later, we must pay each dissenter who complied with Section 7-113-204 of the CBCA the amount of cash that we estimate to be the fair market value of the shares, plus accrued interest. The cash payment must be accompanied by: (i) certain financial information regarding us; (ii) a statement of our estimate of the fair value of the shares; and (iii) a statement of the dissenter’s right to demand a cash payment under Section 7-113-207 of the CBCA and that if any shareholder does not object within the specified period under Section 7-113-207(2) of the CBCA the shareholder shall be deemed to have accepted the payment in full satisfaction.

Section 7-113-203 of the CBCA permits us to require each holder of FBHC Class B common stock to certify in writing, or in the dissenter’s cash payment demand, whether or not the dissenter acquired beneficial ownership of his, her or its shares of FBHC Class B common stock before September 8, 2025, when the mergers were announced. If any dissenter does not so certify in writing, we may offer to make a cash payment if the dissenter agrees to accept such payment in full satisfaction of the demand for a cash payment.

Under Section 7-113-207 of the CBCA, if a dissenter believes that the amount paid by FBHC is less than the “fair value” of his or her shares or that the interest due was incorrectly calculated, the shareholder shall notify us in writing of the shareholder’s estimate of the fair value and demand payment for that estimate, plus interest, less any payments made. Failure to notify us within 30 days after receiving the payment or offer of payment will waive any right to demand additional payment.

If a demand for a cash payment under Section 7-113-207 of the CBCA remains unresolved, we are required, within 60 days after receiving the cash payment demand, to petition the court to determine the fair value of the shares of FBHC Class B common stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such a proceeding. Each dissenter is entitled to judgment for the amount the court finds to be the fair value of the shares of FBHC Class B common stock, plus interest, less any amount paid by us. The costs associated with this proceeding shall be assessed against us, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding cash payment under Section 7-113-207 of the CBCA, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable, against us or the dissenters. If we do not commence a proceeding within the 60-day period, we must pay each dissenter whose demand remains unsettled the amount of cash demanded.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached hereto in Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about PNC or FBHC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings PNC makes with the SEC, as described in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with certain information regarding the terms of the merger agreement. Factual disclosures about PNC and FBHC contained in this proxy statement/prospectus or in documents of PNC filed with the SEC may supplement, update or modify the factual disclosures about PNC and FBHC contained in the merger agreement. The merger agreement contains representations and warranties by FBHC, on the one hand, and by PNC, on the other hand, made solely for the benefit of the other and not for any other party. The representations, warranties and covenants made in the merger agreement by PNC and FBHC were qualified and subject to important limitations agreed to by PNC and FBHC in connection with the negotiation of the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue or inaccurate due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that PNC and FBHC each delivered in connection with the merger agreement and certain documents filed by PNC with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about PNC and FBHC at the time they were made or otherwise. For more information, see “Where You Can Find More Information.”

Structure of the Mergers

Each of FBHC’s and PNC’s respective boards of directors has approved and adopted the merger agreement. Under the merger agreement, Summit Merger Sub will first merge with and into FBHC, with FBHC as the surviving corporation in the first step merger as a wholly owned subsidiary of PNC. Immediately following the first step merger, FBHC will then merge with and into PNC, with PNC as the surviving corporation in the second step merger. Following the second step merger, in connection with the conversion of FBHC’s systems to PNC’s systems or at such other time as determined by PNC, FirstBank, a Colorado state-chartered bank, will merge with and into PNC’s wholly owned banking subsidiary, PNC Bank, National Association, a national banking association, with PNC Bank, National Association as the surviving bank. The bank merger is expected to be completed later in 2026.

Prior to the consummation of the mergers, PNC and FBHC may, by mutual agreement, change the method or structure of effecting the combination of PNC and FBHC if and to the extent that they both deem such change to be necessary, appropriate or desirable; provided, however that no such change may (i) alter or change the exchange ratio; (ii) adversely affect the tax treatment of FBHC’s shareholders or PNC’s shareholders relating to the mergers; (iii) adversely affect the tax treatment of FBHC or PNC pursuant to the merger agreement; or (iv)  materially impede or delay the consummation of the mergers in a timely manner.

Merger Consideration

Under the terms and subject to the conditions set forth in the merger agreement, subject to election and proration procedures described in this proxy statement/prospectus, FBHC shareholders will receive cash and PNC common stock for each of their shares of FBHC Class A common stock and FBHC Class B common stock. At the effective time of the first step merger, each outstanding share of FBHC common stock (except for dissenting shares, shares of treasury stock or shares owned by FBHC, PNC or Summit Merger Sub, in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held, directly or indirectly, as a result of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof as provided in the merger agreement, either (a) an amount in cash equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the average of the daily volume-weighted average sales price per share of PNC common stock on NYSE, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by FBHC and PNC), over the five consecutive trading days ending on the second trading day immediately prior to the first step merger’s effective time, or (b) a number of shares of PNC common stock equal to the quotient, rounded to the nearest one ten thousandth, of (x) the per share cash consideration divided by (y) the closing price, in each case, subject to proration in the event that cash or stock is oversubscribed.

No fractional shares of PNC common stock will be issued in the mergers and holders of FBHC common stock will be entitled to receive cash in lieu of fractional shares. Because the merger consideration is comprised of a fixed amount of cash consideration plus a fixed amount of shares of PNC common stock for each share of FBHC common stock, the market value of the merger consideration will fluctuate with the market price of PNC common stock and will not be known at the time FBHC shareholders vote on the merger agreement. Based on the closing stock price of PNC common stock on NYSE, as reported by Bloomberg Financial LP, of $204.40 as of September 5, 2025, the value of the merger consideration payable to holders of FBHC common stock for each share of FBHC common stock was approximately $1,059.62 as of such date.

Treatment of FBHC Preferred Stock

Each share of Series A preferred stock, no par value, of FBHC (“FBHC Series A preferred stock”) issued and outstanding immediately prior to the effective time will automatically be cancelled and will cease to exist as of the effective time, and each book entry share previously representing any such shares of FBHC Series A preferred stock will thereafter represent only the right to receive a cash payment equal to the sum of (a) the greater of (x) the per share cash consideration and (y) such share’s stated value (as defined in the certificate of designation for the FBHC Series A preferred stock, as amended); and (b) all declared but unpaid dividends on such share of FBHC Series A preferred stock; provided that, prior to the closing, each holder of shares of FBHC Series A preferred stock will have the right to exchange one or more shares of FBHC Series A preferred stock for an equivalent number of shares of FBHC Class A common stock, no par value; provided, further, that each such share of FBHC Class A common stock, no par value, will be deemed a stock election share. The exchange offer is expected to occur after the special meeting.

Each share of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1,000 per share, of FBHC (“FBHC Series B preferred stock”) issued and outstanding immediately prior to the effective time will automatically be converted into a share of a newly created series of preferred stock of PNC having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of FBHC Series B preferred stock immediately prior to the effective time, taken as a whole, and, upon such conversion, the FBHC Series B preferred stock will no longer be issued and outstanding and will automatically be cancelled and will cease to exist as of the effective time. For more information, see the section entitled “Description of New PNC Preferred Stock.”

Fractional Shares

PNC will not issue any fractional shares of PNC common stock in the mergers. Instead, a former holder of FBHC common stock who otherwise would have received a fraction of a share of PNC common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the daily volume-weighted average sales price per share of PNC common stock on the NYSE as reported by Bloomberg Financial LP for the five (5) consecutive trading days ending on the second trading day immediately preceding the closing date of the mergers by (ii) the fraction of a share (after taking into account all shares of FBHC common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of PNC common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time of the second step merger, the PNC articles of incorporation and the PNC bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the combined company until thereafter amended in accordance with applicable law.

Treatment of FBHC Equity Awards

At the effective time of the mergers, (i) each FBHC RSU granted prior to September 5, 2025 that is not a deferred FBHC RSU will vest in full and be converted into the right to receive a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock or FBHC Series A preferred stock, as applicable, subject to such FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, subject to applicable withholdings or deductions under applicable law, and (ii) each FBHC RSU that is granted following September 5, 2025 and each deferred FBHC RSU, whether previously vested or unvested, will be converted into a restricted stock unit denominated in a number of shares of PNC common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of FBHC common stock subject to the FBHC RSU immediately prior to the effective time multiplied by (y) the exchange ratio, and otherwise generally subject to the same terms and conditions as were applicable to the FBHC RSU as of the effective time. Additionally, the holder of any deferred FBHC RSU will receive (without interest) an amount in cash equal to any accrued and unpaid dividend equivalents that are payable pursuant to the terms of the deferred FBHC RSU.

Closing and Effective Time of the Mergers

The closing will occur by electronic exchange of documents at 8:00 a.m., New York City time, on a day that is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the first step merger, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by PNC and FBHC.

On or prior to the closing date, PNC and FBHC will cause to be filed a statement of merger with respect to the first step merger with the Secretary of State of the State of Colorado and a certificate of merger with the Secretary of State of the State of Delaware. The first step merger will become effective at such time as set forth in the statement of merger and the certificate of merger in accordance with the Colorado Corporations and Associations Act (the “CCAA”) and the Delaware General Corporation Law (the “DGCL”) (the “effective time”).

Immediately following the effective time of the first step merger, in accordance with the CCAA and DGCL, PNC will cause the surviving corporation to be merged with and into PNC in the second step merger, with PNC surviving the second step merger as the combined company and continuing its existence under the laws of Pennsylvania, and the separate corporate existence of the surviving corporation will cease as of the second effective time. In furtherance of the foregoing, PNC will cause to be filed articles of merger with the Department of State of the Commonwealth of Pennsylvania, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and a statement of merger with the Secretary of State of the State of Colorado, in accordance with the CCAA relating to the second step merger. The second step merger will become effective at such time as specified in the relevant articles of merger and statement of merger in accordance with the relevant provisions of the CCAA and PBCL, or at such other time as provided by applicable law (the “second effective time”).

Exchange of Shares; Election Procedures; Allocation of Merger Consideration

PNC to Make Consideration Available

At or prior to the effective time of the first step merger, PNC will deposit, or cause to be deposited, with the exchange agent, for exchange in accordance with the merger agreement, (i) certificates or evidence of shares in book entry form representing shares of PNC common stock and new PNC preferred stock to be issued in accordance with the merger agreement, and (ii) an amount in cash sufficient in the aggregate to provide all funds necessary for the exchange agent to make the cash payments to be paid pursuant to the merger agreement, plus cash in lieu of any fractional shares to be paid pursuant to the merger agreement.

Election Procedures

The merger agreement provides that FBHC shareholders will be provided with an election form and other customary transmittal materials. The election form will allow each holder of FBHC common stock to make an election with respect to their shares of FBHC common stock by specifying (i) the number of shares of FBHC common stock owned by such FBHC shareholder with respect to which such holder desires to make a stock election, (ii) the number of shares of FBHC common stock owned by such FBHC shareholder with respect to which such holder desires to make a cash election or (iii) that such holder makes no election. If you hold shares through FBHC’s Savings and Employee Stock Ownership Plan (the “FBHC ESOP”), you will receive information and separate instructions about how to direct the Independent Fiduciary to make an election on your behalf with respect to the FBHC common stock allocated to your account.

PNC and FBHC will initially make available and mail the election form thirty-five (35) days prior to the anticipated closing date to holders of record as of the fifth (5th) business day prior to such mailing date. The election deadline will be on or before 5:00 p.m., New York City time, on the 30th day following the mailing date (or such other time and date as PNC and FBHC may mutually agree). We also will publicly announce the election deadline, which will be before the closing date for the mergers. As a result, you will not know before your election decision the exact value of the consideration to be received in the merger.

To make a valid election, FBHC shareholders must submit to the exchange agent a properly completed election form (including duly executed transmittal materials included in the election form). A form of election will be properly completed only if accompanied by an authorization for book-entry transfer of uncertificated shares representing all shares of FBHC common stock covered by the form of election (or an affidavit as to the loss, theft or destruction and appropriate and customary indemnification, as will be described in the form of election).

A FBHC shareholder may change or revoke an election by providing written notice to the exchange agent prior to the election deadline and, in the case of a change of election, accompanied by a properly completed and signed revised election form. If any election is not properly made with respect to any shares of FBHC common stock (neither PNC nor FBHC or the exchange agent being under any duty to notify any such FBHC shareholder of any such defect), such election will be deemed to be not in effect, and the shares of FBHC common stock covered by such election will be deemed to be no election shares, unless a proper election is subsequently timely made.

Allocation of Merger Consideration

The merger agreement provides that the total number shares of FBHC common stock that will be converted into the right to receive the per share cash consideration and the total number of shares of FBHC series A preferred stock that will be converted into the right to receive a Series A liquidation payment will equal the quotient obtained by dividing (x) $1,237,500,000 by (y) the per share cash consideration (such numbers of shares of FBHC common stock and FBHC Series A preferred stock, in the aggregate, the “target cash conversion amount”).

As a result, if more FBHC shareholders make valid elections to receive either PNC common stock or cash than is available as merger consideration under the merger agreement, those FBHC shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. If the number of outstanding shares of FBHC common stock increases prior to the date of completion of the mergers due to the issuance of shares of FBHC common stock upon the settlement or vesting of stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of PNC common stock to be issued as consideration in the mergers will be increased accordingly. The cash and stock elections are subject to adjustment to preserve the limitations described above on the cash to be paid in the mergers. As a result, if you make an election to receive only stock or only cash, you may nevertheless receive a mix of cash and stock.

The Reisher Family Foundation has additionally irrevocably agreed to elect to receive the per share cash consideration with respect to each of the shares of FBHC Class B common stock held by it. As of the date of the merger agreement, the Reisher Family Foundation collectively beneficially owned 17.2% of the outstanding shares of FBHC Class B common stock. Because 17.2% of the outstanding shares of FBHC Class B common stock have irrevocably agreed to elect cash, (assuming no holders elect cash) the maximum amount of aggregate cash consideration payable to other FBHC shareholders in the mergers is approximately $627.3 million (based on the market price of PNC common stock as of the date of the merger agreement).

Within ten (10) business days after the effective time, PNC will cause the exchange agent to effect the allocation among the holders of FBHC common stock of rights to receive PNC common stock or cash in the first step merger in accordance with the election forms as follows:

Adjustment if Cash Pool Is Oversubscribed

In the event that (x) the sum of the total number of cash election shares (the “cash election number”) plus (y) the total number of Series A liquidation shares is greater than the target cash conversion amount, then:

•

stock election shares and shares of FBHC common stock to which a FBHC shareholder makes no election (such shares, “no election shares”) will be converted into the right to receive the per share stock consideration;

•

shares of FBHC common stock to which a FBHC shareholder elects to receive the per share cash consideration (such shares, “cash election shares”) held through the FBHC ESOP will be converted into the right to receive the per share cash consideration for each such cash election share;

•

cash election shares of each holder thereof (other than cash election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) a fraction, the numerator of which is the target cash conversion amount less the total number of Series A liquidation shares and the total number of cash election shares held through the FBHC ESOP and the denominator of which is the total cash election number; and

•	the remaining number of such holder’s cash election shares will be converted into the right to receive the per share stock consideration.

Adjustment If Cash Pool is Undersubscribed

In the event that the sum of (x) the cash election number plus (y) the total number of Series A liquidation shares is less than the target cash conversion amount (the “shortfall number”), then:

•	all cash election shares will be converted into the right to receive the per share cash consideration;

•

no election shares held through the FBHC ESOP and stock election shares held through the FBHC ESOP will convert into the right to receive the per share stock consideration for each such no election share and stock election share, respectively;

•

Scenario 1: if the shortfall number is less than or equal to the number of no election shares (excluding no election shares held through the FBHC ESOP), then all stock election shares will be converted into the right to receive the per share stock consideration, and the no election shares of each holder thereof (other than no election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of no election shares equal to the product obtained by multiplying (x) the number of no election shares (other than no election shares held through the FBHC ESOP) held by such holder by (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of no election shares (excluding no election shares held through the FBHC ESOP), with the remaining number of such holder’s no election shares being converted into the right to receive the per share stock consideration; and

•

Scenario 2: if the shortfall number exceeds the number of no election shares (excluding no election shares held through the FBHC ESOP), then all no election shares (other than no election shares held through the FBHC ESOP) will be converted into the right to receive the per share cash consideration, and the stock election shares of each holder thereof (other than stock election shares held through the FBHC ESOP) will convert into the right to receive the per share cash consideration in respect of that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder (excluding stock election shares held through the FBHC ESOP) by (y) a fraction, the numerator of which is the amount by which (1) the shortfall number exceeds (2) the total number of no election shares (excluding no election shares held through the FBHC ESOP), and the denominator of which is the total number of stock election shares (excluding stock election shares held through the FBHC ESOP), with the remaining number of such holder’s stock election shares being converted into the right to receive the stock consideration.

No Adjustment If Cash Pool is Fully Subscribed

In the event that (x) the sum of the cash election number plus (y) the total number of Series A liquidation Shares is equal to the target cash conversion amount, then all cash election shares will be converted into the right to receive the per share cash consideration and all stock election shares and no election shares will be converted into the right to receive the per share stock consideration.

Potential Adjustment to Preserve Intended Tax Treatment

Except as otherwise provided for in the merger agreement, a sufficient number of cash election shares may be converted into the right to receive per share stock consideration to the extent necessary to secure the tax opinions required by the merger agreement.

Exchange Procedures

As promptly as practicable after the effective time of the mergers, but in no event later than three (3) business days thereafter, PNC will cause the exchange agent to mail to each holder of record of one (1) or more book entry shares representing shares of FBHC common stock FBHC Series B preferred stock or FBHC Series A preferred stock (“FBHC Series B preferred stock” and, together with FBHC Series A preferred stock, immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of such book entry shares in exchange for the merger consideration, such book entry shares have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid pursuant to the merger agreement as described in “—Dividends and Distributions” below.

If a book entry share for FBHC common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the mergers upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by PNC or the exchange agent, the posting of a bond by such claimant in an amount as PNC or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such book entry share.

After the effective time of the mergers, there will be no further transfers on the stock transfer books of FBHC of FBHC common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Each of PNC, its subsidiaries and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of U.S. federal, state, local, or foreign tax law. If PNC determines that it, its subsidiaries or the exchange agent is required to deduct or withhold any amount from any payment to be made pursuant to the merger agreement (other than (i) withholding from payments that are treated as “wages,” (ii) withholding from payments to any person that failed to deliver a properly executed IRS Form W-9 or applicable IRS Form W-8, or (iii) withholding from payments required as a result of the FBHC’s failure to deliver a certificate that the shares of FBHC common stock do not constitute “United States real property interests” under Section 897(c) of the Code), PNC will provide notice to FBHC of PNC’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least thirty (30) days before any such deduction or withholding is made to the extent reasonably practicable, or will otherwise provide such notice as promptly as reasonably practicable, and PNC will reasonably cooperate with FBHC in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for FBHC to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

Following the effective time of the mergers, no dividends or other distributions declared with respect to PNC common stock or PNC preferred stock will be paid to the holder of any unsurrendered book entry share representing shares of FBHC common stock or a share of FBHC Series B preferred stock until the holder surrenders such book entry share in accordance with the merger agreement. After the surrender of a book entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of PNC common stock or PNC preferred stock which the shares of FBHC common stock or FBHC Series B preferred stock, respectively, represented by such book entry share have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by FBHC to PNC and Summit Merger Sub and PNC and Summit Merger Sub to FBHC relating to a number of matters, including, among others, the following:

•	corporate matters, including due organization and qualification, and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events since June 30, 2025;

•	legal and regulatory proceedings;

•	tax matters;

•	employee matters;

•	compliance with applicable laws;

•	absence of agreements with regulatory authorities;

•	absence of action or circumstance that would prevent the mergers from qualifying as a “reorganization” under Section 368(a) of the Code;

•	broker’s fees payable in connection with the mergers;

•	inapplicability of takeover statutes;

•	information supplied for SEC filings; and

•	insurance matters.

The merger agreement contains additional representations and warranties made by FBHC with respect to:

•	environmental matters;

•	investment securities and commodities;

•	real property ownership and leases;

•	certain material contracts;

•	intellectual property;

•	related party transactions;

•	opinions of its financial advisors; and

•	loan portfolio matters.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by PNC and FBHC, respectively, and (ii) with respect to representations and warranties by PNC and Summit Merger Sub, qualified by the reports of PNC filed with the SEC during the period from December 31, 2024 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer).

In addition, as set forth in the merger agreement, certain representations and warranties of PNC, Summit Merger Sub and FBHC are qualified as to “materiality” or “material adverse effect.”

The representations and warranties in the merger agreement do not survive the effective time of the mergers.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Mergers

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (a) FBHC will, and will cause its subsidiaries to (i) conduct their respective businesses in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and (b) each of PNC and FBHC will, and will cause each of its subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either PNC or FBHC to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, FBHC has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, FBHC may not, and FBHC may not permit any of its subsidiaries to, without the prior written consent of PNC (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following, among other actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of two (2) years, (ii) the creation of deposit liabilities (including reciprocal and brokered deposits), (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of FBHC or any of its wholly owned subsidiaries to FBHC or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of FBHC or its subsidiaries, except (i) regular quarterly cash dividends by FBHC at a rate not in excess of $8.00 per quarter per share of FBHC common stock, (ii) dividends paid by any of the subsidiaries of FBHC to FBHC or any of its wholly owned subsidiaries, (iii) dividends provided for and paid on any FBHC preferred stock in accordance with the terms thereof, (iv) the acceptance of shares of FBHC common stock or FBHC preferred stock as payment for withholding taxes incurred in connection with the vesting or settlement of FBHC RSU awards, in each case, in accordance with past practice and the terms of the applicable award agreements or (v) as required under the terms of any FBHC benefit plan existing as of the date of the merger agreement;

•

grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of FBHC or its subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or any securities of FBHC or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of FBHC or its subsidiaries, except pursuant to the settlement of FBHC RSU awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary of FBHC, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned subsidiary of FBHC;

•

except for transactions in the ordinary course of business terminate, materially amend, or waive any material provision of certain material agreements identified in the merger agreement, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to FBHC, or enter into any contract that would constitute a material agreement if it were in effect on the date of the merger agreement;

•

except as required under applicable law or the terms of any FBHC benefit plan, (i) enter into, establish, adopt, amend or terminate any FBHC benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, (iii) accelerate the vesting or settlement of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any FBHC benefit plan or material agreement, or (vi) hire, promote or terminate (other than for cause) the employment or services of any employee, officer, director or individual consultant at or above the senior vice president or director level;

•

settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate that is not material to FBHC and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving entity or to the receipt of regulatory approvals for the mergers on a timely basis;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the FBHC articles of incorporation or the FBHC bylaws or comparable governing document of its material subsidiaries;

•

other than in prior consultation with PNC, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	take any action that is intended or expected to result in any of the conditions to the mergers not being satisfied;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as required by U.S. GAAP;

•

enter into any new material line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any material change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any governmental entity;

•

make, or commit to make, any capital expenditures that exceed by more than ten percent (10%) individually or $200,000 in the aggregate of FBHC’s capital expenditure budget which has been made available to PNC other than unplanned expenditures to repair or replace existing assets;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes, apply for any tax ruling, waive or extend any statute of limitations in respect of taxes without promptly notifying PNC in writing, or purchase, or enter into any agreements to purchase, any tax credits;

•

merge or consolidate itself or any of its material subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its material subsidiaries;

•

take any action (including a business acquisition, sale or other strategic transaction) that, or fail to take any action within its reasonable control if such failure, would reasonably be expected to prevent, materially impede or materially delay the completion of the mergers, or impair FBHC’s or any of its affiliates ability to perform its respective obligations under the merger agreement or consummate the mergers;

•	take any action that is intended or expected to result in any of the conditions to the mergers not being satisfied, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, PNC may not, and PNC may not permit any of its subsidiaries to, without the prior written consent of FBHC (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following, among other actions:

•

amend the PNC articles of incorporation or the PNC bylaws in a manner that would adversely affect the holders of FBHC common stock or the holders of holders of FBHC common stock or FBHC preferred stock relative to other holders of PNC common stock or PNC preferred stock;

•	(i) adjust, split, combine or reclassify any capital stock of PNC, or (ii) make, declare or pay any extraordinary dividend on any capital stock of PNC;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, would not reasonably be expected to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•

make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise) any other person or the property or assets of any other person, other than a wholly owned subsidiary of PNC, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, would not reasonably be expected to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•

merge or consolidate itself or any of its significant subsidiaries with any other person if the merger or consolidation would reasonably be expected to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

take any action (including a business acquisition, sale or other strategic transaction) that, or fail to take any action within its reasonable control if such failure, would reasonably be expected to prevent, materially impede or materially delay the completion of the mergers, or impair PNC’s or any of its affiliates ability to perform its respective obligations under the merger agreement or consummate the mergers;

•	take any action that is intended or expected to result in any of the conditions to the mergers not being satisfied, except as required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

PNC and FBHC have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement and to cooperate with each other to do the foregoing, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. However, PNC will not be required to take any action, or commit to take any action, or agree to any condition or restriction (a “materially burdensome condition”), that would, individually or in the aggregate, result in a material adverse effect on PNC and its subsidiaries (measured on a pro forma basis giving effect to the transactions contemplated by the merger agreement). The requirements or other conditions imposed by any governmental entity to comply with requirements, conditions or other commitments that reasonably would be anticipated to be included in any approval order issued by any such governmental entity or any other requirements, conditions or other commitments similar to those contained in prior approval orders issued by any such governmental entities in transactions similar to the transactions contemplated by the merger agreement will not be a materially burdensome condition.

Each of PNC and FBHC will not, and will cause its respective subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) materially delay any requisite regulatory approval, (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated by the merger agreement by the termination date.

Each of PNC and FBHC has agreed to promptly respond to any request for information and take such action and resolve any objection that may be required or asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby.

PNC and FBHC have also agreed to furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus or any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.

PNC and FBHC will also promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by merger agreement. PNC and FBHC further will, with respect to any threatened or pending preliminary or permanent government order that would affect the ability of PNC or FBHC to consummate the transactions contemplated by the merger agreement or obtain any requisite regulatory approval, take, and cause each of their respective affiliates to take, all actions required, necessary or advisable to prevent the entry, enactment or promulgation thereof, as the case may be.

Employee Matters

The merger agreement provides that during the periods specified below following the effective time, PNC will provide the employees of FBHC and its subsidiaries who continue employment following the effective time with the following compensation and benefits: (x) for the period ending on the twelve month anniversary of the closing date, (i) a base salary or base wage rate, as applicable, that is no less favorable than that provided to such employee immediately prior to the effective time, (ii) target annual cash and long-term incentive compensation opportunities that are no less favorable, in the aggregate, than the target annual cash and long-term incentive compensation opportunities, in the aggregate, provided to such employee immediately prior to the effective time, (iii) employee and welfare benefits (excluding retiree health benefits and ESOP benefits) that are no less favorable in the aggregate than those provided to such employee immediately prior to the effective time, and (iv) severance benefits that are no less favorable than the greater of those under the FBHC plans and those provided to similarly situated PNC employees; and (y) for the period ending on the eighteen month anniversary of the closing date, retiree health benefits that are no less favorable than those provided by FBHC immediately prior to the effective time. The merger agreement also provides that FBHC will provide its employees participating in an annual bonus plan with a prorated annual incentive for the fiscal year in which the closing occurs and will terminate the FBHC ESOP effective prior to the date of consummation of the merger.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time of the mergers, PNC will indemnify and hold harmless each present and former director, officer and employee of FBHC and its subsidiaries against, and will advance expenses incurred regarding, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the mergers, arising out of the fact that such person is or was a director, officer or employee of FBHC or any of its subsidiaries and pertaining to matters, existing or occurring at or prior to the effective time of the mergers, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) that such person is indemnified as of the date of the merger agreement by FBHC’s governing documents. In the case of advancement of expenses, the FBHC indemnified party to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined that such FBHC indemnified party is not entitled to indemnification.

The merger agreement requires PNC, as the surviving entity in the mergers, to cause to be maintained for a period of six (6) years after the effective time FBHC’s existing directors’ and officers’ liability insurance policy or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the mergers. However, PNC is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by FBHC for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then PNC will cause to be maintained policies of insurance which, in PNC’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, PNC or FBHC, in consultation with PNC, but only upon the consent of PNC, may obtain at or prior to the effective time a six-year “tail” policy under FBHC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus and regulatory applications, obtaining required FBHC shareholder approval, the listing of the shares of PNC common stock be issued in the mergers, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

FBHC has agreed that it will, and will cause its officers, directors, employees, agents, advisors and representatives (collectively, “representatives”), to, immediately cease and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than PNC with respect to any acquisition proposal.

FBHC has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to (i) initiate or solicit any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. However, prior to the approval of the merger agreement by the FBHC shareholders, if FBHC receives an unsolicited bona fide written acquisition proposal, FBHC may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions if the FBHC board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any confidential or nonpublic information, FBHC enters into a confidentiality agreement with such third party making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between FBHC and PNC, and which confidentiality agreement must not provide such person with any exclusive right to negotiate with FBHC.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of FBHC and its subsidiaries or 25% or more of any class of equity or voting securities of FBHC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FBHC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of FBHC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FBHC, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving FBHC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FBHC.

FBHC has agreed to promptly (within 24 hours) advise PNC following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal (including the terms and conditions of, and the identity of the person making, such inquiry or acquisition proposal), provide PNC with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal and keep PNC apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

Recommendation Change

FBHC and the FBHC board of directors may not (i) withhold, withdraw, modify or qualify in a manner adverse to PNC its recommendation to FBHC shareholders approve the merger agreement, (ii) fail to recommend this proxy statement/prospectus to the FBHC shareholders, (iii) adopt, approve, recommend or endorse an alternative acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse an alternative acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any alternative acquisition proposal or (B) reaffirm the recommendation to FBHC shareholders approve the merger agreement within ten (10) business days (or such fewer number of days as remains prior to the FBHC shareholders’ meeting) after an alternative acquisition proposal is made public or any request by PNC to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

Notwithstanding the above, FBHC board of directors may, prior to the receipt of the requisite FBHC shareholder vote, effect a recommendation change, if the FBHC board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law; provided that the FBHC board of directors may not take any actions unless it (i) gives PNC at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an alternative acquisition proposal, the latest material terms and conditions and the identity of the third party in any such alternative acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to merger agreement proposed by PNC and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to recommend the merger agreement to FBHC shareholders.

Conditions to Complete the Mergers

PNC’s and FBHC’s respective obligations to complete the mergers are subject to the satisfaction or waiver, at or prior to the effective time of the mergers, of the following conditions:

•	the requisite FBHC shareholder vote having been obtained;

•	the admission for listing on the NYSE, subject to official notice of issuance, of the shares of PNC common stock to be issued in the mergers;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome condition;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•	no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the mergers are completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the mergers are completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by each party of an opinion of tax counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither FBHC nor PNC can provide assurance as to when or if all or any of the conditions to the mergers can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the mergers, whether before or after the receipt of the requisite FBHC vote of its shareholders at the special meeting of shareholders, in the following circumstances:

•	by mutual written consent of PNC and FBHC;

•

by either PNC or FBHC if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the mergers, unless the failure to obtain a requisite regulatory approval is due primarily to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either PNC or FBHC if the mergers have not been completed on or before June 5, 2026, unless the failure of the mergers to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided however, that, the closing conditions relating to the requisite regulatory approvals have been satisfied or waived, but all other conditions to closing have been satisfied or waived, such termination date may be extended by PNC and FBHC to a date not beyond September 5, 2026;

•

by either PNC or FBHC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of FBHC, in the case of a termination by PNC, or PNC or Summit Merger Sub, in the case of a termination by FBHC, which either individually or in the aggregate would constitute, if occurring or continuing on the date the mergers are completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by either PNC or FBHC if the requisite FBHC vote is not obtained at the FBHC shareholders’ meeting or at any adjournment or postponement of the FBHC shareholders’ meeting in accordance with the merger agreement, at which a vote on the approval of the merger agreement was taken; or

•

by PNC prior to such time as the requisite FBHC vote is obtained, if (i) the FBHC board of directors shall have (A) failed to recommend in this proxy statement/prospectus that the shareholders of FBHC approve the merger agreement, or withheld, withdrawn, modified or qualified such recommendation in a manner adverse to PNC, (B) adopted, approved, recommended or endorsed an alternative acquisition proposal or publicly disclosed its intention to do so, or failed to publicly and without qualification recommend against such alternative acquisition proposal or reaffirm the its recommendation that the shareholders of FBHC approve the merger agreement, within ten (10) business days after an alternative acquisition proposal is made public or any request by PNC to do so or (C) publicly proposed to do any of the foregoing or (ii) FBHC or the FBHC board of directors has breached in any material respect its obligations relating to shareholder approval or the non-solicitation of acquisition proposals.

Neither PNC nor FBHC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of PNC common stock or FBHC common stock.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of FBHC, PNC or Summit Merger Sub will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) certain provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below.

Termination Fee

FBHC will pay PNC a termination fee equal to $100,000,000 in cash (the “termination fee”), if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement, a bona fide acquisition proposal has been made known to FBHC’s senior management or the FBHC board of directors, or has been made directly to FBHC’s shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the FBHC special meeting) an acquisition proposal with respect to FBHC, and thereafter (i) the merger agreement is terminated (A) by either PNC or FBHC because the mergers have not been completed prior to the termination date (and FBHC has not obtained the requisite shareholder approval of the merger proposal) and all other conditions for FBHC to close the mergers had been satisfied or were capable of being satisfied prior to such termination, (B) by PNC as a result of a willful and material breach of the merger agreement, or (C) by either PNC or FBHC if FBHC has not obtained shareholder approval at the shareholders’ meeting or at any adjournment or postponement of the shareholders’ meeting in accordance with the merger agreement at which a vote on the approval of the merger agreement was taken, and (ii) prior to the date that is 12 months after the date of such termination, FBHC enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (in each case, with references to “25%” in the definition of “acquisition proposal” instead referring to “50%”); or

•

if the merger agreement is terminated by PNC because prior to receipt of FBHC shareholders’ approval of the merger proposal, (i) the FBHC board of directors has made a recommendation change or (ii) FBHC or the FBHC board of directors has breached its obligations relating to shareholder approval or the non-solicitation of acquisition proposals in any material respect.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. However, the merger agreement provides that all filing and other fees paid to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement will be borne by PNC.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite FBHC vote, except that after the receipt of the requisite FBHC vote, there may not be, without further approval of FBHC shareholders, any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time of the mergers, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite FBHC vote, there may not be, without further approval of FBHC shareholders, any extension or waiver of the merger agreement or any portion thereof that requires such further approval of such shareholders under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except that the matters relating to the fiduciary duties of the FBHC board of directors will be subject to the laws of the State of Colorado.

Specific Performance

PNC, FBHC and Summit Merger Sub will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the mergers), in addition to any other remedy to which they are entitled at law or in equity.

SHAREHOLDER VOTING AGREEMENTS

The following describes certain material provisions of the voting agreements entered into by certain shareholders of FBHC (together, the “shareholder voting agreements”). This description of the shareholder voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which is attached to this proxy statement/ prospectus as Annex B. You are urged to read the form of voting agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, on September 5, 2025, PNC entered into voting agreements with certain FBHC shareholders, in their respective capacities as FBHC shareholders and not in their capacities as an officer or director of FBHC, as the case may be. As of the record date for the FBHC annual meeting, these shareholders collectively and beneficially owned approximately 45.7% of the outstanding shares of FBHC Class B common stock.

Voting

Under the shareholder voting agreements, each such shareholder agrees to, among other things, at the special meeting and at any other meeting of shareholders of FBHC (a) appear at each such meeting or otherwise cause such shareholder’s shares of FBHC Class B common stock to be counted as present thereat for the purpose of establishing a quorum, (b) vote (or cause to be voted), in person or by proxy, all of such shareholder’s FBHC Class B common stock (i) in favor of (1) the approval of the merger agreement, the mergers and other transactions contemplated by the merger agreement and (2) any proposal to adjourn or postpone any meeting of the shareholders of FBHC at which any of the foregoing matters are submitted for consideration and vote of the shareholders of FBHC to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (ii) against any alternative acquisition proposal and against any other action, agreement or transaction involving FBHC or any of its subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the mergers or the other transactions contemplated by the merger agreement or the shareholder voting agreements or the performance by FBHC of its obligations under the merger agreement or by such shareholder of its obligations under the shareholder voting agreements.

Restrictions on Transfer

Each such shareholder also agrees not to, directly or indirectly, offer for sale, sell, short sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or grant a proxy with respect to, any of such shareholder’s shares (each a “transfer”), or enter into any contract, option, arrangement or understanding with respect to a transfer of such shareholder’s shares or enter into or acquire a derivative contract with respect to any of such shareholder’s shares from the date of the merger agreement until the termination of the shareholder voting agreements, subject to certain exceptions for shares that are subject to a pledge or security interest as of the date of the merger agreement. In addition, each such shareholder agrees that, prior to the termination of the shareholder voting agreements, the shareholder shall not deposit any of its shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such shareholder under the shareholder voting agreement to which it is party with respect to any of the shares owned by such shareholder.

Other Covenants

Under the shareholder voting agreements, each such shareholder also agrees not to, and agrees to direct and use its reasonable best efforts to cause its affiliates and representatives not to, directly or indirectly, (i) initiate or solicit an alternative acquisition proposal with respect to FBHC, (ii) engage or participate in any negotiations with any person concerning any alternative acquisition proposal with respect to FBHC, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any alternative acquisition proposal with respect to FBHC, (iv) approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with Section 6.11 of the merger agreement) in connection with or relating to any alternative acquisition proposal with respect to FBHC, (v) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person, with respect to the voting of any shares of capital stock of FBHC in connection with any vote or other action on any matter, other than to recommend that the shareholders of FBHC vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby as otherwise expressly provided in the shareholder voting agreements, (vi) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any agreement with respect to any alternative acquisition proposal with respect to FBHC, or (vii) agree or propose to do any of the foregoing, in each case, except to the extent FBHC is permitted to do so pursuant to Section 6.11 of the merger agreement or to notify a person that has made or, to the knowledge of the shareholder, is making any inquiries with respect to, or is considering making, any alternative acquisition proposal with respect to FBHC, of the existence of the provisions of Section 3.02 of such shareholder voting agreement.

Each such shareholder also agrees (i) not to commence or participate in and (ii) to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against PNC, FBHC or any of their respective affiliates relating to the negotiation, execution or delivery of the shareholder voting agreements or the merger agreement or the consummation of the transactions contemplated thereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of the shareholder voting agreements or (B) alleging a breach of any fiduciary duty of the FBHC board of directors in connection with the shareholder voting agreements, the merger agreement or the transactions contemplated thereby (subject to certain exceptions described therein).

The Reisher Family Foundation has additionally irrevocably agreed to elect to receive the per share cash consideration with respect to each of the shares of FBHC Class B common stock held by it. As of the record date for the FBHC special meeting, the Reisher Family Foundation beneficially owned 17.2% of the outstanding shares of FBHC Class B common stock.

Termination

Each shareholder voting agreement will terminate upon the earlier to occur of (i) the effective time of the mergers, (ii) the date the merger agreement is terminated in accordance with its terms and (iii) the entry into any amendment, modification, waiver or other change to any provision of the merger agreement, as in effect on the date hereof, without such shareholder’s prior written consent, that (A) diminishes the amount or changes the form of the per share stock consideration or the per share cash consideration, (B) extends the termination date of the shareholder voting agreement (other than as contemplated by the terms of the merger agreement as in effect on the date of the merger agreement) or imposes any additional conditions or obligations that would reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the merger agreement, or (C) otherwise would reasonably be expected to adversely affect the rights or obligations of the shareholder in connection with the transactions contemplated by the merger agreement.

ACCOUNTING TREATMENT

The mergers will be accounted for as an acquisition of FBHC by PNC under the acquisition method of accounting in accordance with U.S. GAAP for financial reporting and accounting purposes. After the mergers, the results of operations of FBHC will be included in the consolidated financial statements of PNC. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of merger consideration over fair value of the net tangible and identified intangible assets acquired by PNC will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under U.S. GAAP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following general discussion addresses the material U.S. federal income tax considerations to U.S. holders (as defined below) of FBHC common stock that exchange their shares of FBHC common stock for the merger consideration in the first merger. The discussion is based on the Code, Treasury regulations promulgated thereunder, administrative rulings, published positions of the IRS and judicial decisions, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to U.S. holders that hold their FBHC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of his, her or its individual circumstances or to holders subject to special treatment under U.S. federal income tax laws, including:

•	banks or other financial institutions;

•	mutual funds;

•	tax exempt organizations;

•	governmental agencies or instrumentalities;

•	insurance companies;

•	dealers in securities or non-U.S. currency;

•	traders in securities who elect to apply a mark-to-market method of accounting;

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entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes and investors in such partnerships or other pass-through entities (including S corporations);

•	holders that are not U.S. holders;

•	certain expatriates;

•	holders that exercise appraisal rights;

•	regulated investment companies and real estate investment trusts;

•	holders liable for any alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their FBHC common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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holders that hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such holder’s FBHC common stock pursuant to the transactions) 5% or more of FBHC common stock (by vote or value);

•	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;” and

•	holders who hold FBHC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any state, local or foreign tax considerations of the mergers, nor does it address the impact of the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of FBHC common stock who is, for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

(iv)

a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of FBHC common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, such partners and partnerships should consult their tax advisors regarding the particular tax considerations of the transactions to them.

Each holder of FBHC common stock should consult his, her or its tax advisor with respect to the particular tax considerations to them of the mergers, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws and the potential for dividend treatment of any cash consideration received in the first merger. Holders of FBHC common stock that are not U.S. holders should consult their own tax advisors regarding the possibility of dividend treatment and the consequences thereof.

In General

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FBHC’s obligation to effect the mergers that FBHC receive an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to PNC’s obligation to effect the mergers that PNC receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the mergers will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by FBHC and PNC, dated as of the closing date. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the mergers could be adversely affected.

Neither of the opinions described above will be binding on the Internal Revenue Service (“IRS”). None of PNC, FBHC or Summit Merger Sub have sought or will seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As a “reorganization,” the U.S. federal income tax considerations of the mergers, taken together, to a U.S. holder generally will depend on whether the U.S. holder exchanges its FBHC common stock for cash consideration, stock consideration or a combination of cash consideration and stock consideration.

Exchange Solely for Cash

The exchange of shares of FBHC common stock solely for cash generally will result in the recognition of gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of FBHC common stock surrendered. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to the FBHC common stock surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of FBHC common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of FBHC common stock. In certain circumstances, if a U.S. holder actually or constructively owns PNC common stock after the transactions, the per share cash consideration received could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the per share cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own PNC common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

U.S. holders electing to receive solely cash consideration in the transactions may be subject to proration (as described in “ The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.”), which may result in the receipt of a portion of the merger consideration in stock consideration, in addition to cash consideration. See “— Exchange for PNC Common Stock and Cash” for a general description of the U.S. federal income tax considerations to U.S. holders of the receipt of stock consideration and cash consideration.

Exchange Solely for PNC Common Stock

If, pursuant to the first merger, a U.S. holder exchanges all of its shares of FBHC common stock solely for shares of PNC common stock, that U.S. holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of PNC common stock (as discussed in “— Cash in Lieu of a Fractional Share”). The aggregate adjusted tax basis in the shares of PNC common stock received in the transactions (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the shares of FBHC common stock surrendered, and the holding period of the shares of PNC common stock received in the transactions (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Share”) will include the holding period of the shares of FBHC common stock surrendered. If a U.S. holder acquired different blocks of shares of FBHC common stock at different times or different prices, such U.S. holder should consult his, her or its tax advisor as to the determination of the tax bases and holding periods of the PNC common stock received in the transactions.

U.S. holders electing to receive solely stock consideration in the transactions may be subject to proration (as described in “ The Merger Agreement — Exchange of Shares; Election Procedures; Allocation of Merger Consideration.”), which may result in the receipt of a portion of the merger consideration in cash consideration, in addition to the stock consideration. See “— Exchange for PNC Common Stock and Cash” for a general description of the U.S. federal income tax considerations to U.S. holders of the receipt of stock consideration and cash consideration.

Exchange for PNC Common Stock and Cash

A U.S. holder who receives a combination of PNC common stock and cash (other than cash in lieu of a fractional share of PNC common stock) pursuant to the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of the cash (other than cash in lieu of a fractional share of PNC common stock) and the fair market value of the PNC common stock received (including any fractional share of PNC common stock deemed received and redeemed for cash, as discussed below), minus that U.S. holder’s adjusted tax basis in its shares of FBHC common stock surrendered in exchange therefor and (2) the amount of cash received (excluding cash received in lieu of a fractional share of PNC common stock).

If a U.S. holder acquired different blocks of shares of FBHC common stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder’s basis and holding period in its shares of PNC common stock may be determined with reference to each block of shares of FBHC common stock. Any such U.S. holder should consult his, her or its tax advisor regarding the manner in which the per share cash consideration and stock consideration should be allocated among different blocks of shares of FBHC common stock surrendered, and the determination of the tax bases and holding periods of the PNC common stock received.

Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the shares of FBHC common stock surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. In certain circumstances, if a U.S. holder actually or constructively owns PNC common stock other than PNC common stock received pursuant to the transactions, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.

The aggregate tax basis of the PNC common stock received (including fractional shares deemed received and redeemed as described in “—Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the shares of FBHC common stock surrendered, reduced by the amount of cash consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (regardless of whether such gain is classified as capital gain or dividend income, as discussed above, but excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder on the exchange. The holding period of the PNC common stock received in the transactions (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of FBHC common stock surrendered.

Cash in Lieu of a Fractional Share

U.S. holders who receive cash in lieu of a fractional share of PNC common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash in lieu of the fractional share and the tax basis allocated to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments made in connection with the mergers. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability; if any, provided that the required information is timely furnished to the IRS.

THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF FBHC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS TO THEM OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

DESCRIPTION OF PNC COMMON STOCK

As a result of the mergers, FBHC shareholders who receive shares of PNC common stock in the mergers will become shareholders of PNC. Your rights as a shareholder of PNC will be governed by the PBCL, the PNC articles of incorporation and the PNC bylaws. The following briefly summarizes the material terms of PNC common stock that will be issued in connection with the mergers. You are urged to read the applicable provisions of the PBCL, the PNC articles of incorporation and the PNC bylaws, which will be sent to shareholders of FBHC upon request. For further information, see “Where You Can Find More Information.”

Common Stock

Authorized Common Stock

PNC is authorized to issue 800,000,000 shares of PNC common stock, par value $5.00 per share.

General

Voting Rights

Holders of PNC common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of PNC common stock have neither cumulative voting rights nor any preemptive rights for the purchase of additional shares of any class of PNC stock, and are not subject to liability for further calls or assessments. PNC common stock does not have any sinking fund, conversion or redemption provisions.

Dividends

Holders of PNC common stock are only entitled to receive such dividends as the PNC board of directors or a duly authorized committee thereof may declare out of funds legally available for such payments. The payment of future dividends is subject to the discretion of the PNC board of directors, which will consider, among other factors, economic and market conditions, PNC’s financial condition and operating results, and other factors, including contractual restrictions and applicable government regulations and policies (such as those relating to the ability of bank and non-bank subsidiaries to pay dividends to the parent company and regulatory capital limitations).

The amount of PNC’s dividends is also currently subject to the results of the supervisory assessment of capital adequacy and capital planning processes undertaken by the Federal Reserve and PNC’s primary bank regulator as part of the Federal Reserve’s Comprehensive Capital Analysis and Review process. The Federal Reserve has the power to prohibit PNC from paying dividends without its approval.

PNC is incorporated in Pennsylvania and governed by the PBCL. Under the PBCL, PNC cannot pay dividends if, after giving effect to the dividend payments, PNC would be unable to pay its debts as they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if PNC were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends.

Subject to certain important exceptions, the terms of certain of PNC outstanding series of preferred stock and capital securities prohibit PNC from declaring or paying dividends or distributions on or redeeming, purchasing, acquiring or making a liquidation payment with respect to PNC common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to such preferred stock or capital security, as applicable, have been paid.

In addition, PNC has outstanding junior subordinated debentures associated with certain capital securities, the terms of which permit PNC to defer interest payments on the debentures for up to five years. At any time when PNC has deferred interest payments on these debentures or if PNC is aware of any event that would be an event of default under the indenture governing those securities, subject to certain important exceptions, PNC may not declare or pay any dividends or distributions on, redeem, purchase, acquire or a make a liquidation payment with respect to any PNC common stock.

PNC is a holding company that conducts substantially all of its operations through subsidiaries. Dividends and other capital distributions from PNC’s bank subsidiaries and, to a lesser extent, non-bank subsidiaries are PNC’s principal source of funds to pay dividends to its shareholders. Many of PNC’s subsidiaries, including PNC’s bank subsidiaries, are subject to laws that restrict dividend payments or other capital distributions or authorize regulatory bodies to prohibit or limit dividends or other capital distributions to PNC. Limitations on PNC’s ability to receive dividends or other capital distributions from PNC’s subsidiaries, including PNC’s bank subsidiaries, could have a material adverse effect on PNC’s liquidity and ability to pay dividends to PNC’s shareholders, especially to the extent that PNC must first service any outstanding debt obligations.

Dissolution

In the event of dissolution or winding-up of PNC’s affairs, holders of PNC common stock will be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of outstanding preferred stock (including accrued and unpaid dividends thereon) have been made.

Additional Shares

The PNC board of directors may, except as otherwise required by applicable law or the rules of the NYSE, cause the issuance of authorized shares of common stock without shareholder approval to such persons and for such consideration as the board of directors may determine in connection with acquisitions by us or for other corporate purposes.

Listing

Computershare Trust Company, N.A., Canton, Massachusetts, is the transfer agent and registrar for PNC common stock. The shares of common stock are listed on the NYSE under the symbol “PNC.” The outstanding shares of common stock are validly issued, fully paid and nonassessable, and the holders of the common stock are not and will not be subject to any liability as shareholders.

Pennsylvania Law and Certain Provisions of the PNC Articles of Incorporation; Anti-Takeover Measures

Articles of Incorporation and Bylaws

The PNC amended and restated articles of incorporation (the “PNC articles of incorporation”) and the PNC amended and restated bylaws (the “PNC bylaws”) contain various provisions that may discourage or delay attempts to gain control of PNC. The PNC bylaws include provisions:

•	authorizing the PNC board of directors to fix the size of the directors between five and 25 directors,

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authorizing the PNC board of directors to fill vacancies on the PNC board of directors occurring between annual shareholder meetings, including vacancies resulting from an increase in the number of directors,

•	authorizing only the PNC board of directors, the chairman of the PNC board of directors or the chief executive officer of PNC to call a special meeting of shareholders,

•	providing advance notice requirements for director nominations and business to be properly brought before a shareholder meeting, and

•	authorizing a majority of the PNC board of directors to alter, amend, add to or repeal the Bylaws.

The PNC articles of incorporation vest the authority to make, amend and repeal the PNC bylaws in the PNC board of directors, subject to the power of PNC shareholders to change any such action.

Provisions of Pennsylvania law also could make it more difficult for a third party to acquire control of PNC or have the effect of discouraging a third party from attempting to control PNC. The PBCL allows Pennsylvania corporations to elect to either be covered or not be covered by certain “anti-takeover” provisions. PNC has elected in the PNC bylaws not to be covered by Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of PNC in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition. PNC also opted out of the protection of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable PNC to recover certain payments made to shareholders who have evidenced an intent to acquire control of PNC. However, the following provisions of the PBCL do apply to PNC:

•	shareholders are not entitled to call a special meeting (PBCL Section 2521);

•	unless the PNC articles of incorporation provide otherwise (which as of the date hereof they do not), action by shareholder consent must be unanimous (PBCL Section 2524);

•	shareholders are not entitled to propose an amendment to the PNC articles of incorporation (PBCL Section 2535);

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certain transactions with interested shareholders (such as mergers or sales of assets between PNC and a shareholder) where the interested shareholder is a party to the transaction or is treated differently from other shareholders require approval by a majority of the disinterested shareholders (PBCL Section 2538);

•	a five-year moratorium exists on certain business combinations with a 20% or more shareholder (PBCL Sections 2551-2556); and

•	shareholders have a right to “put” their shares to a 20% shareholder at a “fair value” for a reasonable period after the 20% stake is acquired (PBCL Sections 2541-2547).

In addition, in certain instances the ability of the PNC board of directors to issue authorized but unissued shares of common stock and preferred stock may have an anti-takeover effect. The existence of the above provisions could result in PNC being less attractive to a potential acquirer, or result in PNC shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt. The ability of a third party to acquire PNC is also limited under applicable banking regulations. The Bank Holding Company Act of 1956 (the “Bank Holding Company Act”) requires any “bank holding company” (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of PNC voting securities. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of PNC voting securities under the Change in Bank Control Act of 1978. Any person (other than an individual) that seeks to acquire 25% or more of PNC voting securities, control one third or more of PNC’s total equity (as defined under the regulations implementing the Bank Holding Company Act), or that would own or control more than 5% of PNC voting securities and have other relationships that would, pursuant to Federal Reserve regulations or rulings, provide the holder a “controlling influence” over PNC, also must obtain the prior approval of the Federal Reserve under the Bank Holding Company Act and, if approved, is then subject to regulation as a bank holding company under the Bank Holding Company Act. Furthermore, while PNC does not have a shareholder rights plan currently in effect, under Pennsylvania law the PNC board of directors can adopt a shareholder rights plan without shareholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire PNC on terms not approved by the PNC board of directors.

DESCRIPTION OF NEW PNC PREFERRED STOCK

At the effective time, by virtue of the first step merger and without any action on the part of PNC, FBHC or any holder of the FBHC Series B preferred stock or the new PNC preferred stock, each share of FBHC Series B preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive a share of the new PNC preferred stock. The new PNC preferred stock will have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of FBHC Series B preferred stock immediately prior to the effective time, taken as a whole. The following briefly summarizes the terms and provisions of the new PNC preferred stock. This summary contains a description of the material terms of the new PNC preferred stock, and it is qualified in its entirety by reference to the PNC articles of incorporation, including the statement with respect to shares creating the series of the new PNC preferred stock, and the applicable provisions of Pennsylvania law and federal law governing bank holding companies. The terms defined in this section shall only be used as such for the purposes of this section.

General

The PNC charter currently authorizes the PNC board of directors, without further shareholder action, to cause PNC to issue up to 20,000,000 shares of PNC preferred stock, par value $1.00 per share, in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series. The PNC charter may be amended from time to time to increase the number of authorized shares of PNC preferred stock. Any such amendment would require the affirmative vote of the holders of at least a majority of the voting power of the shares of then-outstanding capital stock entitled to vote generally in the election of directors. As of September 30, 2025, there are 58,173 shares of PNC preferred stock issued and outstanding.

In connection with the first step merger, each share of FBHC Series B preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into a share of new PNC preferred stock. PNC will file a statement with respect to shares classifying and designating 115,200 shares of authorized but unissued PNC preferred stock as new PNC preferred stock with the preferences, designations, rights and other terms as described below.

New PNC Preferred Stock

Rank

With respect to the payment of dividends and distribution of assets upon liquidation, dissolution, or winding-up of PNC, the new PNC preferred stock will rank (i) senior to PNC common stock and to any other class or series of capital stock of PNC, other than each series of PNC preferred stock that, by its terms, expressly provides that it ranks pari passu with the new PNC preferred stock and (ii) on a parity with each series of PNC preferred stock and any other class or series of capital stock of PNC that, by its terms, expressly provides that it ranks pari passu with the new PNC preferred stock.

The holders of shares of the new PNC preferred stock will not have any rights to convert such shares into shares of any other class or series of securities of PNC.

Dividends and Other Distributions

Holders of new PNC preferred stock will be entitled to receive, only when, as and if declared by the PNC board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation amount of $1,000 per share of the new PNC preferred stock at a rate per annum equal to (i) 7.250% for each dividend period from, and including, the last dividend payment date in respect of the FBHC Series B preferred stock prior to its conversion to new PNC preferred stock to, but excluding July 29, 2027 and (ii) the five-year treasury rate as of the most recent reset dividend determination date, plus 4.000% during each reset period, from, and including July 29, 2027. If PNC issues additional shares of the new PNC preferred stock after the original issue date, then dividends on such shares will accrue from the later of such original issue date of the new PNC preferred stock or the dividend payment date, if any, immediately prior to the original issue date of such additional shares.

The “reset date” means July 29, 2027, and each date falling on the fifth anniversary of the preceding reset date, including July 29, 2027, which will not be adjusted for business days. The “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of the reset period. The “reset period” means the period from and including July 29, 2027, to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

For any reset period commencing on or after July 29, 2027, the “five-year treasury rate” means: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (a) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date and (b) the other maturing as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If PNC, in its sole discretion, determines that the five-year treasury rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the new PNC preferred stock, is pursuant to the methods described above), then PNC may, in its sole discretion, designate an unaffiliated agent or advisor (the “designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the new PNC preferred stock, is the initial base rate). If the designee determines that there is such an industry-accepted successor rate, then the five-year treasury rate will be such successor rate and, in that case, the designee may adjust the spread and may determine and adjust the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the new PNC preferred stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If PNC, in its sole discretion, does not designate a designee or if the designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the five-year treasury rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, 3.250%.

The five-year treasury rate will be determined by the calculation agent on the second business day immediately preceding the applicable reset date.

If declared by the PNC board of directors or a duly authorized committee thereof, dividends payable on the new PNC preferred stock for any dividend period will be paid quarterly, in arrears, on January 29, April 29, July 29 and October 29 of each year (each, a “dividend payment date”). If any dividend payment date is not a business day, then the payment will be made on the next business day without any adjustment to the amount of dividends paid. The “dividend period” refers to the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the last dividend payment date in respect of the FBHC Series B preferred stock prior to its conversion to new PNC preferred stock.

Dividends will be payable to holders of record of new PNC preferred stock as they appear on PNC’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by the PNC board of directors or a duly authorized committee thereof.

Dividends payable on new PNC preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the new PNC preferred stock will cease to accrue on the redemption date, if any, unless PNC defaults in the payment of the redemption price of the new PNC preferred stock called for redemption.

Dividends on the new PNC preferred stock will not be cumulative. If the PNC board of directors or a duly authorized committee thereof does not declare a dividend on the new PNC preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and PNC will have no obligation to pay any dividend for that dividend period, whether or not the PNC board of directors or a duly authorized committee thereof declares a dividend for any future dividend period with respect to the new PNC preferred stock, PNC common stock, or any other class or series of preferred stock of PNC.

So long as any share of new PNC preferred stock remains outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of new PNC preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

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no dividend will be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior securities (other than (i) a dividend payable solely in junior securities or (ii) any dividend in connection with the implementation of a shareholder’s rights plan, or the redemption or repurchase of any rights under any such plan); and

•

no shares of junior securities will be repurchased, redeemed or otherwise acquired for consideration by PNC, directly or indirectly (other than (i) as a result of a reclassification of junior securities for or into other junior securities, (ii) the exchange or conversion of one share of junior securities for or into another share of junior securities, or (iii) the purchase of fractional interests in shares of junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (iv) the acquisition by PNC or any of its subsidiaries of record ownership in junior securities for the beneficial ownership of any other persons (other than for the beneficial ownership by PNC or any of its subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by PNC.

PNC will not declare or pay or set apart funds for the payment of dividends on any parity securities, if any, unless PNC has paid or set apart funds for the payment of dividends on the new PNC preferred stock. When dividends are not paid in full upon the shares of new PNC preferred stock and parity securities, if any, all dividends declared upon shares of new PNC preferred stock and parity securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on new PNC preferred stock, and accrued dividends, including any accumulations, if any, on parity securities, if any, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the PNC board of directors or a duly authorized committee thereof, may be declared and paid on the PNC common stock and any junior securities or parity securities from time to time out of any assets legally available for such payment, and the holders of new PNC preferred stock shall not be entitled to participate in any such dividend.

Dividends on the new PNC preferred stock will not be declared, paid or set aside for payment to the extent such act would cause PNC to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption

The new PNC preferred stock is perpetual and has no maturity date. The new PNC preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The new PNC preferred stock will be redeemable at the option of PNC, in whole or in part, from time to time, during the three-month period prior to, and including, each reset date, at a redemption price equal to $1,000 per share of new PNC preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of new PNC preferred stock called for redemption to, but excluding, the redemption date. Holders of new PNC preferred stock will have no right to require the redemption or repurchase of new PNC preferred stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a regulatory capital treatment event, PNC, at its option, may redeem at any time all (but not less than all) of the shares of the new PNC preferred stock at the time outstanding, at a redemption price equal to $1,000 per share of new PNC preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of new PNC preferred stock called for redemption to, but excluding, the redemption date, upon notice given as described below.

A “regulatory capital treatment event” means, for purposes of this section, the good faith determination by PNC that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of new PNC preferred stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of new PNC preferred stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of new PNC preferred stock, there is more than an insubstantial risk that PNC will not be entitled to treat the full liquidation value of the shares of new PNC preferred stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of new PNC preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to PNC as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

If shares of new PNC preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of new PNC preferred stock to be redeemed, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of new PNC preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares of new PNC preferred stock to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of new PNC preferred stock are to be surrendered for payment of the redemption price; and (5) that dividends on such shares will cease to accrue on the redemption date. On and after the redemption date, dividends will cease to accrue on shares of new PNC preferred stock, and such shares of new PNC preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares of new PNC preferred stock to, but excluding, the redemption date.

In case of any redemption of only part of the shares of new PNC preferred stock at the time outstanding, the shares to be redeemed will be selected either pro rata, by lot or in such other manner as PNC may determine to be equitable. Subject to the provisions hereof, the PNC board of directors will have full power and authority to prescribe the terms and conditions upon which shares of new PNC preferred stock will be redeemed from time to time.

Any redemption of the new PNC preferred stock is subject to PNC’s receipt of any required prior approval from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the new PNC preferred stock. Under the current Federal Reserve regulations, prior to exercising the option to redeem the new PNC preferred stock, or immediately thereafter, PNC will be required to either replace the new PNC preferred stock with an equal amount of instruments that meet the Federal Reserve’s criteria for Tier 1 capital treatment or demonstrate to the satisfaction of the Federal Reserve that following redemption, PNC would continue to hold capital commensurate with its risk.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of PNC, holders of new PNC preferred stock are entitled to receive out of assets of PNC available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to new PNC preferred stock, before any distribution of assets is made to holders of PNC common stock or any junior securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share of new PNC preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of new PNC preferred stock will not be entitled to any other amounts from PNC after they have received their full liquidating distribution.

In addition, PNC will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the new PNC preferred stock may be fully subordinated to interests held by the U.S. government in the event that PNC enters into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

In any such distribution, if the assets of PNC are not sufficient to pay the liquidation preferences, plus declared and unpaid dividends in full to all holders of new PNC preferred stock and all holders of parity securities, if any, as to such distribution with the new PNC preferred stock the amounts paid to the holders of new PNC preferred stock and to the holders of all parity securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference, plus declared and unpaid dividends has been paid in full to all holders of new PNC preferred stock and parity securities, if any, the holders of the junior securities will be entitled to receive all remaining assets of PNC according to their respective rights and preferences.

The merger or consolidation of PNC with any other entity, including a merger or consolidation in which the holders of new PNC preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of PNC for cash, securities or other property, shall not constitute a liquidation, dissolution or winding-up of PNC.

Voting Rights

Except as provided below or as expressly required by law, the holders of shares of new PNC preferred stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of PNC capital stock, and will not be entitled to call a meeting of such holders for any purpose, nor will they be entitled to participate in any meeting of the PNC shareholders.

So long as any shares of new PNC preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of new PNC preferred stock at the time outstanding, voting separately as a class, will be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the new PNC preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of PNC, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to new PNC preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of PNC; (2) amend the provisions of PNC’s charter so as to adversely affect the powers, preferences, privileges or rights of new PNC preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of new PNC preferred stock or authorized PNC common stock or preferred stock of PNC or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of PNC ranking equally with or junior to new PNC preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of PNC will not be deemed to adversely affect the powers, preferences, privileges or rights of new PNC preferred stock; and (3) consummate a binding share-exchange or reclassification involving the new PNC preferred stock, or a merger or consolidation of PNC with or into another entity unless (i) the shares of the new PNC preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining new PNC preferred stock or new preferred securities have terms that are not materially less favorable than the new PNC preferred stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of new PNC preferred stock shall have been redeemed.

Without the consent of the holders of new PNC preferred stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions of the new PNC preferred stock, PNC may amend, alter, supplement or repeal any terms of the new PNC preferred stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the applicable statement with respect to shares that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the new PNC preferred stock that is not inconsistent with the provisions of the applicable statement with respect to shares.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will serve as transfer agent and registrar for the new PNC preferred stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the mergers are completed, FBHC shareholders will receive shares of PNC common stock in the mergers. PNC is organized under the laws of the Commonwealth of Pennsylvania, and FBHC is organized under the laws of the State of Colorado. The following is a summary of the material differences between (1) the current rights of FBHC shareholders under the FBHC articles of incorporation and the FBHC bylaws, and (2) the current rights of PNC shareholders under the PNC articles of incorporation and the PNC bylaws.

PNC and FBHC believe that this summary describes the material differences between the rights of PNC shareholders as of the date of this proxy statement/prospectus and the rights of FBHC shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of PNC’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

	FBHC Governing Documents	PNC Governing Documents
Number of Authorized and Outstanding Shares	FBHC is authorized under the FBHC articles of incorporation to issue up to 10,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, no par value per share. As of September 30, 2025, there were 3,768,940 shares of FBHC common stock outstanding and 130,336 shares of FBHC preferred stock outstanding.	PNC is authorized under the PNC articles of incorporation to issue up to 800,000,000 shares of common stock, par value $5.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2025 there were 392,381,546 shares of PNC common stock outstanding and 58,173 shares of PNC preferred stock outstanding.

Voting Limitations	Each share of FBHC Class B common stock is entitled to one vote on each matter voted on at a meeting of FBHC shareholders. Shares of FBHC Class A common stock have no voting power.	Each share of PNC common stock is entitled to one vote on each matter voted on at a meeting of PNC shareholders.

Rights of Preferred Stock	FBHC’s articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 500,000 shares of preferred stock, in one or more classes or series, and to determine by resolution the designations, preferences, limitations, and relative rights of any such class or series. The rights of preferred shareholders may supersede the rights of common shareholders.	The PNC articles of incorporation authorize the board of directors, to issue up to 20,000,000 shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

Size of Board of Directors	The FBHC bylaws provide that the number of directors serving on the FBHC board of directors will not be less than nine (9) nor more than twenty (20) members as will be established from time to time exclusively by resolution adopted by either the majority of the shares	The PNC bylaws provide that the number of directors serving on the PNC board of directors will be not less than five (5) nor more than twenty-five (25) members as will be established from time to time exclusively by resolution adopted by a

	FBHC Governing Documents	PNC Governing Documents
	represented at a meeting of shareholders or a majority of the FBHC board of directors.	majority of the PNC board of directors.

Classes of Directors	The FBHC board of directors consists of one class. All directors serve for a term that expires at the next annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation, disqualification or removal.	Substantially the same as FBHC.

Removal and Resignation of Directors	The CBCA provides that any director may be removed by a vote of the shareholders entitled to elect directors, with or without cause. Shareholder removal is restricted if the articles require removal only for cause, if shareholders vote cumulatively when electing directors, or if the director was elected by a separate voting group, in which case only that group may vote. The vote must be taken at a meeting called for that purpose and the notice must so state. None of these restrictions apply to FBHC. The board is not classified and directors serve until the next annual meeting. Cumulative voting is prohibited. The bylaws contain no special removal provision. The FBHC Class B common stock shareholders, who are the shareholders entitled to elect directors, may therefore remove directors under the CBCA standard. Colorado law does not authorize the board to remove a fellow director. A Colorado district court may remove a director on application by the corporation or by shareholders holding at least ten percent of any class upon findings of fraudulent or dishonest conduct or gross abuse of authority or discretion and that removal is in the corporation’s best interests, and the court may bar re-election.	The PBCL provides that any director may be removed by a vote of shareholders entitled to elect directors. Directors may remove a fellow director if he or she has been judicially declared of unsound mind, has been convicted of an offense punishable by imprisonment for more than one year or has failed to accept the office, or upon any other proper cause that the bylaws may specify. PNC bylaws do not specify another proper cause for removal of a director. A court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause.

Vacancies on the Board of Directors	The FBHC bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors,	Substantially the same as FBHC.

	FBHC Governing Documents	PNC Governing Documents
may be filled by a majority of the remaining directors, even if less than a quorum.

Special Meetings of Shareholders	The FBHC bylaws provide that special meetings of the shareholders may be called at any time by the FBHC president or any vice president, or by the FBHC board of directors, and may also be called by the holders of not less than one-tenth of all shares entitled to vote at the meeting.	The PNC bylaws provide that special meetings of the shareholders may be called at any time by the chair of the board of directors or the chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that PNC would have if there were no vacancies.

Quorum	The FBHC bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for the purpose of considering such matter.	Substantially the same as FBHC.

Notice of Shareholder Meetings	The FBHC bylaws provide that written notice of every meeting of the shareholders will be given, by or at the direction of the president, the secretary, or the person calling the meeting, to each shareholder of record entitled to vote not less than ten (10) nor more than fifty (50) days before the meeting. If the meeting will consider an increase in authorized capital stock, at least thirty (30) days’ notice is required.	The PNC bylaws provide that written notice of every meeting of the shareholders will be given, either personally, by electronic transmission or by mail, to each shareholder of record entitled to vote at the meeting at least five (5) days prior to the day named for the meeting, unless a greater period of notice is required by law.

Advance Notice of Shareholder Nominations and Shareholder Proposals	Not applicable.	A nomination for the election of a director or a proposal for action at an annual meeting may be made by a shareholder only if written notice of such nomination or proposal has been received by the corporate secretary of PNC not later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the 1st anniversary of the preceding year’s annual meeting, or if the date of the 1st public announcement of annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth day following the first public disclosure of the date of such meeting. Any such

	FBHC Governing Documents	PNC Governing Documents
nomination for the election of a director or a proposal for action at an annual meeting must conform to the requirements set out in the PNC bylaws that are applicable to such nominations or proposals.

Limitation of Liability for Officers and Directors	The FBHC articles of incorporation provide that a director will, to the fullest extent permitted by the CBCA, have no personal liability for monetary damages to FBHC or its shareholders for any action taken, or any failure to take any action, as a director.	The PNC bylaws provide that a director will, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania and the federal banking laws and regulations, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director, except where such elimination is not permitted by applicable laws and regulations.

Indemnification of Officers and Directors	The FBHC articles of incorporation provide that each person who was or is made a party, or is threatened to be made a party, to any proceeding by reason of the fact that the person is or was a director or officer of FBHC, or, while serving in such capacity, is or was serving at FBHC’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another entity or an employee benefit plan, will be indemnified and held harmless by FBHC to the fullest extent permitted by applicable law (as in effect from time to time) against all liability and expense (including attorneys’ fees) reasonably incurred in connection therewith, and such indemnification extends to the person’s estate and personal representative. The FBHC articles of incorporation also authorize FBHC to provide indemnification by bylaw, board or shareholder resolution, contract, or otherwise, to the extent legally permissible.	The PNC bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, legislative or other, by reason that he or she is or was a director or officer of PNC or is or was serving at the request of PNC as a director, officer, employee or agent of another bank, corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by PNC to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania, against all expense, liability and loss (including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to such person who has ceased to be a director, officer, employee or agent and will inure to the benefit of such person’s executors and administrators, unless it is (a) ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under

	FBHC Governing Documents	PNC Governing Documents
the PNC bylaws, or (b) found that such person is not entitled to indemnification under applicable laws.

Amendments to Organizational Documents

Amendments to the FBHC articles of incorporation require approval by two-thirds or more of the shares of each class entitled to vote.

The FBHC bylaws may be altered, amended, or repealed from time to time in whole or in part by the affirmative vote of a majority of the FBHC board of directors at a meeting called for that purpose, or by consent.

Under the PBCL, an amendment to the articles of incorporation may be proposed by adoption of a resolution by the PNC board. An amendment must be submitted to a shareholder vote and shall be deemed adopted if approved by a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. Amendments on matters specified in Section 1914(c) of the PBCL do not require shareholder approval.

The PNC bylaws may be altered, amended, added to or repealed by a vote of a majority of the PNC board at any regular meeting of the PNC board or at any special meeting of the PNC board called for that purpose. However, PNC’s charter provides that the authority to make, amend, and repeal bylaws, while vested in the PNC board, is subject to the power of the shareholders to change such action. Moreover, the PNC board may not adopt or change a bylaw on certain subjects committed expressly to the shareholders by Section 1504(b) of the PBCL.

Action by Written Consent of Shareholders	The FBHC bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action, is signed by all shareholders entitled to vote on the matter, and such consent has the same force and effect as a unanimous vote.	Under the PBCL, unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective time of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose. Action by written consent is not currently restricted under PNC bylaws.

	FBHC Governing Documents	PNC Governing Documents
Common Stock Share Conversion	The FBHC articles of incorporation provide that FBHC Class A common stock may be converted or exchanged for FBHC Class B common stock only with the approval of the holders of at least two-thirds of the outstanding shares of FBHC Class B common stock; provided that the board of directors may approve exchanges related to the FBHC ESOP if required by applicable law. Further, immediately upon an “event of change of control,” all outstanding shares of FBHC Class A common stock automatically convert, without further action, into FBHC Class B common stock, and the holders thereafter have, share-for-share, all rights, privileges, qualifications and limitations (including voting rights) of FBHC Class B common stock.	Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FBHC

The table below sets forth certain information with respect to the beneficial ownership of the FBHC common stock as of September 4, 2025, by each shareholder who is known by FBHC to own beneficially more than 5% of the outstanding shares of FBHC Class A common stock or FBHC Class B common stock, by each member of the FBHC board of directors and by each executive officer of FBHC. Beneficial ownership has been determined in accordance with the rules of the SEC. There are no shares of FBHC common stock subject to stock options that are exercisable currently or become exercisable within sixty (60) days.

Name of Individual	FBHC Class A Shares	FBHC Class B Shares	Percent of Voting Shares
Directors and Executive Officers
David C. Baker[1] Director	4,470	8,550	*
Dennis E. Barrett Director	0	980	*
Wesley A. Brown Director	3,609	0	—
Kevin T. Classen[2] Director and Chief Executive Officer	4,575	360	*
Veena Dandapani Director	262	0	—
Christopher Davis-Massey Director	159	0	—
Wendy J. Dominguez Director	310	0	—
John W. Graham Director	0	0	—
Larry J. Hauserman Director	0	302,050	9.15%
William J. Hybl Director	0	0	—
John A. Ikard Director	2,491	390	*
Kelly Kaminskas Chief Operating Officer	1,585	0	—
John Markovich Chief Credit Officer	855	0	—
Anita Padilla-Fitzgerald Director	380	0	—
Jennifer Payne[3] Chief Risk Officer	2,151	0	—
Mary S. Reisher Director	0	310,412	9.40%
Nancy A. Reisher Director	1,560	321,036	9.73%
Matthew J. Ritter Director	417	0	—
Adam Sands Chief Banking Officer	1,518	0	—
D. Todd Vanosdoll[5] Chief Financial Officer	4,281	0	—

Name of Individual	FBHC Class A Shares	FBHC Class B Shares	Percent of Voting Shares
Elbra M. Wedgeworth Director	0	0	—
Directors and Executive Officers (as a group, 21 persons)	28,623	943,778	28.59%
Name and Address of holders of 5% or more of the outstanding shares.[4]
Reisher Family Foundation	0	566,238	17.16%
Larry J. Hauserman	0	302,050	9.15%
Mary S. Reisher	0	310,412	9.40%
Nancy A. Reisher	1,560	321,036	9.73%

*	Represents less than 1% of FBHC’s outstanding common stock.
(1)	David C. Baker owns 5,550 Class B shares individually, and an additional 3,000 Class B shares jointly with spouse.
(2)	Kevin T. Classen owns 240 Class B shares individually, and an additional 120 Class B shares jointly with spouse.
(3)	Jennifer Payne owns 2,061 Class A shares individually, and an additional 90 Class A shares jointly with spouse.
(4)	The address for each holder of 5% or more of the outstanding shares of FBHC common stock is c/o FBHC, 12345 W Colfax Ave, Lakewood, Colorado 80215.
(5)	D. Todd Vanosdoll owns 4,281 Class A shares jointly with spouse.

LEGAL MATTERS

The validity of the PNC common stock and new PNC preferred stock to be issued in connection with the mergers will be passed upon for PNC by Laura Gleason, Esq., Deputy General Counsel and Corporate Secretary of PNC. Ms. Gleason beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to PNC’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

PNC has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of PNC common stock to be issued in connection with the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of PNC and a proxy statement for FBHC shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about PNC and PNC common stock.

PNC also files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy statements, and other information about issuers, such as PNC, who files electronically with the SEC. The reports and other information filed by PNC with the SEC are also available at PNC’s website at www.pnc.com. The web addresses of the SEC and PNC are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/ prospectus.

The SEC allows PNC to incorporate by reference information in this proxy statement/prospectus. This means that PNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about PNC and its financial condition.

PNC filings (SEC File No. 001-09718)

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025;

•	Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2025, filed with the SEC on May 2, 2025 and (ii) June 30, 2025, filed with the SEC on August 1, 2025;

•

Current Reports on Form 8-K filed with the SEC on January  23, 2025, January  29, 2025, February  3, 2025, February  21, 2025, March  27, 2025, April  7, 2025 (solely with respect to Item 5.02 thereof), April  25, 2025 and May  13, 2025, and July 21, 2025;

•

Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2025 (solely to the extent incorporated by reference into Part III of PNC’s Annual Report on Form 10-K for the year ended December 31, 2024); and

•

The description of PNC’s common stock contained in Exhibit 4.14 to PNC’s Annual Report on Form 10-K for the year ended December 31, 2024, including any amendments or reports filed with the SEC for the purpose of updating such description.

In addition, PNC incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the FBHC special meeting, provided that PNC is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, PNC has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to PNC, and FBHC has supplied all information contained in this proxy statement/prospectus relating to FBHC.

Documents incorporated by reference are available from PNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address and phone number:

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222-2401

Attention: Shareholder Services

Telephone: (800) 982-7652

www.computershare.com/contactus

FBHC shareholders requesting documents must request them no later than five business days before the date of the FBHC special meeting. This means that FBHC shareholders requesting documents must do so by November 7, 2025. FBHC shareholders will not be charged for any of these documents that you request.

If you request any incorporated documents from PNC, PNC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

FBHC

FBHC does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have questions concerning FBHC or would like to request copies of FBHC’s audited historical consolidated financial statements or quarterly financial information, please contact:

FirstBank Holding Company

12345 W Colfax Ave

Lakewood, CO 80215

Attn: Mike Kirby, Corporate Secretary

Telephone: 303-285-1808 / 1-877-330-6112

You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. Neither PNC nor FBHC has authorized anyone to give any information or make any representation about the mergers, PNC or FBHC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that PNC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to FBHC shareholders, nor the issuance by PNC of PNC common stock or preferred stock pursuant to the merger agreement, will create any implication to the contrary.

ANNEX A

FINAL VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE PNC FINANCIAL SERVICES GROUP, INC.

SUMMIT MERGER SUB I, INC.

and

FIRSTBANK HOLDING COMPANY

Dated September 5, 2025

ARTICLE I
THE MERGERS
1.1	The First Step Merger	A-1
1.2	The Second Step Merger	A-2
1.3	Closing	A-3
1.4	Conversion of Company Common Stock	A-3
1.5	Company Preferred Stock	A-4
1.6	Treatment of Company RSU Awards	A-5
1.7	Adjustments	A-6
1.8	Dissenting Shares	A-6
1.9	Tax Consequences	A-6

ARTICLE II
ELECTION AND EXCHANGE MECHANICS
2.1	Election Procedures	A-6
2.2	Purchaser to Make Consideration Available	A-9
2.3	Payments and Exchange of Shares	A-9
2.4	Withholding	A-11

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
3.1	Corporate Organization	A-12
3.2	Capitalization	A-14
3.3	Authority; No Violation	A-15
3.4	Consents and Approvals	A-15
3.5	Reports	A-16
3.6	Financial Statements	A-16
3.7	Broker’s Fees	A-17
3.8	Absence of Certain Changes or Events	A-17
3.9	Legal and Regulatory Proceedings	A-17
3.10	Taxes	A-18
3.11	Employees	A-19
3.12	Compliance with Applicable Law	A-21
3.13	Certain Contracts	A-22
3.14	Agreements with Regulatory Agencies	A-23
3.15	Environmental Matters	A-24
3.16	Investment Securities and Commodities	A-24
3.17	Real Property	A-24
3.18	Intellectual Property	A-25
3.19	Related Party Transactions	A-25
3.20	State Takeover Laws	A-26
3.21	Opinion	A-26
3.22	Company Information	A-26
3.23	Loan Portfolio	A-26
3.24	Insurance	A-27
3.25	No Other Representations or Warranties	A-27

A-i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
4.1	Corporate Organization	A-28
4.2	Capitalization	A-29
4.3	Authority; No Violation	A-29
4.4	Consents and Approvals	A-30
4.5	Available Funds	A-31
4.6	Reports	A-31
4.7	Financial Statements	A-31
4.8	Broker’s Fees	A-32
4.9	Absence of Certain Changes or Events	A-32
4.10	Legal and Regulatory Proceedings	A-33
4.11	Taxes	A-33
4.12	Employees	A-34
4.13	SEC Reports	A-35
4.14	Compliance with Applicable Law	A-35
4.15	Agreements with Regulatory Agencies	A-36
4.16	State Takeover Laws	A-37
4.17	Purchaser Information	A-37
4.18	Insurance	A-37
4.19	No Other Representations or Warranties	A-37

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	A-38
5.2	Company Forbearances	A-38
5.3	Purchaser Forbearances	A-40

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	A-41
6.2	Access to Information; Confidentiality	A-43
6.3	Company Stockholders’ Approval	A-44
6.4	Legal Conditions to Merger	A-44
6.5	Stock Exchange Listing	A-45
6.6	Employee Matters	A-45
6.7	Indemnification; Directors’ and Officers’ Insurance	A-46
6.8	Additional Agreements	A-47
6.9	Advise of Changes	A-47
6.10	Stockholder Litigation	A-47
6.11	Acquisition Proposals	A-48
6.12	Public Announcements	A-48
6.13	Change of Method	A-49
6.14	Takeover Restrictions	A-49
6.15	FIRPTA Certificate	A-49

A-ii

ARTICLE VII
CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Mergers	A-49
7.2	Conditions to Obligations of Purchaser	A-50
7.3	Conditions to Obligations of Company	A-51

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1	Termination	A-51
8.2	Effect of Termination	A-52

ARTICLE IX
GENERAL PROVISIONS
9.1	Amendment	A-53
9.2	Extension; Waiver	A-53
9.3	Nonsurvival of Representations, Warranties and Agreements	A-54
9.4	Expenses	A-54
9.5	Notices	A-54
9.6	Interpretation	A-55
9.7	Counterparts	A-55
9.8	Entire Agreement	A-55
9.9	Governing Law; Jurisdiction	A-56
9.10	Waiver of Jury Trial	A-56
9.11	Waiver of Force Majeure Event	A-56
9.12	Assignment; Third-Party Beneficiaries	A-56
9.13	Specific Performance	A-57
9.14	Severability	A-57
9.15	Confidential Supervisory Information	A-57
9.16	Delivery by Facsimile or Electronic Transmission	A-57

Exhibit A – Form of FIRPTA Certificate

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	62
affiliate	71
Agreement	1
BHC Act	16
Book Entry Share	5
Cash Election Number	10
Cash Election Shares	9
CBCA	4
CCAA	2
Certificate of Designation	5
Chosen Courts	72
Closing	4
Closing Date	4
Closing Price	4
Code	1
Colorado Secretary	2
Company	1
Company Benefit Plans	25
Company Board Recommendation	56
Company Bylaws	17
Company Certificate of Incorporation	17
Company Class A Common Stock	4
Company Class B Common Stock	4
Company Common Stock	4
Company Compensation Committee	7
Company Contract	30
Company Disclosure Schedule	15
Company Indemnified Parties	59
Company Meeting	56
Company Owned Properties	31
Company Preferred Stock	5
Company Qualified Plans	25
Company Real Property	32
Company Regulatory Agreement	30
Company RSU Award	6
Company Securities	18
Company Series A Preferred Stock	5
Company Series B Preferred Stock	5
Company Subsidiary	17
Company Subsidiary Bank	17
Company Subsidiary Securities	18
Confidentiality Agreement	56
Continuing Employees	58
Deferred RSU	6
Delaware Secretary	2
DGCL	2
Dissenting Shares	8
Effective Time	2
Election Deadline	9

A-iv

Election Form	8
Election Form Record Date	8
Enforceability Exceptions	19
Environmental Laws	31
ERISA	25
ESOP	8
ESOP Shares	8
Exchange Act	33
Exchange Agent	12
Exchange Fund	12
Exchange Ratio	4
FDIC	17
Federal Reserve Board	20
Financial Statements	21
First Step Certificate of Merger	2
First Step Merger	1
First Step Statement of Merger	2
First Step Surviving Entity	1
GAAP	16
Governmental Entity	20
Intellectual Property	32
IRS	25
knowledge	71
Liens	18
Loans	33
made available	71
Mailing Date	8
Material Adverse Effect	16
Materially Burdensome Condition	54
Merger Sub	1
Merger Sub Bylaws	36
Merger Sub Charter	36
Merger Sub Common Stock	2
Mergers	1
Multiemployer Plan	25
New Certificates	12
New Purchaser Preferred Stock	5
No Election Shares	9
NYSE	4
OCC	20
PBCL	3
Pennsylvania Department	3
Per Share Cash Consideration	4
Per Share Stock Consideration	4
Permitted Encumbrances	31
person	71
Personal Data	27
Premium Cap	60
Proxy Statement	20
Purchaser	1
Purchaser Articles of Incorporation	36

A-v

Purchaser Benefit Plans	43
Purchaser Bylaws	36
Purchaser Common Stock	4
Purchaser Disclosure Schedule	35
Purchaser Equity Awards	37
Purchaser Preferred Stock	37
Purchaser Regulatory Agreement	47
Purchaser Reports	45
Purchaser RSU	6
Purchaser Securities	37
Purchaser Subsidiary	36
Purchaser Subsidiary Securities	37
Recommendation Change	57
Regulatory Agencies	20
Representatives	61
Requisite Company Vote	19
Requisite Regulatory Approvals	54
S-4	20
SEC	20
Second Step Articles of Merger	3
Second Step Certificate of Merger	3
Second Step Effective Time	3
Second Step Merger	1
Securities Act	45
Security Breach	27
Series A Liquidation Payment	5
Series A Liquidation Shares	9
Share Ratio	4
Shortfall Number	10
SRO	20
Stock Election Shares	9
Subsidiary	16
Surviving Entity	1
Takeover Restrictions	33
Target Cash Conversion Amount	9
Tax	24
Tax Return	24
Taxes	24
Termination Date	67
Termination Fee	68
Treasury Regulation	25

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated September 5, 2025 (this “Agreement”), by and among The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Purchaser”), Summit Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), and FirstBank Holding Company, a Colorado corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Company, Purchaser and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “First Step Merger”), with the Company continuing as the surviving entity (in such capacity, the “First Step Surviving Entity”) in the First Step Merger and (ii) immediately following the First Step Merger, the First Step Surviving Entity will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Purchaser continuing as the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Second Step Merger.

WHEREAS, in furtherance thereof, the respective Boards of Directors of Company, Purchaser and Merger Sub have approved the Mergers and this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Purchaser’s willingness to enter into this Agreement, certain stockholders of Company are each entering into a separate voting agreement with Purchaser, pursuant to which, among other things, such stockholders have agreed to vote to approve this Agreement, upon the terms and subject to the conditions set forth therein.

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The First Step Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Colorado Corporations and Associations Act (the “CCAA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Company pursuant to this Agreement. Company shall be the First Step Surviving Entity in the First Step Merger, and shall continue its corporate existence under the laws of the State of Colorado. Upon consummation of the First Step Merger, the separate corporate existence of Merger Sub shall terminate.

(b) On or (if agreed by Company and Purchaser) prior to the Closing Date, Company and Merger Sub, respectively, shall cause to be filed a statement of merger (the “First Step Statement of Merger”) with the Secretary of State of the State of Colorado (the “Colorado Secretary”) and certificate of merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The First Step Merger shall become effective at such time as specified in the First Step Statement of Merger and First Step Certificate of Merger in accordance with the relevant provisions of the CCAA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

(c) At and after the Effective Time, the First Step Merger shall have the effects set forth in the applicable provisions of the CCAA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers and franchises of Merger Sub shall vest in the First Step Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the First Step Surviving Entity.

(d) At and after the Effective Time, each share of Purchaser Common Stock and each share of Purchaser Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of Purchaser and shall not be affected by the First Step Merger.

(e) At the Effective Time, by virtue of the First Step Merger and without any action on the part of Company, Purchaser, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the First Step Surviving Entity.

(f) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the First Step Surviving Entity until thereafter amended in accordance with applicable law. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the First Step Surviving Entity.

1.2 The Second Step Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the CCAA and the Pennsylvania Business Corporation Law (the “PBCL”), immediately following the Effective Time, the First Step Surviving Entity shall merge with and into Purchaser pursuant to this Agreement. Purchaser shall be the Surviving Entity in the Second Step Merger, and shall continue its corporate existence under the laws of the State of Pennsylvania. Upon consummation of the Second Step Merger, the separate corporate existence of the First Step Surviving Entity shall terminate.

(b) On or (if agreed by Company and Purchaser) prior to the Closing Date, the First Step Surviving Entity and Purchaser, respectively, shall cause to be filed a statement of merger (the “Second Step Certificate of Merger”) with the Colorado Secretary and articles of merger (the “Second Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department”). The Second Step Merger shall become effective at such time as specified in the Second Step Certificate of Merger and Second Step Articles of Merger in accordance with the relevant provisions of the CCAA and the PBCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Step Effective Time”).

(c) At and after the Second Step Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the CCAA and the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers and franchises of the First Step Surviving Entity shall vest in Purchaser, and all debts, liabilities, obligations, restrictions, disabilities and duties of the First Step Surviving Entity shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of Purchaser.

(d) At and after the Second Step Effective Time, each share of common stock, no par value per share, of the First Step Surviving Entity issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At and after the Second Step Effective Time, each share of Purchaser Common Stock and each share of Purchaser Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Entity and shall not be affected by the Mergers, it being understood that upon the Second Step Effective Time, the New Purchaser Preferred Stock issued to former holders of Company Series B Preferred Stock shall be the preferred stock of the Surviving Entity.

(f) At the Second Step Effective Time, the Purchaser Articles of Incorporation and Purchaser Bylaws, as in effect immediately prior to the Second Step Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with applicable law. The officers and directors of Purchaser as of immediately prior to the Second Step Effective Time shall be the officers and directors of the Surviving Entity.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) will take place by electronic exchange of documents at 8:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Company and Purchaser; provided that in no event shall the Closing occur prior to January 1, 2026. The date on which the Closing occurs is referred to as the “Closing Date.”

1.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any securities of Purchaser or Company:

(a) Each share of the Class A common stock, no par value, of Company (collectively, the “Company Class A Common Stock”) and each share of the Class B common stock, no par value, of Company (collectively, the “Company Class B Common Stock”), issued and outstanding immediately prior to the Effective Time (collectively, the “Company Common Stock”), except for (i) shares of Company Common Stock owned directly by Company or Purchaser (in each case other than shares of Company Common Stock (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (y) held, directly or indirectly, by Company or Purchaser in respect of debts previously contracted) and (ii) shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Article II (including Section 2.1(f)), either (A) a number of shares of common stock, par value $5.00 per share, of Purchaser (“Purchaser Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (B) an amount in cash (the “Per Share Cash Consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (x) $321.18 plus (y) the product, rounded to the nearest one-tenth of a cent, of 3.6127 (the “Share Ratio”) times the Closing Price. The calculations required by this Section 1.4 shall be prepared jointly by Company and Purchaser prior to the Effective Time. For purposes of this Agreement, “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, of (i) the Per Share Cash Consideration divided by (ii) the Closing Price, as may be adjusted pursuant to Section 1.7 and “Closing Price” means the average of the daily volume-weighted average sales price per share of Purchaser

Common Stock on The New York Stock Exchange (“NYSE”), as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Company and Purchaser), over the five consecutive trading days ending on the second trading day immediately prior to the Effective Time.

(b) All the shares of Company Common Stock converted into the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each share represented by book-entry (each, a “Book Entry Share,”) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, any cash in lieu of fractional shares as contemplated by Section 2.3(f), and any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time, in each case, without interest thereon.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned directly by Company or Purchaser (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Company or Purchaser in respect of debts previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.5 Company Preferred Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any securities of Purchaser or Company:

(a) Each share of Series A Preferred Stock, no par value, of Company (the “Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Book Entry Share previously representing any such shares of Company Series A Preferred Stock shall thereafter represent only the right to receive a cash payment equal to the sum of (a) the greater of (x) the Per Share Cash Consideration and (y) such share’s Stated Value (as defined in the Amendment to the Articles of Incorporation and Amendment and Restatement of Certificate of Designation of the Terms, Preferences and Limitations of Series A Preferred Stock of Company, dated January 19, 2022) (the “Certificate of Designation”); and (b) all declared but unpaid dividends on such share of Company Series A Preferred Stock (such payment, the “Series A Liquidation Payment”); provided that, prior to the Closing, each holder of shares of Company Series A Preferred Stock shall have the right to exchange one or more shares of Company Series A Preferred Stock for an equivalent number of shares of Class A common stock, no par value, of Company; provided, further, that each such share of Class A common stock, no par value, of Company shall be deemed a Stock Election Share.

(b) Each share of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1,000 per share, of Company (“Company Series B Preferred Stock” and, together with the Company Series A Preferred Stock, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Purchaser having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of Company Series B Preferred Stock immediately prior to the Effective Time, taken as a whole (all shares of such newly created series, collectively, the “New Purchaser Preferred Stock”) and, upon such conversion, the Company Series B Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.6 Treatment of Company RSU Awards.

(a) Company RSU Awards.

(i) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock or Company Series A Preferred Stock (a “Company RSU Award”) that is not an Interim Period Company RSU Award or Deferred RSU (in each case as defined below) and that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, fully vest (to the extent unvested) and be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock or Company Series A Preferred Stock, as applicable, subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, subject to applicable withholdings or deductions under applicable law (which shall be effected through net settlement). For clarity, holders of Company RSU Awards shall not be provided with an election to receive the Per Share Stock Consideration or the Per Share Cash Consideration in respect of any shares underlying Company RSU Awards.

(ii) At the Effective Time, each Company RSU Award that is granted following the date hereof (an “Interim Period Company RSU Award”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Purchaser Common Stock (a “Purchaser RSU”). The number of shares of Purchaser Common Stock subject to each such Purchaser RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Interim Period Company RSU Award immediately prior to the Effective Time multiplied by (y) the Exchange Ratio. Except as specifically provided above or as set forth on Section 1.6(a)(ii) of the Company Disclosure Schedule, following the Effective Time, each such Purchaser RSU shall continue to be governed by the same terms and conditions as were applicable to the applicable Interim Period Company RSU Award as of the Effective Time.

(iii) At the Effective Time, each Company RSU Award that constitutes “deferred compensation” subject to Section 409A of the Code (for clarity, including any award that is unvested but for which a deferral election has been made) (a “Deferred RSU”), whether previously vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock or Series A Preferred Stock, as applicable, and shall be converted into a Purchaser RSU. The number of shares of Purchaser Common Stock subject to each such Purchaser RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock or Series A Preferred Stock, as applicable, subject to such Deferred RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Purchaser RSU shall continue to be governed by the same terms and conditions as were applicable to the applicable Deferred RSU as of the Effective Time. Additionally, the holder of such Deferred RSU shall be entitled to receive (without interest) an amount in cash equal to any accrued and unpaid dividend equivalents that are payable pursuant to the terms of the Deferred RSU. The dividend equivalent payments pursuant to this Section 1.6(a)(iii) shall be paid in accordance with the terms of the applicable Deferred RSU.

(b) Company Actions. Prior to or at the Effective Time, Company, the Board of Directors of Company and the compensation committee of the Board of Directors of Company (the “Company Compensation Committee”), as applicable (or appropriate committee with delegated authority therefrom), shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.6. Prior to or at the Effective Time, Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Company nor the Surviving Entity will be required to deliver shares of Company Common Stock or other capital stock of Company to any person pursuant to or in settlement of Company RSU Awards.

(c) Purchaser Actions; Payroll. If registration of the shares of Purchaser Common Stock issuable pursuant to awards granted under Section 1.6(a)(ii) or (iii) is required under the Securities Act, Purchaser shall file with the SEC a registration statement on Form S-3 or Form S-8, if required, as the case may be (or any successor form), or another appropriate form with respect to such Purchaser Common Stock no later than the Closing Date and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing. Notwithstanding anything to the contrary herein, the delivery of Purchaser Common Stock to the holders of Company RSU Awards pursuant to Section 1.6(a)(i) may be effected through the stock plan administrator and/or payroll systems of the Company or the Purchaser.

1.7 Adjustments. If, between the date of this Agreement and the Effective Time, Company Common Stock, Company Preferred Stock or Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio or to Section 1.5 to provide the holders of Company Common Stock or Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 1.7 shall be construed to permit Company or Purchaser to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

1.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Article 113 of the CBCA (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as the applicable holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the CBCA with respect to such shares) shall not be converted into a right to receive the Per Share Cash Consideration or Per Share Stock Consideration, as applicable, but instead shall be entitled to only such rights as are granted by Article 113 of the CBCA; provided, however, that if, after the Effective Time, the holder of such Dissenting Share fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Article 113 of the CBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 113 of the CBCA, such share of Company Common Stock shall be treated as if it had been a Cash Election Share in accordance with Section 2.1 and converted into the right to receive, as of the Effective Time, the Per Share Cash Consideration, without interest thereon, upon transfer of such shares. The Company shall provide Purchaser prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

1.9 Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

ELECTION AND EXCHANGE MECHANICS

2.1 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as Company and Purchaser shall mutually agree (the “Election Form”) shall be mailed thirty-five (35) days prior to the anticipated Closing Date or on such other date as Company and Purchaser shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the “Election Form Record Date”). For the avoidance of doubt, for purposes of this Article II, (x) the holders of record of Company Common Stock shall include the individuals determined to hold shares of Company Common Stock through the Company’s Savings and Employee Stock Ownership Plan (the “ESOP” and such shares held through the ESOP, the “ESOP Shares”) and (y) the conversion of Company RSU Awards into the right to receive shares of Purchaser Common Stock pursuant to Section 1.6(a)(i) shall be governed by the provisions of Section 1.6(a)(i) and no election shall be available with respect to the shares of Company Common Stock underlying such Company RSU Awards under this Article II.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Notwithstanding the foregoing, with respect to the shares of Company Common Stock held in accounts under the ESOP, the ESOP trustee shall (or shall cause a third party to) solicit Election Forms from ESOP participants and beneficiaries and shall provide (or cause to be provided) the results of those Election Forms to the Exchange Agent. Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as Purchaser and Company may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(c) Purchaser shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Purchaser regarding such matters shall be binding and conclusive. Neither Purchaser nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4 (which, for this purpose, shall be deemed to include the Dissenting Shares) and shares of Company Series A Preferred Stock that will be converted to receive a Series A Liquidation Payment pursuant to Section 1.5(a)) (the “Series A Liquidation Shares”), shall equal the quotient obtained by dividing (x) $1,237,500,000 by (y) the Per Share Cash Consideration (such numbers of shares of Company Common Stock and Company Series A Preferred Stock, in the aggregate, the “Target Cash Conversion Amount”).

(f) Within ten (10) business days after the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Purchaser Common Stock or cash in the First Step Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the sum of (x) the total number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) (the “Cash Election Number”), plus (y) the total number of Series A Liquidation Shares is greater than the Target Cash Conversion Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B) Cash Election Shares held through the ESOP will be converted into the right to receive the Per Share Cash Consideration for each such Cash Election Share;

(C) Cash Election Shares of each holder thereof (other than Cash Election Shares held through the ESOP) will be converted into the right to receive the Per Share Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Target Cash Conversion Amount less the total number of Series A Liquidation Shares and the total number of Cash Election Shares held through the ESOP and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(e), whether fractions of Cash Election Shares shall be rounded up or down); and

(D) the remaining number of such holder’s Cash Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii) Cash Undersubscribed. If the sum of (x) the Cash Election Number, plus (y) the total number of Series A Liquidation Shares is less than the Target Cash Conversion Amount (such shortfall amount, the “Shortfall Number”), then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B) No Election Shares held through the ESOP and Stock Election Shares held through the ESOP shall convert into the right to receive the Per Share Stock Consideration for each such No Election Share and Stock Election Share, respectively;

(C) if the Shortfall Number is less than or equal to the number of No Election Shares (excluding No Election Shares held through the ESOP), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and the No Election Shares of each holder thereof (other than No Election Shares held through the ESOP) shall convert into the right to receive the Per Share Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares (other than No Election Shares held through the ESOP) held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares (excluding No Election Shares held through the ESOP) (with the Exchange Agent to determine, consistent with Section 2.1(e), whether fractions of No Election Shares shall be rounded up or down), with the remaining number of such holder’s No Election Shares being converted into the right to receive the Per Share Stock Consideration; and

(D) if the Shortfall Number exceeds the number of No Election Shares (excluding No Election Shares held through the ESOP), then all No Election Shares (other than No Election Shares held through the ESOP) shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each holder thereof (other than Stock Election Shares held through the ESOP) shall convert into the right to receive the Per Share Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying

(x) the number of Stock Election Shares held by such holder (excluding Stock Election Shares held through the ESOP) by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of No Election Shares (excluding No Election Shares held through the ESOP), and the denominator of which is the total number of Stock Election Shares (excluding Stock Election Shares held through the ESOP) (with the Exchange Agent to determine, consistent with Section 2.1(e), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

(iii) Cash Equal to Target Cash Conversion Amount. If the sum of (x) the Cash Election Number, plus (y) the total number of Series A Liquidation Shares equals the Target Cash Conversion Amount, then subparagraphs (ii) and (iii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Purchaser and Company.

(g) Notwithstanding any other provision of this Agreement to the contrary, except as provided for in Section 2.1(f)(i)(B), a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Sections 7.2(c) and 7.3(c).

2.2 Purchaser to Make Consideration Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by Purchaser and Company (the “Exchange Agent”), (a) for exchange in accordance with this Article II, certificates or, at Purchaser’s option, evidence in book-entry form, representing shares of Purchaser Common Stock and New Purchaser Preferred Stock to be issued pursuant to Article I (collectively referred to herein as “New Certificates”), and (b) an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make the cash payments to be paid pursuant to Article I, including the aggregate Series A Liquidation Payments, plus cash in lieu of any fractional shares to be paid pursuant to Section 2.3(f) (such New Certificates and cash, together with any dividends or distributions with respect to shares of Purchaser Common Stock and New Purchaser Preferred Stock payable in accordance with Section 2.3(c), being hereinafter referred to as the “Exchange Fund”). Prior to the Closing Date, Purchaser shall enter into an exchange agent agreement pursuant to which Purchaser shall appoint the Exchange Agent, which shall be in form and substance reasonably acceptable to Company (such acceptance not to be unreasonably conditioned, withheld or delayed).

2.3 Payments and Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than three (3) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Book Entry Shares representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Book Entry Shares shall pass, only upon proper surrender of such Book Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of such Book Entry Shares in exchange for such amount of cash or Purchaser Common Stock such Book Entry Shares have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.3(c). Upon proper surrender of such Book Entry Share or Book Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and after completion of the allocation procedure set forth in Section 2.1(f), the holder of such

Book Entry Share or Book Entry Shares shall be entitled to receive in exchange therefor, as applicable: (i) a New Certificate representing the aggregate Per Share Stock Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, plus the amount of any cash in lieu of fractional shares due to such holder pursuant to Section 2.3(f), plus the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3(c) and/or (ii) a check representing the aggregate Per Share Cash Consideration to which such holder shall have become entitled pursuant to the provisions of Article I, and the Book Entry Share or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any dividends or distributions payable to holders of such Book Entry Shares. Until surrendered as contemplated by this Section 2.3, each Book Entry Share representing shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, as applicable, the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(b) As promptly as practicable after the Effective Time, but in no event later than three (3) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more one or more Book Entry Shares representing shares of Company Preferred Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Book Entry Shares shall pass, only upon proper surrender of such Book Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of such Book Entry Shares in exchange for such amount of cash, in the case of Book Entry Shares representing shares of Company Series A Preferred Stock, or New Purchaser Preferred Stock, in the case of Book Entry Shares representing shares of Company Series B Preferred Stock, such Book Entry Shares have been converted into the right to receive pursuant to this Agreement as well as, in the case of Book Entry Shares representing shares of Company Series B Preferred Stock, any dividends or distributions to be paid pursuant to Section 2.3(c). Upon proper surrender of such Book Entry Share or Book Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Book Entry Share or Book Entry Shares shall be entitled to receive in exchange therefor: (i) in the case of each Book Entry Shares representing a share of a Company Series A Preferred Stock, an amount in cash equal to the applicable Series A Liquidation Payment and (ii) in the case of each Book Entry Shares representing a share of Company Series B Preferred Stock, a New Certificate representing a share of New Purchaser Preferred Stock. No interest will be paid or accrued on any dividends or distributions payable to holders of any such Book Entry Shares. Until surrendered as contemplated by this Section 2.3, each Book Entry Share representing a share of Company Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Series A Liquidation Payment or shares of New Purchaser Preferred Stock, as applicable, pursuant to Section 1.5.

(c) No dividends or other distributions declared with respect to Purchaser Common Stock or New Purchaser Preferred Stock shall be paid to the holder of any unsurrendered Book Entry Share representing a share of Company Common Stock or a share of Company Series B Preferred Stock until the holder thereof shall surrender such Book Entry Share in accordance with this Article II. After the surrender of a Book Entry Share representing a share of Company Common Stock or share of Company Series B Preferred Stock in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock or New Purchaser Preferred Stock that the shares represented by such Book Entry Share, as applicable, have been converted into the right to receive.

(d) If any cash payment is to be paid, or any New Certificate representing shares of Purchaser Common Stock or New Purchaser Preferred Stock is to be issued, in each case, in a name other than that in which the Book Entry Share or Book Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the payment or issuance thereof that such Book Entry Share or Book Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the payment of the cash amount or the issuance of a New Certificate representing shares of Purchaser Common Stock or New Purchaser Preferred Stock in any name other than that of the registered holder of the Book Entry Share or Book Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Book Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for a cash payment and/or New Certificates representing shares of Purchaser Common Stock or New Purchaser Preferred Stock as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Book Entry Shares, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 or Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding-off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the Per Share Stock Consideration, the Per Share Cash Consideration, the Series A Liquidation Payment or the issuance of New Purchaser Preferred Stock, as applicable, and, solely in the case of Company Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions due to such holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Entity, the Exchange Agent nor any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Book Entry Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Book Entry Share to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Book Entry Share, the Exchange Agent will pay or issue in exchange for such lost, stolen or destroyed Book Entry Share the Per Share Stock Consideration, the Per Share Cash Consideration, the Series A Liquidation Payment or New Purchaser Preferred Stock, as applicable, plus any other amounts deliverable in respect thereof pursuant to this Agreement.

2.4 Withholding. Purchaser, its Subsidiaries, and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any provision of any U.S. federal, state, local or foreign Tax law. If Purchaser determines that it, its Subsidiaries or the Exchange Agent is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement (other than (x) withholding from payments that are treated as “wages,” (y) withholding from payments to any person that failed to deliver a properly executed IRS Form W-9 or applicable IRS Form W-8, or (z) withholding from payments required as a result of the Company’s failure to deliver the certificate required to be delivered pursuant to Section 6.15), Purchaser shall provide notice to Company of Purchaser’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least thirty (30) days before any such deduction or withholding is made to the extent reasonably practicable, or shall otherwise provide such notice as promptly as reasonably practicable, and Purchaser shall reasonably cooperate with Company in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Company to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”) (it being understood that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has elected to be treated as a financial holding company under the BHC Act. Company has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions

(including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornadoes, fires, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby (including any effect on a party’s relationships with its employees, clients, customers or its other business relationships) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but, in each case, not including any underlying causes thereof; except, with respect to subclause (A), (B) or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary” when used with respect to any person, means (i) any other person of which at least a majority of the securities or ownership interests having by their terms ordinary voting or other power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such person or by one or more of its Subsidiaries or (ii) any subsidiary of such person within the meaning ascribed to such term in the BHC Act. True and complete copies of the certificate of incorporation of Company, as amended (the “Company Certificate of Incorporation”), and the amended and restated bylaws of Company, as amended (the “Company Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.

(b) FirstBank, a state member bank organized under the laws of the State of Colorado (“Company Subsidiary Bank”), is duly organized and validly existing under the laws of the State of Colorado. Company Subsidiary Bank is in all material respects duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company Subsidiary Bank has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, each Subsidiary of Company (a “Company Subsidiary”), other than Company Subsidiary Bank, (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Company or any Subsidiary of Company to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Company other than the Company Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock, 500,000 shares of Company Preferred Stock, no par value. As of September 4, 2025, there were (i) 467,615 shares of Company Class A Common Stock issued and outstanding (including 124,086 ESOP Shares) and 3,300,778 shares of Company Class B Common Stock issued and outstanding (including 155,852 ESOP Shares); (ii) no shares of Company Common Stock held in treasury; (iii) 68,741 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company RSU Awards (of which 24,723 shares of Company Class A Common Stock are reserved with respect to Deferred RSUs) and 763 shares of Company Series A Preferred Stock reserved for issuance upon the settlement of outstanding Company RSU Awards (of which 330 shares of Company Series A Preferred Stock are reserved with respect to Deferred RSUs); (iv) 1,963,644 shares of Company Class A Common Stock and 74,101 shares of Company Series A Preferred Stock reserved for issuance pursuant to future grants under the Company equity plans; and (v) 15,136 shares of Company Series A Preferred Stock and 115,200 shares of Company Series B Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since September 4, 2025 resulting from the vesting or settlement of any Company RSU Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Company is current on all dividends payable on the outstanding shares of Company Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Company may vote. Other than the Company RSU Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Company or any its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other voting or equity securities of or ownership interest in Company, or contracts, commitments, understandings or arrangements by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company, or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities,” and any of the foregoing in respect of Subsidiaries of Company, collectively, “Company Subsidiary Securities”). There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any stockholder or other person any registration rights. There has not been any event, occurrence or development that, pursuant to the terms of the Company Preferred Stock, has resulted in an adjustment to the Stated Value (as defined in the Certificate of Designation) of any sub-series of such Company Preferred Stock or to the conversion ratio contemplated by Section 4(c)(i)(B) of the Certificate of Designation. No Company Subsidiary owns any capital stock of the Company.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any similar state statutes) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Mergers, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its stockholders, directed that this Agreement and the transactions contemplated hereby (including the Mergers) be submitted to Company’s stockholders for approval at a meeting of such stockholders and resolved to recommend to Company’s stockholders that they approve this Agreement and the transactions contemplated hereby and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Company Class B Common Stock entitled to vote on this Agreement (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby (including the Mergers), nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and the Colorado Division of Banking and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any state regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (d) the filing by Purchaser of a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which registration statement will include as a prospectus a proxy statement to the shareholders of Company (the “Proxy Statement”), in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (e) the filing of the Certificates of Merger with the Colorado Secretary pursuant to the CCAA, the filing of the Articles of Merger with the Pennsylvania Department pursuant to the PBCL, and the filing of the statement with respect to shares for the New Purchaser Preferred Stock with the Pennsylvania Department pursuant to the PBCL, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock and New Purchaser Preferred Stock

pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Mergers and the other transactions contemplated hereby. Company is not aware of any reason (including, without limitation, any governmental investigation, examination or criticism related to Company or its Subsidiaries) why the necessary regulatory approvals and consents will not be received by Company to permit consummation of the Mergers on a timely basis.

3.5 Reports. Company and each of its Subsidiaries have satisfied all obligations to file (or furnish) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency, (v) any other federal or foreign regulatory authorities and (vi) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

3.6 Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Schedule contains complete and correct copies of Company’s (i) audited financial statements (including any related notes and schedules thereto) for the fiscal years ended December 31, 2024 and 2023 and (ii) unaudited financial statements for the six-month period ended June 30, 2025 (the “Financial Statements”). The Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since June 30, 2025, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the most recent balance sheet included in the Financial Statements (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Company. Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and applicable law.

(d) Since January 1, 2023, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of Company, to any director or officer of Company or any Company Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since June 30, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Since June 30, 2025 through the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Subject to Section 9.15, except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

3.10 Taxes.

(a) Each of Company and its Subsidiaries (i) has timely filed or caused to be timely filed, taking into account any extensions, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b) Each of Company and its Subsidiaries has complied in all material respects with all applicable laws relating to information reporting and the payment, collection, withholding and remittance of Taxes, including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(c) There are no Liens for material amounts of Taxes upon any property or assets of Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP.

(d) There is no pending or threatened in writing audit, examination, or investigation with respect to any material Taxes or Tax Return of Company or its Subsidiaries, and neither Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that Company or such Subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been resolved or settled. No deficiency with respect to any material Taxes has been proposed, asserted or assessed in writing against Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(e) Neither Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group of which Company or a Subsidiary of Company is the common parent), (ii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than any commercial agreement entered into in the ordinary course of business, a principal subject matter of which is not Taxes) or (iii) has any liability for Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, or otherwise by operation of law.

(f) Neither Company nor any of its Subsidiaries has been, within the past two (2) years prior to the date of this Agreement, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) At no time during the past five (5) years has the Company or any of its Subsidiaries been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries that would bind the Company or such Subsidiary in any taxable period (or portion thereof) ending after the Closing.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for, or have any liability for Tax in, any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting methods made prior to the Closing or use of improper method of accounting prior to the Closing, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing, (iii) any installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing, or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to a transaction occurring prior to the Closing.

(k) There is no material abandoned or unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries and the Company and each of its Subsidiaries is in compliance in all material respects with applicable Law relating to unclaimed property or escheat obligations.

(l) Neither Company nor any of its Subsidiaries is aware of the existence of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, excise, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, duties, charges, levies or assessments, in each case in the nature of a tax, together with all interest, penalties, additions to tax and additional amounts imposed by any Governmental Entity with respect thereto.

(n) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(o) As used in this Agreement, the term “Treasury Regulation” means the United States Treasury regulations promulgated under the Code (whether in final, proposed or temporary form).

(p) Notwithstanding any other provision in this Agreement, (i) the representations and warranties contained in this Section 3.10, Section 3.6(b) (to the extent related to Taxes) and so much of Section 3.11 as it relates to Taxes are the only representations and warranties being made by Company and its Subsidiaries with respect to Taxes and (ii) no representation or warranty is made with respect to the existence, availability, amount, usability, or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Company or any of its Subsidiaries.

3.11 Employees.

(a) Section 3.11 of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Company or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) Company has made available to Purchaser true and complete copies of each material Company Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or is a pre-approved plan with an Internal Revenue Service opinion letter and, to Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(d) None of Company and its Subsidiaries has, at any time during the last six (6) years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or any Multiemployer Plan.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, there are no pending or, to Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, none of Company and its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries.

(i) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, there are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and there are no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. All outstanding shares of Company Common Stock and Company Preferred Stock and Company RSU Awards were issued and granted in compliance with all applicable securities laws.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity applicable to Company or any of its Subsidiaries. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Company and its Subsidiaries conduct business.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not, since January 1, 2023, experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or require a report to a Regulatory Agency that has not been made. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

(d) Without limitation, none of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern”, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(e) As of the date hereof, Company and each other insured depository institution Subsidiary of Company is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator). Company Subsidiary Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory” overall and for each of the component lending, investment and service tests.

(f) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) for the purchase of materials, supplies, goods, services, equipment or other tangible assets (other than those specified elsewhere in this definition) that provides for annual payments of more than $1,000,000 (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(ii) which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) with or to a labor union or guild (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company;

(v) (A) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $10,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, or includes any exclusive dealing requirements in favor of the Company’s counterparty;

(vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $5,000,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract.” Company has made available to Purchaser true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) (i) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (iii) to the knowledge of Company, each third-party counterparty to each Company Contract has complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (iv) neither Company nor any of its Subsidiaries has knowledge of any violation of any Company Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Company or any of its Subsidiaries, or to the knowledge of Company, any other party thereto, of or under any such Company Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.15, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally since January 1, 2023 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Company is not subject to any Company Regulatory Agreement that could reasonably be expected to prevent or delay regulatory approval of the transactions provided for herein.

3.15 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and since January 1, 2023 have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

3.16 Investment Securities and Commodities. Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

3.17 Real Property. Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Financial Statements as being owned by Company or a Company Subsidiary or acquired after the date thereof which are material to Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) landlords’, lessors’, merchants’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or similar Liens arising or incurred in the ordinary course of business, (v) any right, interest, encumbrance or title of a lessor or sublessor under any lease or similar agreement in property being leased and (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof which are material to Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of Company, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property.

3.18 Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company: (a) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (b) (i) to the knowledge of Company, the conduct of the businesses of Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any person and the Company and its Subsidiaries are in compliance with any applicable license pursuant to which Company or any Company Subsidiary receives the right to use any Intellectual Property of a third party, and (ii) no person has, since January 1, 2023, asserted in writing to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any Intellectual Property owned by Company or its Subsidiaries, and (d) neither Company nor any Company Subsidiary has, since January 1, 2023, received any written notice of any pending claim challenging or alleging infringement or other violation of any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Related Party Transactions.

(a) As of the date hereof, except as set forth in the Financial Statements, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, except those of a type available to employees of Company generally.

(b) There are no outstanding written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

3.20 State Takeover Laws. To the extent applicable, the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Company Certificate of Incorporation or Company Bylaws (collectively with any similar provisions of the Purchaser Articles of Incorporation or Purchaser Bylaws, “Takeover Restrictions”).

3.21 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from each of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in each such written opinion, the consideration to be received by holders of Company Common Stock pursuant to this Agreement was fair from a financial point of view to the holders (other than Purchaser and its affiliates) of Company Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

3.22 Company Information. The information relating to Company and its Subsidiaries or that is provided by Company or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

3.23 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any Loans in which Company or any Subsidiary of Company is a creditor that, as of June 30, 2025, had an outstanding balance of $25,000,000 or more and under the terms of which the obligor was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.23(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Company and its Subsidiaries that, as of June 30, 2025, had an outstanding balance of $25,000,000 and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Troubled Debt Restructuring,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each Loan of Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.24 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Company nor any of its Subsidiaries has knowledge of notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.25 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or Merger Sub or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or Merger Sub or any of their affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Purchaser nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections) or (b) as disclosed in any Purchaser Reports filed by Purchaser since December 31, 2024, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Merger Sub has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Purchaser and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the articles of incorporation of Purchaser, as amended (the “Purchaser Articles of Incorporation”), the amended and restated bylaws of Purchaser (the “Purchaser Bylaws”) and the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) of Merger Sub, in each case as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.

(b) Purchaser Subsidiary Bank is a national banking association duly organized and validly existing under the laws of the United States. Purchaser Subsidiary Bank is in all material respects duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser Subsidiary Bank has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, each Subsidiary of Purchaser (a “Purchaser Subsidiary”), other than Purchaser Subsidiary Bank and Merger Sub, (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Purchaser or any Subsidiary of Purchaser to pay dividends or distributions except, in the case of Purchaser or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Purchaser other than the Purchaser Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Purchaser consists of 800,000,000 shares of Purchaser Common Stock, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of August 31, 2025, there were (i) 392,936,988 shares of Purchaser Common Stock issued and outstanding, and 5,565,706 shares of Purchaser Common Stock reserved for issuance in respect of outstanding equity awards (“Purchaser Equity Awards”) (assuming achievement of any applicable performance goals); (ii) 150,475,091 shares of Purchaser Common Stock held in treasury; (iii) 8,911,330 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser equity plans and (iv) 58,173 shares of preferred stock issued and outstanding (such preferred stock, the “Purchaser Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since August 31, 2025 resulting from the exercise, vesting or settlement of any Purchaser Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Purchaser issued, reserved for issuance or outstanding. All the issued and outstanding shares of Purchaser Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Purchaser is current on all dividends payable on the outstanding shares of Purchaser’s preferred stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Purchaser may vote. Other than Purchaser Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Purchaser or its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, or contracts, commitments, understandings or arrangements by which Purchaser may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Purchaser or that otherwise obligate Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Purchaser Securities,” and any of the foregoing in respect of Subsidiaries of Purchaser, collectively, “Purchaser Subsidiary Securities”). There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Purchaser or any of its Subsidiaries is a party with respect to the voting or transfer of Purchaser Common Stock, capital stock or other voting or equity securities or ownership interests of Purchaser or granting any stockholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole, Purchaser owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any similar state statutes) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Purchaser and Merger Sub. The Board of Directors of each of Purchaser and Merger Sub has determined that the Mergers, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Purchaser and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has adopted a resolution to the foregoing effect. Except for the filing of the statement with respect to shares for the New Purchaser Preferred Stock with the Pennsylvania Department pursuant to the PBCL, no corporate proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock and New Purchaser Preferred Stock to be issued in the Mergers have been validly authorized, and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby (including the Mergers), nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles of Incorporation or the Purchaser Bylaws or the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the OCC and the Colorado Division of Banking and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any state regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NYSE, (e) the filing by Purchaser with the SEC of the S-4 and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Colorado Secretary pursuant to the CCAA, the filing of the Articles of Merger with the Pennsylvania Department pursuant to the PBCL and the filing of the statement with respect to shares for the New Purchaser Preferred Stock with the Pennsylvania Department pursuant to the PBCL, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock and New Purchaser Preferred Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser or Merger Sub of the Mergers and the other transactions contemplated hereby. Prior to the execution of this Agreement, Purchaser discussed the transactions contemplated herein with its and Purchaser Subsidiary Bank’s banking regulators and, as of the date hereof, Purchaser (1) has no reason (including, without limitation, any governmental investigation, examination or criticism) to believe that the Requisite Regulatory Approvals will not be obtained in the ordinary course and without material delay to the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, (2) has not received any communications from any banking regulator asserting that any Requisite Regulatory Approval may not be received or that Purchaser or Purchaser Subsidiary Bank may be subject to any determination or finding that could preclude or delay any Requisite Regulatory Approval and (3) is compliant in all material respects with all laws applicable to the conduct of its businesses and no event has occurred or circumstance exists that could reasonably be expected to prevent or materially delay receipt of the Requisite Regulatory Approvals. Purchaser acknowledges that Company is relying on Purchaser’s representations contained in this Section 4.4 because regulations may preclude Company from any ability to verify the accuracy of such representations.

4.5 Available Funds. As of the date of this Agreement, Purchaser has sufficient funds, and Purchaser will at the Closing have immediately available funds in cash, to pay when due all amounts payable by it hereunder and to fulfill its obligations hereunder. Purchaser acknowledges that the obligations of Purchaser under this Agreement are not contingent upon or subject to any conditions regarding Purchaser’s, its affiliates’, or any other person’s ability to obtain financing or otherwise to raise capital for the consummation of the transactions contemplated hereby, including the payment of the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable.

4.6 Reports. Purchaser and each of its Subsidiaries have satisfied all obligations to file (or furnish) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies and the SEC, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, any Regulatory Agency or the SEC, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency or the SEC in the ordinary course of business of Purchaser and its Subsidiaries, no Regulatory Agency nor the SEC has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency or the SEC with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or the SEC with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.7 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since June 30, 2025, no independent public accounting firm of Purchaser has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by Purchaser to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2023, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Purchaser or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or the Board of Directors or similar governing body of any Purchaser Subsidiary or any committee thereof, or to the knowledge of Purchaser, to any director or officer of Purchaser or any Purchaser Subsidiary.

4.8 Broker’s Fees. With the exception of the engagement of Wells Fargo Securities, LLC, neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement.

4.9 Absence of Certain Changes or Events.

(a) Since June 30, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Since June 30, 2025 through the date of this Agreement, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.10 Legal and Regulatory Proceedings.

(a) Subject to Section 9.15, except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

4.11 Taxes.

(a) Each of Purchaser and its Subsidiaries (i) has timely filed or caused to be timely filed, taking into account any extensions, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b) Each of Purchaser and its Subsidiaries has complied in all material respects with all applicable laws relating to information reporting and the payment, collection, withholding and remittance of Taxes, including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(c) There are no Liens for material amounts of Taxes upon any property or assets of Purchaser or any of its Subsidiaries, except for Liens for Taxes not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP.

(d) There is no pending or threatened in writing audit, examination, or investigation with respect to any material Taxes or Tax Return of Purchaser or its Subsidiaries, and neither Purchaser nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Purchaser or any of its Subsidiaries, as applicable, does not file a Tax Return, that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been resolved or settled. No deficiency with respect to any material Taxes has been proposed, asserted or assessed in writing against Purchaser or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(e) Neither Purchaser nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group of which Purchaser or a Subsidiary of Purchaser is the common parent), (ii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than any commercial agreement entered into in the ordinary course of business, a principal subject matter of which is not Taxes) or (iii) has any liability for Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, or otherwise by operation of law.

(f) Neither Purchaser nor any of its Subsidiaries is aware of the existence of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) Notwithstanding any other provision in this Agreement, (i) the representations and warranties contained in this Section 4.11 and so much of Section 4.12 as it relates to Taxes are the only representations and warranties being made by Purchaser and its Subsidiaries with respect to Taxes and (ii) no representation or warranty is made with respect to the existence, availability, amount, usability, or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Purchaser or any of its Subsidiaries.

4.12 Employees.

(a) For purposes of this Agreement, the term “Purchaser Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Purchaser or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Purchaser or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Purchaser or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Purchaser Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to Purchaser’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Purchaser Benefit Plan.

(c) None of Purchaser and its Subsidiaries has, at any time during the last six (6) years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or any Multiemployer Plan.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, all contributions required to be made to any Purchaser Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Purchaser Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Purchaser.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, there are no pending or, to Purchaser’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Purchaser Benefit Plan or any trust related thereto.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, none of Purchaser and its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Purchaser or any of its Subsidiaries.

(h) No Purchaser Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, there are no pending or, to Purchaser’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Purchaser or any of its Subsidiaries, or any strikes or other labor disputes against Purchaser or any of its Subsidiaries. Neither Purchaser nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Purchaser or any of its Subsidiaries and there are no pending or, to the knowledge of Purchaser, threatened organizing efforts by any union or other group seeking to represent any employees of Purchaser or any of its Subsidiaries.

4.13 SEC Reports. Purchaser has previously made available to Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Purchaser Reports”) and (b) communication mailed by Purchaser to its stockholders since December 31, 2023 and prior to the date hereof, and no such Purchaser Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the Purchaser Reports.

4.14 Compliance with Applicable Law.

(a) Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Purchaser and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Purchaser and its Subsidiaries conduct business.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Purchaser, Purchaser has not, since January 1, 2023, experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser or require a report to a Regulatory Agency or the SEC that has not been made. To the knowledge of Purchaser, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(d) Without limitation, none of Purchaser, or any of its Subsidiaries, or to the knowledge of Purchaser, any director, officer, employee, agent or other person acting on behalf of Purchaser or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Purchaser or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Purchaser or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Purchaser or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Purchaser or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern”, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

(e) As of the date hereof, Purchaser and each other insured depository institution Subsidiary of Purchaser is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator). Purchaser Subsidiary Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory” overall and for each of the component lending, investment and service tests.

(f) As of the date hereof, there is no dispute or other proceeding pending between Purchaser or any of its Subsidiaries and any community groups, customers or other stakeholders relating to Purchaser, and, to the knowledge of Purchaser, no such dispute or other proceeding has been threatened, in each case, that could reasonably be expected to delay the receipt of, or impair the ability to obtain, all of the Requisite Regulatory Approvals.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.15, neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised in writing, or to Purchaser’s knowledge, orally since January 1, 2023 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement. Purchaser is not subject to any Purchaser Regulatory Agreement that could reasonably be expected to prevent or delay regulatory approval of the transactions provided for herein.

4.16 State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with PBCL, no appraisal or dissenters’ rights will be available to the holders of Purchaser Common Stock in connection with the Mergers.

4.17 Purchaser Information. The information relating to Purchaser and its Subsidiaries or that is provided by Purchaser or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement and the S-4 (except, in each case, for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.18 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, (a) Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice, and Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due fashion, (d) there is no claim for coverage by Purchaser or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Purchaser nor any of its Subsidiaries has knowledge of notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Purchaser and Merger Sub in this Article IV, neither Purchaser nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Purchaser and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor Merger Sub nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Purchaser and Merger Sub in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Purchaser and Merger Sub acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Purchaser and Company shall, and shall cause each of its Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either Purchaser or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and Company shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of two (2) years, (ii) the creation of deposit liabilities (including reciprocal and brokered deposits), (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except (A) regular quarterly cash dividends by Company at a rate not in excess of $8.00 per quarter per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly owned Subsidiaries, (C) dividends provided for and paid on any Company Preferred Stock in accordance with the terms thereof, (D) the acceptance of shares of Company Common Stock or Company Preferred Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Company RSU Awards, in each case, in accordance with past practice and the terms of the applicable award agreements or (E) as required under the terms of any Company Benefit Plan existing as of the date hereof;

(iii) grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Company Securities or Company Subsidiary Securities; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the settlement of Company RSU Awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of Company;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Company Contract or, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Company, or enter into any contract that would constitute a Company Contract, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, (iii) accelerate the vesting or settlement of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Contract, as the case may be, or (vi) hire, promote or terminate (other than for cause) the employment or services of any employee, officer, director or individual consultant at or above the Senior Vice President or Director level;

(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate that is not material to Company and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or to the receipt of regulatory approvals for the Mergers on a timely basis;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents of its material Subsidiaries;

(j) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) (i) enter into any new material line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any material change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) make, or commit to make, any capital expenditures that exceed by more than ten percent (10%) individually or $200,000 in the aggregate the Company’s capital expenditure budget set forth in Section 5.2(m) of the Company Disclosure Schedule other than unplanned expenditures to repair or replace existing assets;

(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, apply for any Tax ruling, waive or extend any statute of limitations in respect of Taxes without promptly notifying Purchaser in writing, or purchase, or enter into any agreements to purchase, any Tax credits;

(o) merge or consolidate itself or any of its material Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its material Subsidiaries;

(p) take any action (including a business acquisition, sale or other strategic transaction) that, or fail to take any action within its reasonable control if such failure, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or impair such party’s or any of its affiliates ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby;

(q) take any action that is intended or expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied, except as may be required by applicable law; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and Purchaser shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Purchaser Articles of Incorporation or the Purchaser Bylaws in a manner that would adversely affect the holders of Company Common Stock or Company Preferred Stock relative to other holders of Purchaser Common Stock or Purchaser Preferred Stock (as applicable);

(b) adjust, split, combine or reclassify any capital stock of Purchaser or make, declare or pay any extraordinary dividend on any capital stock of Purchaser;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, would not reasonably be expected to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(d) make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise) any other person or the property or assets of any other person, other than a wholly owned Subsidiary of Purchaser, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, would not reasonably be expected to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e) merge or consolidate itself or any of its significant subsidiaries with any other person if the merger or consolidation would reasonably be expected to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g) take any action (including a business acquisition, sale or other strategic transaction) that, or fail to take any action within its reasonable control if such failure, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or impair such party’s or any of its affiliates ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby;

(h) take any action that is intended or expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied, except as may be required by applicable law; or

(i) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Purchaser shall prepare and file with the SEC the S-4, which will include as a prospectus the Proxy Statement. Purchaser shall use reasonable best efforts to make such filing within thirty (30) days of the date of this Agreement. Purchaser shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the other party in connection with the foregoing, including, without limitation, to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make them within ten (10) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. In furtherance of the foregoing, Purchaser shall, and shall cause its Subsidiaries to, take or commit to take any and all actions and agree to any restrictions or conditions imposed by a requisite Governmental Entity in order to obtain the foregoing Requisite Regulatory Approvals; provided, however, that notwithstanding any other provision of this Agreement that may be to the contrary, Purchaser shall not be required to take any action, or commit to take any action, or agree to any condition or restriction (a “Materially Burdensome Condition”), that would, individually or in the aggregate, result in a material adverse effect on Purchaser and its Subsidiaries (measured on a pro forma basis giving effect to the transactions contemplated hereby); provided, further, that requirements or other conditions imposed by any Governmental Entity to comply with requirements, conditions or other commitments that reasonably would be anticipated to be included in any approval order issued by any such Governmental Entity or any other requirements, conditions or other commitments similar to those contained in prior approval orders issued by any such Governmental Entities in transactions similar to the transactions contemplated hereby shall not be a Materially Burdensome Condition. Purchaser and Company shall have the right to review for a reasonable period of time in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Proxy Statement, the S-4 and any other filing made in connection with the transactions contemplated by this Agreement; provided, however, that the Purchaser and Company may (A) redact as necessary to address good faith privilege or confidentiality concerns or to remove references concerning the valuation of the Company and its Subsidiaries, and (B) designate any such information as “outside counsel only,” in which case such information shall be given only to the Company’s or Purchaser’s outside counsel, as the case may be. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall, to the extent reasonably practicable, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, OCC, or the Colorado Division of Banking and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) Purchaser shall not, and shall cause its Subsidiaries not to, and Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) materially delay any Requisite Regulatory Approval, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated hereby by the Termination Date.

(d) Each party shall promptly respond to any request for information and take such action and resolve any objection that may be required or asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.

(e) Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(f) Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement. Purchaser further covenants and agrees that with respect to any threatened or pending preliminary or permanent government order that would affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement or obtain any Requisite Regulatory Approval, Purchaser and the Company shall take, and shall cause their respective affiliates to take, all actions required, necessary or advisable to prevent the entry, enactment or promulgation thereof, as the case may be.

(g) For the avoidance of doubt, and notwithstanding anything else in this Agreement, the obligations of Purchaser to satisfy its obligations under this Agreement and consummate the transactions provided for in this Agreement are not subject to any financing or capital raising condition or contingency.

6.2 Access to Information; Confidentiality.

(a) Subject to Section 9.15, upon reasonable notice and subject to applicable laws, each of Purchaser and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Purchaser and Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Purchaser or Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Purchaser nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 21, 2025, between Purchaser and Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this

Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Stockholders’ Approval.

(a) Company shall give notice of, and convene and hold, a special meeting of its stockholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (a) the Requisite Company Vote required in connection with this Agreement and the Mergers and (b) if so desired by Company, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Such meeting may be held virtually, subject to applicable law and the organizational documents of Company. Subject to Section 6.3(b), Company and its Board of Directors shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to the stockholders of Company its recommendation (and including such recommendation in the Proxy Statement) that the stockholders of Company approve this Agreement (the “Company Board Recommendation”), and Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after an Acquisition Proposal is made public or any request by Purchaser to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).

(b) Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, the Board of Directors of Company may, prior to the receipt of the Requisite Company Vote, effect a Recommendation Change, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law; provided that the Board of Directors of Company may not take any actions under this Section 6.3(b) unless it (i) gives Purchaser at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Purchaser and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Company Board Recommendation. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, and nothing contained herein shall be deemed to relieve Company of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement as promptly as practicable, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Purchaser and Company reasonably satisfactory in form and substance to Purchaser’s and Company’s counsel.

6.5 Stock Exchange Listing. Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) Commencing on the Effective Time and thereafter during the periods specified below, Purchaser shall provide employees of Company and its Subsidiaries who continue employment following the Effective Time (the “Continuing Employees”) with the following compensation and benefits: (x) for the period commencing at the Effective Time and ending on the twelve month anniversary of the Closing Date, (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash and long-term incentive compensation opportunities that are no less favorable, in the aggregate, than the target annual cash and long-term incentive compensation opportunities, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time (for clarity, taking into account Section 6.6(d)), (iii) employee and welfare benefits (excluding retiree health benefits and ESOP benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time, and (iv) severance benefits that are no less favorable than the greater of: (A) the severance benefits set forth on Section 6.6(a)(x)(iv) of the Company Disclosure Schedule and (B) the severance benefits provided by Purchaser and its affiliates to employees of Purchaser and its affiliates who are similarly situated to each such Continuing Employee; and (y) for the period commencing at the Effective Time and ending on the eighteen month anniversary of the Closing Date, retiree health benefits that are no less favorable than the retiree health benefits provided by Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time.

(b) Purchaser shall (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Purchaser or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Purchaser benefit plan, as if such service had been performed with Purchaser, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c) From and after the Effective Time, Purchaser shall, and shall cause the Surviving Entity to, honor in accordance with their terms all Company Benefit Plans.

(d) Company shall pay, to each employee of Company and its Subsidiaries who is eligible to participate in an annual bonus plan sponsored by Company or any of its Subsidiaries, a prorated bonus (including the “retention” and “incentive” components of Company’s annual bonus plan) in respect of the Company’s fiscal year in which the Closing occurs equal to the product of (i) such Company employee’s annual bonus for such year calculated based on actual performance results through the Closing and (ii) a fraction, the numerator of which is the number of days in such fiscal year elapsed through the Closing Date and the denominator of which is the total number of days in such fiscal year, without duplication of any prorated bonus payment to which a Continuing Employee is entitled under an applicable severance or other plan or agreement. Company shall pay such prorated bonus on or as soon as reasonably practicable after the Effective Time and in no event later than the first regularly scheduled payroll date that is at least five business days following the Effective Time. Purchaser shall provide each Continuing Employee who is eligible to participate in an annual bonus plan an opportunity to earn a bonus for the portion of such fiscal year following the Closing Date that is no less favorable than the bonus opportunity applicable to such Continuing Employee for such period under Company’s annual bonus plan (including the “retention” and “incentive” components of Company’s annual bonus plan).

(e) Effective as of the day prior to the Closing Date subject to the occurrence of the Closing, the ESOP shall be terminated by Company. In connection with the termination of the ESOP, all accounts shall be fully vested. Following the Effective Time, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Company, Purchaser or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, Purchaser Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, Purchaser Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Purchaser or Company or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) against, and shall advance expenses as incurred regarding, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, in each case, to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Certificate of Incorporation, the Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Purchaser or Company, in consultation with, but only upon the consent of Purchaser, may (and at the request of Purchaser, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, Company or Purchaser under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party without the prior written consent of the affected Company Indemnified Party.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives, each of whom shall be express third-party beneficiaries of this Section 6.7. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

6.9 Advise of Changes. Purchaser and Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.11 Acquisition Proposals.

(a) Company agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, (i) initiate or solicit an Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, Company receives an unsolicited bona fide written Acquisition Proposal, Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Company shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Purchaser with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rule will in no way eliminate or modify the effect that any action pursuant to such rule would otherwise have under this Agreement.

6.12 Public Announcements. Company and Purchaser agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.

6.13 Change of Method. Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio, (ii) adversely affect the Tax treatment of Company’s stockholders or Purchaser’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.14 Takeover Restrictions. None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.15 FIRPTA Certificate. At the Closing, Company shall deliver to Purchaser a Statement of Non-U.S. Real Property Holding Corporation Status pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in substantially the form attached hereto as Exhibit A, dated as of the Closing Date and executed by Company, certifying that shares of Company capital stock do not constitute “United States real property interests” under Section 897(c) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved by the stockholders of Company by the Requisite Company Vote.

(b) NYSE Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, in each case, without resulting in the imposition of any Materially Burdensome Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Mergers is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 3.1(a), Section 3.1(b), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity. Purchaser shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Mergers is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in Section 4.2(a) and Section 4.9(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Purchaser and Merger Sub set forth in Section 4.1(a), Section 4.1(b), Section 4.3(a) and Section 4.5 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Purchaser and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate dated as of the Closing Date and signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate dated as of the Closing Date and signed on behalf of Purchaser and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Federal Tax Opinion. Company shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Purchaser and Company;

(b) by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers and such denial has become final and nonappealable or any

Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers, unless the failure to obtain a Requisite Regulatory Approval shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Purchaser or Company if the Mergers shall not have been consummated on or before June 5, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) have not been satisfied or waived on or prior to such date but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by Company or Purchaser to a date not beyond September 5, 2026, and such date, as so extended, shall be the “Termination Date.”

(d) by either Purchaser or Company (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser or Merger Sub, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or Section 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by either Purchaser or Company if the Requisite Company Vote shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement, in each case at which a vote on the approval of this Agreement was taken; or

(f) by Purchaser, prior to the time the Requisite Company Vote is obtained, if (i) Company or the Board of Directors of Company shall have made a Recommendation Change or (ii) Company or the Board of Directors of Company shall have breached its obligations under Section 6.3 or 6.11 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.12 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser, Merger Sub nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to the stockholders of Company or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal and (A) thereafter this Agreement is terminated (x) by either Purchaser or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) by Purchaser pursuant to Section 8.1(d) as a result of a willful and material breach of this Agreement or (z) by either Purchaser or Company pursuant to Section 8.1(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same-day funds, a fee equal to $100,000,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(f), then Company shall pay Purchaser, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall Company or Purchaser be required to pay the Termination Fee more than once.

(d) Each of Company and Purchaser acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee or any portion thereof, Company shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the stockholders of Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the stockholders of

Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne by Purchaser.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided no “error” message or other notification of non-delivery is generated), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

FirstBank Holding Company

12345 W Colfax Ave

Lakewood, CO 80215

Attention: [***]

E-mail: [***]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Mitchell S. Eitel

Jared M. Fishman

Email: eitelm@sullcrom.com

fishmanj@sullcrom.com

and

(b)	if to Purchaser, to:

The PNC Financial Services Group, Inc.

The Tower at PNC

300 Fifth Avenue

Pittsburgh, PA 15222

Mail Stop: [***]

Attn: [***]

Email: [***]

with a copy to:

The PNC Financial Services Group, Inc.

The Tower at PNC

300 Fifth Avenue

Pittsburgh, PA 15222

Mail Stop: [***]

Attn: [***]

Email: [***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Edward D. Herlihy

Nicholas G. Demmo

E-mail: EDHerlihy@wlrk.com

NGDemmo@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of any of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof (with the receiving party confirming receipt), (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) references to a party’s stockholders approving this Agreement shall mean approving and adopting this Agreement, as applicable. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Company shall be subject to the laws of the State of Colorado).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Waiver of Force Majeure Event. Each party hereby waives any force majeure, impossibility, impracticability, frustration of purpose or similar defenses against non-performance under common law or otherwise.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. §§ 4.32(b) and 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. Without any limitation to the effect of the preceding sentence, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.16 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRSTBANK HOLDING COMPANY

By:	/s/ Kevin T. Classen
Name: Kevin T. Classen
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Christine Shambach
Name: Christine Shambach
Title: Senior Vice President

[Signature Page to Agreement and Plan of Merger]

SUMMIT MERGER SUB I, INC.

By:	/s/ Christine Shambach
Name: Christine Shambach
Title: Vice President & Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of FIRPTA Certificate

[Attached]

Form of Certification of Non-U.S. Real Property Holding Corporation Status

Pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h)

This certificate (this “FIRPTA Certificate”) is provided by FirstBank Holding Company, a Colorado corporation (the “Company”), to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Purchaser”) pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and l.897-2(h), in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of [Month] [Day], 2025, by and among the Company, Purchaser, and the other parties thereto.

The undersigned, on behalf of the Company, hereby makes the following certifications:

1.

The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulations Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, as of the date hereof, capital stock of the Company does not constitute “United States real property interests” as defined in Section 897(c) of the Code.

2.	The Company’s U.S. taxpayer identification number is 84-0826848; and its address is 12345 West Colfax Avenue, Lakewood, CO 80215.

3.

The Company understands that this certification, along with an appropriate notification, may be disclosed to the Internal Revenue Service by the Purchaser and that any false statement made herein could be punished by fine, imprisonment or both.

4.	This statement was not requested by a foreign interest holder. It is voluntarily provided by the Company pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

Under penalties of perjury, I declare that I am a responsible corporate officer of the Company, and I have examined this statement and the certifications set forth above and they are true, correct and complete to the best of my knowledge and belief, and I further declare that I have the authority to execute this FIRPTA Certificate on behalf of the Company.

FIRSTBANK HOLDING COMPANY.

By:
Name:	[ ]
Title:	[ ]

Dated:

Form of Notice under Treasury Regulations Section 1.897-2(h)

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

[Month] [Day], [Year]

Re:	Notice Under Treasury Regulation Section 1.897-2(h)

Dear Sir or Madam:

Attached is a statement provided by FirstBank Holding Company (the “Company”) pursuant to Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”). The undersigned hereby certifies on behalf of the Company:

1.	This notice is provided pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2).

2.	The following information relates to the Company:

a.	Name:	FirstBank Holding Company
b.	Address:	12345 West Colfax Avenue
Lakewood, CO 80215
c.	EIN:	84-0826848

3.	The following information relates to the entity providing this notice on behalf of the Company:

a.	Name:	The PNC Financial Services Group, Inc.
b.	Address:	The Tower at PNC
300 Fifth Avenue
Pittsburgh, PA 15222
c.	EIN:	25-1435979

4.	The enclosed statement of non-USRPI status was not requested by a foreign interest holder. It is voluntarily provide by the Company pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

5.	Capital stock of the Company is not a “United States real property interest”, as that term is defined in Section 897(c)(1)(A) of the Code.

Under penalties of perjury, I declare that I am a responsible corporate officer of the Company, and I have examined this notice (including any attachments thereto) and the certifications set forth above and they are true, correct and complete to the best of my knowledge and belief, and I further declare that I have the authority to sign and deliver this document on behalf of the Company.

FIRSTBANK HOLDING COMPANY.

By:
Name:	[ ]
Title:	[ ]

Dated:

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of September [●], 2025, by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Purchaser”), and the individual or entity whose name appears in the signature block to this Agreement (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Purchaser, Summit Merger Sub I, Inc., a Delaware corporation (“Merger Sub”) and FirstBank Holding Company, a Colorado corporation (“Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions of the Merger Agreement, (i) Merger Sub will merge with and into Company (the “First Step Merger”), with Company continuing as the surviving entity (in such capacity, the “First Step Surviving Entity”) in the First Step Merger and (ii) immediately following the First Step Merger, the First Step Surviving Entity will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into Purchaser (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Purchaser continuing as the surviving entity in the Second Step Merger;

WHEREAS, as of the date hereof, the Stockholder and its Affiliates Beneficially Own the shares of Company Class B Common Stock set forth on Schedule A (such shares, the “Existing Shares”, and such Existing Shares, together with any additional shares of Company Class B Common Stock that are Beneficially Owned by the Stockholder and its Affiliates on or after the date hereof, the “Covered Shares”);

WHEREAS, as a condition and inducement to Purchaser entering into the Merger Agreement, Purchaser has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares; and

WHEREAS, the Board of Directors of Company has adopted and approved the Merger Agreement and the transactions contemplated thereby, understanding that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to Purchaser’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING

Section 1.01. Agreement To Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Meeting and at any other meeting of the shareholders of Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that the Stockholder is entitled to vote the Covered Shares thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, all of such Covered Shares (A) in favor of (1) the approval of the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement and (2) any proposal to adjourn or postpone any meeting of the shareholders of Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of Company to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (B) against any Acquisition Proposal and against any other action, agreement or transaction involving Company or any of its Subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement.

(b) The Stockholder hereby agrees (i) not to commence or participate in and (ii) to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Purchaser, Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby (for the avoidance of doubt, participating in the defense of any claims made against the Stockholder and asserting any counterclaims in connection therewith shall not be prohibited).

(c) The obligations of the Stockholder specified in this Section 1.01 shall apply whether or not the Mergers or any action described above are recommended by the Board of Directors of Company (or any committee thereof), and shall be equally applicable to any action by written consent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Stockholder hereby represents and warrants to Purchaser as follows:

Section 2.01. Authorization; Validity of Agreement. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02. Ownership. (a) Such Stockholder’s Existing Shares are as of the date hereof, and all of the Covered Shares Beneficially Owned by such Stockholder as of the record date and meeting date for any meeting of Company shareholders pursuant to Section 1.01(a) will be, Beneficially Owned by such Stockholder and (b) as of the date hereof such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any security interest, pledge, mortgage, lien or other encumbrance, other than pursuant to this Agreement, the Merger Agreement or under applicable federal or state securities laws. With respect to any outstanding Covered Shares of which the Stockholder is not the record owner, such lack of record ownership will not prevent or impair such Stockholder from complying with any obligation, agreement or covenant set forth herein. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Class B Common Stock (or any other voting equity interests of Company) owned of record by such Stockholder over which such Stockholder has sole voting power.

Section 2.03. No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (a) violate any Law applicable to the Stockholder or the Covered Shares; or (b) conflict with, or result in a breach or default under, any agreement or instrument to which the Stockholder or any of its Affiliates is a party or any term or condition of any of its Affiliates’ certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a materially adverse effect on the Stockholder’s ability to satisfy its obligations hereunder.

Section 2.04. Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than (a) the filings of any required reports with the SEC and (b) where the failure to obtain any such consents, approvals, authorizations or permits would not reasonably be expected to, individually or in the aggregate, have a materially adverse effect on the Stockholder’s ability to satisfy its obligations hereunder.

Section 2.05. Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.06. Absence of Other Voting Agreements. None of the Covered Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Covered Shares is subject to any pledge agreement pursuant to which the Stockholder does not retain sole and exclusive voting rights with respect to the Covered Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 2.07. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Purchaser or Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.08. Reliance by Purchaser. Such Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Mergers and the other transactions contemplated thereby.

ARTICLE III

OTHER COVENANTS

Section 3.01. Prohibition On Transfers; Other Actions. The Stockholder agrees that the Stockholder shall not, prior to the termination of this Agreement in accordance with Section 4.01, directly or indirectly, offer for sale, sell, short sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or grant a proxy with respect to, any of the Stockholder’s Covered Shares (each a “Transfer”), or enter into any contract, option, arrangement or understanding with respect to a Transfer of the Covered Shares or enter into or acquire a derivative contract with respect to any of the Covered Shares. Any Transfer in violation of this Agreement shall be void ab initio. In furtherance of the foregoing, prior to the termination of this Agreement in accordance with Section 4.01, the Stockholder shall not request that Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate representing any of such Stockholder’s Covered Shares. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Stockholder, with respect to any Covered Shares that are subject to any pledge or security interest in effect as of the date hereof and previously disclosed to Purchaser to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, such Stockholder agrees that there are no terms of any such pledge or security interest that will prevent or impair such Stockholder from complying with any obligation, agreement or covenant set forth herein. The Stockholder hereby agrees that, prior to the termination of this Agreement in accordance with Section 4.01, the Stockholder shall not deposit any Covered Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Covered Shares owned by the Stockholder.

Section 3.02. No Solicitation; Support Of Acquisition Proposals. Prior to the termination of this Agreement in accordance with Section 4.01, the Stockholder agrees that it shall not, and shall direct and use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) initiate or solicit an Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, (iv) approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with Section 6.11 of the Merger Agreement) in connection with or relating to any Acquisition Proposal, (v) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Company Class B Common Stock or other capital stock of Company in connection with any vote or other action on any matter, other than to recommend that the shareholders of Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby as otherwise expressly provided in this Agreement, (vi) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any agreement with respect to any Acquisition Proposal, or (vii) agree or propose to do any of the foregoing, in each case, except to the extent Company is permitted to do so pursuant to Section 6.11 of the Merger Agreement or to notify a Person that has made or, to the knowledge of the Stockholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 3.02.

Section 3.03. Further Assurances. Prior to the termination of this Agreement in accordance with Section 4.01, the Stockholder agrees that it shall take all reasonable actions and make all reasonable efforts, and execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill the Stockholder’s agreements and obligations contemplated hereby, including the agreement to vote the Owned Shares in accordance with Section 1.01 of this Agreement.

Section 3.04. Disclosure. The Stockholder hereby authorizes Purchaser and Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the S-4 such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

Section 3.05. [Election. The Stockholder hereby irrevocably agrees that it shall deliver an Election Form electing to receive the Per Share Cash Consideration with respect to each of the Covered Shares within the time periods set forth in the Merger Agreement.]1

[1]	Note to Draft: To be included for certain shareholders that have agreed to commit to a cash election.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated in accordance with its terms and (c) the entry into any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, without the Stockholder’s prior written consent, that (i) diminishes the amount or changes the form of the Per Share Stock Consideration or the Per Share Cash Consideration, (ii) extends the Termination Date (other than as contemplated by the terms of the Merger Agreement as in effect on the date hereof) or imposes any additional conditions or obligations that would reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the Merger Agreement, or (iii) otherwise would reasonably be expected to adversely affect the rights or obligations of the Stockholder in connection with the transactions contemplated by the Merger Agreement. Neither the provisions of this Section 4.01 nor the termination of this Agreement shall (x) relieve any party hereto from any liability to any other party arising out of or in connection with a material breach of this Agreement prior to such termination or expiration or (y) terminate the obligations under Article IV.

Section 4.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided no “error” message or other notification of non-delivery is generated), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser to:

The	PNC Financial Services Group, Inc.
The	Tower at PNC
300	Fifth Avenue
Pittsburgh,	PA 15222

[* * *]

Attn:	[* * *]
Email:	[* * *]

with a copy (which shall not constitute notice) to:

Wachtell,	Lipton, Rosen & Katz
51	West 52nd Street
New	York, NY 10019
Attention:	Edward D. Herlihy

Nicholas G. Demmo

E-mail:	EDHerlihy@wlrk.com

  NGDemmo@wlrk.com

(b)	if to the Stockholder, to the address set forth in Schedule A

with	a copy (which shall not constitute notice) to:

FirstBank	Holding Company
12345	W Colfax Ave
Lakewood,	CO 80215
Attention:	[* * *]
E-mail:	[* * *]

and

Sullivan	& Cromwell LLP
125	Broad Street
New	York, New York 10004
Attention:	Mitchell S. Eitel

Jared M. Fishman

Email:	eitelm@sullcrom.com
fishmanj@sullcrom.com

Section 4.03. Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. The following capitalized terms, as used in this Agreement, have the following meanings:

(a) “Affiliate” of a specified Person is any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person (including as the term “control” is defined for purposes of the Bank Holding Company Act of 1956); provided that, for purposes of this Agreement, in no event shall Company or any of its controlled Affiliates be deemed to be an Affiliate of such Stockholder. For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(b) “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” each have a correlative meaning.

(c) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(d) “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents and advisors.

(e) “Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, (a) of which such first Person or any other Subsidiary of such first Person is a general partner or manager or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries.

Section 4.04. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections Exhibits, or Schedules, such reference shall be to an Article or Section of or Exhibit, or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

Section 4.05. Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 4.06. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 4.07. Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 4.02.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.07(c).

Section 4.08. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Purchaser and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.09. Remedies. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 4.11. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 4.12. Successors And Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 4.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.14. Capacity as a Shareholder. This Agreement shall apply to the Stockholder solely in such Stockholder’s capacity as a shareholder of Company and shall not apply in any manner to the Stockholder or any family member of such Stockholder in any capacity as a director or officer of Company or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by such Stockholder or any family member of such Stockholder in the capacity of director or officer of Company or its Subsidiaries, and no such action taken by such Stockholder or any family member of such Stockholder in the capacity of director or officer of Company or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

[Stockholder]

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

[●]

A-1

ANNEX C

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 5, 2025

Board of Directors

FirstBank Holding Company

12345 W Colfax Ave

Lakewood, CO 80215

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The PNC Financial Services Group, Inc. (“Purchaser”) and its affiliates), of the outstanding shares of Class A common stock, no par value per share (the “Class A Common Stock”), and Class B common stock, no par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock” and the shares of Company Common Stock, collectively, the “Shares”), of FirstBank Holding Company (the “Company”) of the Consideration (as defined below) to be paid to the holders (other than Purchaser and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 5, 2025 (the “Agreement”), by and among Purchaser, Summit Merger Sub I, Inc., a wholly owned subsidiary of Purchaser (“Merger Sub”), and the Company. Pursuant to the Agreement, (i) Merger Sub will be merged with and into the Company (the “First Step Merger”), with the Company continuing as the surviving entity (the “First Step Surviving Entity”) in the First Step Merger and (ii) immediately following the First Step Merger, the First Step Surviving Entity will be merged with and into Purchaser (the “Second Step Merger”, and together with the First Step Merger, the “Mergers”) with Purchaser continuing as the surviving entity in the Second Step Merger. In the First Merger, each outstanding Share (other than dissenting shares) not owned directly by the Company or Purchaser (in each case other than Shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (y) held, directly or indirectly, by the Company or Purchaser in respect of debts previously contracted) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures, limitations, and adjustments as to which we express no opinion, either (1) a number of shares of common stock, par value $5.00 per share (the “Purchaser Common Stock”) of Purchaser equal to the Exchange Ratio (as defined below) (the “Per Share Stock Consideration”) or (2) an amount in cash equal to the Per Share Cash Consideration (as defined below and, together with the Per Share Stock Consideration, the “Consideration”). The “Per Share Cash Consideration” means the sum, rounded to the nearest one-tenth of a cent of (A) $321.18 plus (B) the product, rounded to the nearest one-tenth of a cent, of 3.6127 times the Closing Price (as defined in the Agreement). The “Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth of (A) the Per Share Cash Consideration divided by (B) the Closing Price.

Board of Directors

FirstBank Holding Company

September 5, 2025

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Purchaser, any of their respective affiliates and third parties, including affiliates of Mary Reisher, a significant shareholder of the Company, and Nancy Reisher, a significant shareholder of the Company (collectively, the “Significant Shareholders”), and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to Purchaser from time to time for which Goldman Sachs Investment Banking has received, and/or may receive, compensation, including having acted as book runner with respect to an investment grade bond offering in July 2025; as book runner with respect to an investment grade bond offering in October 2024; as book runner with respect to an investment grade bond offering in January 2024; and as book runner with respect to an investment grade bond offering in October 2023. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Purchaser, the Significant Shareholders and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; publicly available quarterly regulatory reports for the Company for the five-year period ended June 30, 2025; audited annual financial statements for the Company for the five-year period ended December 31, 2024; unaudited financial statements for the Company for the six months ended June 30,2025; Annual Reports on Form 10-K of Purchaser for the five years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Purchaser; certain other communications from the Company and Purchaser to their respective stockholders; certain publicly available research analyst reports for the Purchaser; and certain internal financial analyses and forecasts for the Company prepared by its management for 2025 to 2030 (the “Forecasts”) as approved for our use by the Company. We have also held discussions with members of the senior managements of the Company and Purchaser regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Purchaser; compared certain financial information for the Company and Purchaser with similar financial and stock market information for certain

Board of Directors

FirstBank Holding Company

September 5, 2025

other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Purchaser or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Purchaser or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders other than Purchaser and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Purchaser, or any class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Purchaser and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement or otherwise. At your direction, we have assumed that the Class A Common Stock and Class B Common Stock are identical for all purposes relevant to our analyses and this opinion. We are expressing no

Board of Directors

FirstBank Holding Company

September 5, 2025

opinion with respect to the allocation of the aggregate Consideration payable pursuant to the Agreement, including among the holders of the various types of Shares pursuant to the Agreement, or the relative fairness of the Consideration to holders of either class of such Shares as compared with holders of the other class of such Shares. We are not expressing any opinion as to the prices at which shares of Purchaser Common Stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Purchaser or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Purchaser and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
GOLDMAN SACHS & CO. LLC

ANNEX D

1585 Broadway New York, NY 10036

September 5, 2025

Board of Directors

FirstBank Holding Company

12345 W Colfax Ave

Lakewood, CO 80215

Members of the Board:

We understand that FirstBank Holding Company (the “Company”), The PNC Financial Services Group, Inc. (the “Purchaser”) and Summit Merger Sub I, Inc., a wholly owned subsidiary of Purchaser (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 5, 2025 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “First Step Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “First Step Surviving Entity”) in the First Step Merger and (ii) immediately following the First Step Merger, the First Step Surviving Entity will merge with and into Purchaser (the “Second Step Merger”, and together with the First Step Merger, the “Mergers”), with Purchaser continuing as the surviving entity in the Second Step Merger. Pursuant to the First Step Merger, each outstanding share of Class A common stock, no par value per share (the “Class A Common Stock”), and Class B common stock, no par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock” and the shares of Company Common Stock, collectively, the “Shares”) (other than dissenting shares) not owned directly by the Company or Purchaser (in each case other than Shares (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (y) held, directly or indirectly, by the Company or Purchaser in respect of debts previously contracted)) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures, limitations, and adjustments as to which we express no opinion, either (1) a number of shares of common stock, par value $5.00 per share (the “Purchaser Common Stock”) of Purchaser equal to the Exchange Ratio (as defined below) (the “Per Share Stock Consideration”) or (2) an amount in cash equal to the Per Share Cash Consideration (as defined below and, together with the Per Share Stock Consideration, the “Consideration”). The “Per Share Cash Consideration” means the sum, rounded to the nearest one-tenth of a cent of (A) $321.18 plus (B) the product, rounded to the nearest one-tenth of a cent of 3.6127 times the Closing Price (as defined below). The “Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth of (A) the Per Share Cash Consideration divided by (B) the Closing Price. The “Closing Price” means the average of the daily volume-weighted average sales price per share of Purchaser Common Stock on the New York Stock Exchange, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Company and Purchaser), over the five consecutive trading days ending on the second trading day immediately prior to the closing of the First Step Merger.

You have asked for our opinion as to whether the Consideration to be received by holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Common Stock (other than Purchaser and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Purchaser, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

1585 Broadway New York, NY 10036

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of Purchaser with senior executives of Purchaser;

6)	Reviewed the reported prices and trading activity for Purchaser Common Stock;

7)	Compared the financial performance of the Company with that of certain publicly-traded companies comparable with the Company, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in certain discussions and negotiations among representatives of the Company and Purchaser and their financial and legal advisors;

10)	Reviewed the Merger Agreement; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Purchaser, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments of Purchaser and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We are not experts in the evaluation of allowance for credit losses, and we have neither made an independent evaluation of the adequacy of the allowance for credit losses at the Company or Purchaser, nor have we examined any individual loan credit files of the Company or Purchaser or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for credit losses of the Company and Purchaser are adequate. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or Purchaser, or any class of such persons, whether relative to the Consideration or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Purchaser, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. At your direction, we have assumed that the Class A Common Stock and Class B Common Stock are identical for all purposes relevant to our analyses and this opinion and we express no opinion as to the relative fairness of the Consideration to holders of either class of such Shares as compared with holders of the other class of such Shares or as to the allocation of the aggregate Consideration among the holders of the various types of Shares pursuant to the Merger Agreement.

1585 Broadway New York, NY 10036

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for Purchaser and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Purchaser and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Purchaser, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any proxy statement required to be sent to holders of Company Common Stock and in any filing Purchaser is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Purchaser Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meetings to be held in connection with the Merger or whether to make any election or take any other action in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Common Stock (other than Purchaser and its affiliates).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Elizabeth Jacobs Kapp
Elizabeth Jacobs Kapp
Managing Director

ANNEX E

Annex E

Section 7-113-101 et seq. of the Colorado Business Corporations Act

regarding rights of dissenting shareholders

§ 7-113-101. Definitions

As used in this article 113, unless the context otherwise requires:

(1) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive of the other person. For purposes of section 7-113-102(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 7-113-203 to 7-113-401, includes the surviving entity in a merger.

(3) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects;

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(c) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 7-113-102(1)(c).

(4) “Interest” means interest, from the effective date of the corporate action until the date of payment, at the legal rate as specified in section 5-12-101.

(5) “Interested transaction” means a corporate action described in section 7-113-102(1), other than a merger pursuant to section 7-111-104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used only in this subsection (5):

(a)

(I) “Beneficial owner” means any person that, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted.

(II) When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed by the agreement is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(b) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(c) “Interested person” means a person, or an affiliate of a person, that, at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

(I) Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares;

(II) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation; or

(III) Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(A) Employment, consulting, retirement, or similar benefits established separately, and not as part of, or in contemplation of, the corporate action; or

(B) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 7-108-501; or

(C) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the entity or affiliate.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

§ 7-113-102. Right to appraisal

(1) A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if:

(I) Shareholder approval is required for the merger by section 7-111-103 and the shareholder is entitled to vote on the merger; except that appraisal rights are not available to a shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange;

except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to section 7-112-102(1) if the shareholder is entitled to vote on the disposition;

(d) Consummation of a disposition of assets of an entity controlled by the corporation pursuant to section 7-112-102(2) if the shareholders of the corporation were entitled to vote on the consent of the corporation to the disposition;

(e) An amendment to the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(f) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or resolution of the board of directors;

(g) Consummation of a conversion of the corporation to nonprofit status pursuant to section 7-90-201;

(h) Consummation of a conversion of the corporation to an unincorporated entity pursuant to section 7-90-206(2) if the shareholder is entitled to vote on the conversion; or

(i) Consummation of a division, as defined in section 10-3-1701(4), to which the corporation is a party if the corporation does not survive the division, subject to the limitations set forth in section 10-3-1713.

(2) Notwithstanding subsection (1) of this section, the availability of appraisal rights under subsections (1)(a), (1)(b), (1)(c), (1)(d), (1)(e), (1)(h), and (1)(i) of this section are limited in accordance with the following provisions:

(a) Appraisal rights are not available for the holders of shares of any class or series of shares that is:

(I) A covered security under section 18(b)(1)(A) or 18(b)(1)(B) of the federal “Securities Act of 1933”, 15 U.S.C. 77r (b)(1)(A) and 77r (b)(1)(B); or

(II) Not a covered security but is traded in an organized market and has a market value of at least twenty million dollars, exclusive of the value of the shares held by the corporation’s subsidiaries, senior executives, directors, and persons known to the corporation owning more than ten percent of the shares; or

(III) Issued by an open-end management investment company registered with the federal securities and exchange commission under the federal “Investment Company Act of 1940”, 15 U.S.C. sec. 80a-1 et seq., and that may be redeemed at the option of the holder at net asset value.

(b) The applicability of subsection (2)(a) of this section is determined as of:

(I) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(II) The day before the effective date of the corporate action if there is no meeting of shareholders.

(c) Subsection (2)(a) of this section does not apply and appraisal rights are available pursuant to subsection (1) of this section for the holders of any class or series of shares that is required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than:

(I) Cash; or

(II) Shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfy the standards set forth in subsection (2)(a) of this section at the time the corporate action becomes effective.

(d) Subsection (2)(a) of this section does not apply and appraisal rights are available pursuant to subsection (1) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or as amended may limit or eliminate appraisal rights for any class or series of preferred shares; except that an amendment to the articles of incorporation does not apply to any corporate action that becomes effective within one year after the effective date of the amendment if:

(a) That action would otherwise afford appraisal rights; and

(b) The amendment limits or eliminates appraisal rights for shares that:

(I) Are outstanding immediately before the effective date of the amendment; or

(II) The corporation is or may be required to issue or sell after the effective date of the amendment pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment.

§ 7-113-103. Assertion of rights by nominees and beneficial owners

(1) A shareholder may assert appraisal rights as to fewer than all the shares registered in the shareholder’s name but owned by a beneficial owner other than the shareholder only if the shareholder objects with respect to all shares of the class or series owned by the beneficial owner and notifies the corporation in writing of the name and address and federal taxpayer identification number, if any, of each beneficial owner on whose behalf appraisal rights are being asserted. The rights of a shareholder who asserts appraisal rights under this subsection (1) for only part of the shares held of record in the shareholder’s name are determined as if the shares as to which the shareholder objects and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the beneficial owner only if the beneficial owner:

(a) Submits to the corporation the shareholder’s written consent to the assertion of the rights no later than the date specified in section 7-113-203(2)(b)(II); and

(b) Does so with respect to all shares of the class or series that are owned by the beneficial owner.

(3) The corporation may require that, when a shareholder objects with respect to the shares of any class or series held by any one or more beneficial owners, each such beneficial owner must certify to the corporation that the beneficial owner and the shareholder or shareholders of all shares of that class or series owned by the beneficial owner have asserted, or will timely assert, the beneficial owner’s appraisal rights as to all shares as to which there is no limitation on the ability to exercise appraisal rights. Any such requirement must be stated in the notice given pursuant to section 7-113-202.

§ 7-113-201. Notice of appraisal rights

(1) Where any corporate action specified in section 7-113-102(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this article 113. If the corporation concludes that appraisal rights are or may be available, a copy of this article 113 must accompany the meeting notice sent to those shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to section 7-111-104, the parent corporation shall notify in writing all shareholders of the subsidiary that are entitled to assert appraisal rights that the corporate action became effective. The notice shall be sent within ten days after the corporate action became effective and must include the materials described in section 7-113-203.

(3) Where any corporate action specified in section 7-113-102(1) is to be approved by written consent of the shareholders pursuant to section 7-107-104:

(a) Notice that appraisal rights are, are not, or may be available shall be given to each shareholder from whom a consent is solicited at the time consent of the shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article 113; and

(b) Notice that appraisal rights are, are not, or may be available shall be delivered, together with the notice to nonconsenting and nonvoting shareholders required by section 7-107-104(5.5); may include the materials described in section 7-113-203; and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article 113.

(4) Where corporate action described in section 7-113-102(1) is proposed or a merger pursuant to section 7-111-104 is effected, the notice required by subsection (1) or (3) of this section, if the corporation concludes that appraisal rights are or may be available and by subsection (2) of this section, must be accompanied by:

(a) The annual financial statements specified in section 7-116-105 of the corporation that issued the shares that may be subject to appraisal, which statements must be as of a date ending not more than sixteen months before the date of the notice and must comply with section 7-116-105; except that, if the annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(b) The latest available quarterly financial statements of the corporation, if any.

(5) The right to receive the information described in subsection (4) of this section may be waived in writing by a shareholder before or after the corporate action.

§ 7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action specified in section 7-113-102(1) is submitted to a vote at a shareholders’ meeting, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation, before the vote is taken, notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed corporate action.

(2) If a proposed corporate action specified in section 7-113-102(1) is to be approved by less than unanimous written consent, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3) A shareholder that fails to satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment under this article 113.

§ 7-113-203. Appraisal notice and form

(1) If a proposed corporate action requiring appraisal rights under section 7-113-102(1) becomes effective, the corporation shall deliver a written appraisal notice and form to all shareholders that may be entitled to assert appraisal rights.

(2) The appraisal notice required by subsection (1) of this section shall be sent no earlier than the date the corporate action specified in section 7-113-102(1) became effective, and no later than ten days after that date, and must:

(a) Include a form that:

(I) Specifies the first date of any announcement to shareholders, made before the date the corporate action became effective, of the principal terms of the proposed corporate action;

(II) If the announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and

(III) Requires the shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction;

(b) State:

(I) Where the form must be sent, where certificates for certificated shares must be deposited, and the date by which those certificates must be deposited, which date must not be earlier than the date for receiving the required form under subsection (2)(b)(II) of this section;

(II) A date by which the corporation must receive the form, which date must not be fewer than forty nor more than sixty days after the date the appraisal notice and form are required to be sent pursuant to the introductory portion to subsection (2) of this section, and state that the shareholder waives the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(III) The corporation’s estimate of the fair value of the shares;

(IV) That, if requested in writing, the corporation will provide to the shareholder so requesting, within ten days after the date specified in subsection (2)(b)(II) of this section, a statement of the number of shareholders that return the forms by the specified date and the total number of shares owned by them; and

(V) The date by which the notice to withdraw under section 7-113-204 must be received, which date must be within twenty days after the date specified in subsection (2)(b)(II) of this section; and

(c) Be accompanied by a copy of this article 113.

§ 7-113-204. Perfection of rights—right to withdraw

(1) A shareholder that receives notice pursuant to section 7-113-203 and that wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice given pursuant to section 7-113-203(2)(b)(II). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 7-113-203(2)(a). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 7-113-206. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (2) of this section.

(2) A shareholder who has complied with subsection (1) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice given pursuant to section 7-113-203(2)(b)(V). A shareholder that fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder that does not sign and return the form and, in the case of certified shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in section 7-113-203(2), is not entitled to payment under this article 113.

§ 7-113-205. Payment

(1) Except as provided in section 7-113-206, within thirty days after the date specified in section 7-113-203(2)(b)(II), the corporation shall pay in cash to those shareholders who complied with section 7-113-204(1) the amount the corporation estimates to be the fair value of their shares, plus interest.

(2) The payment to each shareholder pursuant to subsection (1) of this section must be accompanied by:

(a)

(I) The annual financial statements specified in section 7-116-105 of the corporation that issued the shares to be appraised, which statement must be as of a date ending not more than sixteen months before the date of payment; except that, if the annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(II) The latest available quarterly financial statements of the corporation, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 7-113-203(2)(b)(III); and

(c) A statement that shareholders described in subsection (1) of this section have the right to demand further payment under section 7-113-207 and that if any such shareholder does not do so within the period specified in section 7-113-207(2), the shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article 113.

§ 7-113-206. After-acquired shares

(1) The corporation may elect to withhold payment otherwise required by section 7-113-205 from any shareholder that was required to certify, but did not certify, that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notices sent pursuant to section 7-113-203(2)(a).

(2) If the corporation elected to withhold payment under subsection (1) of this section, it must, within thirty days after the date specified in section 7-113-203(2)(b)(II), notify all shareholders that are described in subsection (1) of this section:

(a) Of the information required by section 7-113-205(2)(a);

(b) Of the corporation’s estimate of fair value pursuant to section 7-113-205(2)(b);

(c) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 7-113-207;

(d) That those shareholders that wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(e) That those shareholders who do not satisfy the requirements for demanding appraisal under section 7-113-207 shall be deemed to have accepted the corporation’s offer.

(3) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (2)(d) of this section, the corporation shall pay in cash the amount it offered under section 7-113-206(2)(b) to each shareholder that agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(4) Within forty days after sending the notice described in subsection (2) of this section, the corporation shall pay in cash the amount it offered to pay under subsection (2)(b) of this section to each shareholder described in subsection (3) of this section.

§ 7-113-207. Procedure if shareholder is dissatisfied with payment or offer

(1) A shareholder that is paid pursuant to section 7-113-205 and is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment made under section 7-113-205. A shareholder that is offered payment under section 7-113-206 and is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.

(2) A shareholder that fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) of this section within thirty days after receiving the corporation’s payment or offer of payment under section 7-113-205 or 7-113-206, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 7-113-301. Court action

(1) If a demand for payment under section 7-113-207 remains unresolved, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 7-113-207 plus interest.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in:

(a) The district court for the county in this state in which the street address of the corporation’s principal office is located;

(b) The district court for the county in which the street address of its registered agent is located if the corporation has no principal office in this state; or

(c) The district court for the city and county of Denver if the corporation has no registered agent; except that, if the corporation is a foreign corporation without a registered agent, the corporation shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the merger.

(3)

(a) The corporation shall:

(I) Make all shareholders whose demands remain unresolved, whether or not residents of this state, parties to the proceeding as in an action against their shares; and

(II) Serve all parties with a copy of the petition.

(b) Service on each shareholder demanding appraisal rights must be by registered or certified mail or by electronic transmission to the address stated in the shareholder’s payment demand or, if no such address is stated in the payment demand, to the address shown on the corporation’s current record of shareholders for the shareholder holding the shares as to which appraisal rights are demanded, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(5) Each shareholder made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation for the shares; or

(b) For the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 7-113-206.

§ 7-113-302. Court costs and expenses

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article 113.

(2) The court in an appraisal proceeding may also assess the fees and expenses of the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with section 7-113-201, 7-113-203, 7-113-205, or 7-113-206; or

(b) Against either the corporation or one or more shareholders demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article 113.

(3) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to section 7-113-205, 7-113-206, or 7-113-207, the shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all expenses of the suit, including reasonable attorney fees.

§ 7-113-401. Other remedies limited

(1) The legality of a proposed or completed corporate action described in section 7-113-102(1) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(2) Subsection (1) of this section does not apply to a corporate action that:

(a) Was not authorized and approved in accordance with the applicable provisions of:

(I) Article 109, 110, 111, or 112 of this title 7;

(II) The articles of incorporation or bylaws; or

(III) The resolution of the board of directors authorizing the corporate action;

(b) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

(c) Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 7-108-501 and has been approved by the shareholders, in the same manner as is provided in section 7-108-501, as if the interested transaction were a director’s conflicting interest transaction; or

(d) Was approved by less than unanimous consent of the voting shareholders pursuant to section 7-107-104 if:

(I) The challenge to the corporate action is brought by a shareholder that did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected; and

(II) The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

Exhibit 99.1

PLEASE ACT TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

FirstBank Holding Company

Special Meeting of Stockholders

To be held November 14, 2025

The stockholder(s) hereby appoint Kevin Classen as proxy with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of First Bank Holding Company that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9 a.m. Mountain Time on November 14, 2025, virtually via live webcast at www.cesonlineservices.com/fbhc25_vm, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER PROPOSAL AS SET FORTH IN PROPOSAL 1 AND FOR ANY ADJOURNMENT OF THE SPECIAL MEETING OF STOCKHOLDERS AS SET FORTH IN PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of FirstBank Holding Company common stock for the upcoming Special Meeting of Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet:

Please access www.fcrvote.com/FBHC. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique control number printed below.

Submit your proxy by Phone:

Please call toll-free in the U.S. or Canada at 1-866-402-3905 on a touch-tone phone. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by phone or Internet 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy card.

Submit your proxy by Mail:

Please complete, sign, date and return the proxy card in the envelope provided to: FirstBank Holding Company, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark your vote as indicated in this example

 We recommend that you vote “FOR” each of the Proposals:

1.	To consider and vote upon a proposal (the “merger proposal”), to approve and adopt the merger agreement; and	FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	To consider and vote upon a proposal (the “adjournment proposal”), to adjourn the FBHC special meeting, if necessary or appropriate.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Dated: , 2025

Signature

Signature (if held jointly)

Titles(s)

NOTE: Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.